As filed with the Securities and Exchange Commission on May 4, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EyeTel Imaging, Inc.

(Name of Small Business Issuer In Its Charter)

Delaware	8099	54-1786082
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9130 Guilford Road
Columbia, MD 21046
(301) 483-6167

(Address and Telephone Number of Principal Executive Offices)

John C. Garbarino
President and Chief Executive Officer
EyeTel Imaging, Inc.
9130 Guilford Road
Columbia, MD 21046
(301) 483-6167
Fax: (301) 483-6168

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Paul Jacobs, Esq.	Douglas S. Ellenoff, Esq.
Mara H. Rogers, Esq.	Lawrence A. Rosenbloom, Esq.
Fulbright & Jaworski L.L.P.	Ellenoff Grossman & Schole LLP
666 Fifth Avenue	370 Lexington Avenue
New York, New York 10103	New York, New York 10017-6503
(212) 318-3000	(212) 370-1300
Fax: (212) 318-3400	Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, $0.001 par value per share	$28,750,000	$883

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(1)

Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)

Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	SUBJECT TO COMPLETION, DATED MAY 4, 2007

        Shares
Common Stock

This is the initial public offering of our common stock. We are offering                     shares of common stock. We currently expect the initial public offering price to be between $             and $             per share. Currently, no public market exists for our common stock. We intend to apply to have our common stock listed on the American Stock Exchange under the symbol “            ”.

Investing in our common stock involves significant risks that are described in the “Risk Factors” section beginning on page 9 of this prospectus.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Non-accountable expense allowance(1)	$	$
Proceeds to us (before expenses)(2)	$	$

——————

(1)

A non-accountable expense allowance in the amount of 2% of the gross proceeds of the offering, or $             per share, will be payable to Maxim Group LLC, the representative of the underwriters.

(2)

We estimate that the total expenses of this offering, excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $             .

We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase up to an additional                shares of common stock from us at the public offering price, less the estimated underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This is a firm commitment underwriting. The underwriters expect to deliver the shares of common stock to purchasers on or about                             , 2007.

Maxim Group LLC

The date of this prospectus is                        , 2007

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and are seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information and industry publications. While we believe that the statistical data, market data and other industry data, and forecasts are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. DigiScope® is a registered trademark of EyeTel Imaging, Inc. HEDIS® is a registered trademark of the National Committee for Quality Assurance.

PROSPECTUS SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements and the results shown herein are not necessarily indicative of the results to be expected in any future periods. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”

Unless the context otherwise requires or indicates, when used in this prospectus, the terms “we,” “our,” “us,” “the Company” and “EyeTel” in this prospectus refer to EyeTel Imaging, Inc.

Overview

We are a medical diagnostic company that designs, develops and commercializes proprietary technology and services for detecting three leading causes of preventable blindness:

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age-related macular degeneration, or AMD;

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glaucoma; and

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diabetic retinopathy.

There are frequently no symptoms or warning signs of these diseases until vision is affected. As a result, early detection followed by appropriate treatment is critical to the prevention of vision loss. Our EyeTel Retinal Imaging System, which we refer to herein as the EyeTel System, is an imaging and diagnostic system that helps detect these diseases at early stages when various treatment options for preserving vision are available.

Currently, AMD, glaucoma and diabetic retinopathy are most often diagnosed by an ophthalmologist or optometrist performing dilated eye examinations. Photography of the fundus (the back of the eye) has been used historically to document pathology once it is identified. Recently, however, eye care professionals have begun using advanced retinal imaging systems such as the EyeTel System to help detect pathology evidencing disease.

The EyeTel System is currently used in primary diabetes care practices of medical and osteopathic doctors (such as endocrinologists and family physicians) to detect diabetic retinopathy in their patients. We are also targeting optometry practices that provide primary eye care for use of the EyeTel System to help detect AMD, glaucoma, and diabetic retinopathy. In early 2007, we launched a new version of the EyeTel System for the optometry market. It is based on our DigiScope® hardware platform with a different software application which provides a broader array of selectable features (including different imaging modes and built-in report generation tools) to specifically meet the needs of optometrists. We anticipate generating revenue from our optometry product in the third quarter of 2007.

The EyeTel System is based on patented technology developed at the Wilmer Eye Institute of The Johns Hopkins University and commercialized by us under an exclusive licensing agreement. It is comprised of the DigiScope®, a medical device which takes high resolution retinal images, and a telemedicine image analysis service provided by the EyeTel Reading Center to identify pathology indicative of eye disease. The EyeTel Reading Center is a division of our company that is staffed by specialists, or “readers,” who analyze images. By contract, an ophthalmologist from the Wilmer Eye Institute is responsible for oversight of reader training, continuing education, and quality assurance. For primary diabetes care physicians, the EyeTel Reading Center reviews all patient images and issues a report detailing any findings. Optometric physicians may choose to analyze the DigiScope® images themselves or send them to the EyeTel Reading Center for analysis.

Our business model is structured to produce recurring revenues from each customer. We maintain ownership of each leased DigiScope® and charge our customers for use of the imaging system on a per patient examination basis with either minimum quarterly fees or monthly lease payments required. Primary diabetes care practices pay an upfront installation and training fee, monthly rent on the DigiScope®, and a fee for EyeTel Reading Center image analysis per patient examination. Optometry practices pay an installation and training fee and a per patient examination processing fee with guaranteed minimum quarterly payments. As a result of our leasing and per patient service model, we believe that the EyeTel System presents a lower-cost alternative for our customers than other commercially available, high quality imaging systems and is differentiated from other commercial systems because of its telemedicine access to expert image analysis.

Our DigiScope® has received 510(k) clearance by the U.S. Food and Drug Administration, which we refer to herein as the FDA. The DigiScope®, which has been on the market since 2000, is currently in its fourth generation of technological development. Since our inception, we have imaged over 50,000 patients with the DigiScope®.

Market Opportunity

The four leading causes of preventable vision loss in the United States are AMD, glaucoma, diabetic retinopathy and cataracts. The EyeTel System is used to detect AMD, glaucoma and diabetic retinopathy, each of which relate to the back of the eye known as the fundus.

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AMD strikes at the macula and leads to symptoms including distorted or blurred vision. According to the Eye Diseases Prevalence Research Group, more than 1.75 million Americans have AMD today and it is estimated that AMD will affect almost 3 million Americans by 2020.

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Glaucoma is a group of diseases that cause vision loss through damage to the optic nerve. According to a 2002 Harvard Health Publications Study, over 2 million Americans have glaucoma today, but over half of these cases have not been diagnosed.

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Diabetic retinopathy is a retinal vascular disorder that occurs as a complication of diabetes when abnormal blood sugar levels damage small blood vessels in the retina. According to the Eye Diseases Prevalence Research Group, of the approximately 20 million Americans who have either type-I or type-II diabetes, over 5 million have diabetic retinopathy. The National Eye Institute states it is a leading cause of blindness in working age adults.

AMD and glaucoma are age-related and are becoming more prevalent as baby-boomers move past middle age. All Americans over 50 years old and African-Americans and Hispanics over 40 years old are at increasing risk of these diseases. These groups represent a total of approximately 90 million Americans. The incidence of diabetic retinopathy is growing rapidly due to the underlying growth of diabetes. The National Eye Institute estimates that over 20 million Americans have diabetes, and of the approximately 14.6 million Americans that have been diagnosed, 40% to 45% have some stage of diabetic retinopathy. Based on the current pricing and reimbursement for the EyeTel System, we estimate that the potential U.S. market for testing for AMD, glaucoma and diabetic retinopathy is greater than $2 billion annually.

Competitive Strengths

We believe that the following competitive strengths will allow us to continue our growth and to benefit from favorable market trends:

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Better Care, Better Bottom Line. The EyeTel System provides our customers with a state-of-the-art tool to help preserve vision through early detection of diseases that can result in vision loss if they go undetected and untreated. With widespread third-party payer coverage for primary diabetes care practices and for optometrists that are participating providers, an extensive practice support program and our low cost pay-as-you-go pricing, we believe that the EyeTel System can become a profitable service for practices more quickly than the offerings of our competitors.

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An Effective Low Cost Alternative. We believe that the EyeTel System is a lower cost alternative than other commercially available, high quality imaging systems. The EyeTel System is specifically designed for retinal disease detection and the DigiScope® is manufactured in China, resulting in a low product cost to us. This allows us to price the EyeTel System competitively, making it, we believe, cost effective for most primary diabetes care and optometry practices.

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Telemedicine Image Analysis Services. The EyeTel System goes beyond offering the benefits of retinal imaging through its telemedicine service, which provides expert analysis of images by highly trained readers at the EyeTel Reading Center. This service allows potentially vision-saving diagnostic technology to be in locations convenient for the patient, which we believe may facilitate earlier detection of disease in more individuals.

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Strong Distribution in Primary Diabetes Care. At March 31, 2007, approximately 180 primary diabetes care practices use the EyeTel System and have imaged approximately 50,000 patients. In October 2006, we entered into our first distribution partnership, an exclusive relationship with NeuroMetrix, Inc. (NASDAQ:NURO), a company that provides nerve conduction testing equipment to primary diabetes care practices and other physician practices. We estimate that approximately 3,000 of NeuroMetrix’s current customers are potential customers of the EyeTel System. We anticipate that other prospective EyeTel customers may result from the growth in NeuroMetrix’s customer base through the efforts of its 50-person sales organization.

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Enhanced Business Metrics for Physicians. Our ability to assist primary diabetes care physicians in improving compliance for annual eye examinations among patients with diabetes and providing the appropriate medical record documentation results in better published quality ratings for practices and, in some instances, incremental pay-for-performance revenue. In optometry, the EyeTel System provides optometric physicians with an advanced tool to better diagnose eye disease while not requiring valuable physician time. In addition, the availability of expert consultation from the EyeTel Reading Center enables the optometric physician to retain patients that might ordinarily be referred out to a specialist for a consultation and potentially be lost to the practice as a result.

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Potential for Recurring Revenues. Our business model is structured to produce recurring revenues from each customer. In primary diabetes care practices, physicians pay an upfront installation and training fee, monthly rent on the DigiScope®, and per patient examination fees for EyeTel Reading Center image analysis. In optometry, optometrists pay an installation and training fee and a per patient examination processing fee with guaranteed minimum quarterly payments.

Strategy

We will seek to grow by pursuing the following business strategies:

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Expand Sales and Marketing Efforts. Through our relationship with NeuroMetrix, we will seek to access more than 3,000 of NeuroMetrix’s current primary diabetes care customers, as well as their new customers, whom we believe to be potential customers for the EyeTel System. In addition, we intend to devote significant resources in the future, including proceeds from this offering, to developing our own direct sales force to address the optometry market. We believe that potential customers for the EyeTel System include approximately 12,000 primary diabetes care physicians and over 20,000 optometrists.

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Develop Partnerships with Optical Retailers. According to Vision Monday, retail chains have commanded a significant share of the vision care market, with the top 50 chains accounting for over 8,800 optical retailer locations, many of which include an optometry practice. We believe that partnering with optical retailer chains facilitates and expedites placement of the EyeTel System with optometrists. Currently, we have a non-binding arrangement with For Eyes Optical Company, a full service optometry chain with over 140 locations, under which they are to help promote the EyeTel System to independent optometrists who practice in For Eyes locations.

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Expand Distribution Outside the United States. Preventable vision loss is a world wide problem. EyeTel’s telemedicine capabilities allow us to bring expertise to any place with electricity and an Internet connection. We intend to identify partners to distribute our system outside the United States, although no such arrangements are imminent.

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Expand Clinical Uses for the System. We intend to continue to fund research and development efforts at the Wilmer Eye Institute and otherwise as we seek to both improve and potentially create additional uses for the EyeTel System, such as cataract detection.

Recent Developments

On December 28, 2006, and in April and May 2007, we borrowed an aggregate of $6,426,976 from certain investors (including Bain Capital Ventures and Radius Ventures) in private transactions exempt from registration under the Securities Act of 1933, as amended. The final closing of these transactions occurred on May 2, 2007. These borrowings were evidenced by convertible promissory notes that mature on December 28, 2007 and bear interest at a rate of 10% per annum. The notes generally may not be prepaid in whole or in part prior to maturity without the consent of the holders of a majority of the outstanding principal amount of the notes. Under certain specified circumstances, the notes are subject to either mandatory or optional conversion into shares of our preferred stock. In connection with the closing of this offering, on a mandatory basis, the notes will convert into shares of our common stock at a price per share equal to the lower of $1.394 and the price paid by the public in this offering.

Purchasers of our convertible notes were also issued warrants to purchase the number of shares of our Series B preferred stock that can be purchased at $1.394 per share with aggregate proceeds equal to 30% of the outstanding principal amount of such purchasers’ notes. In connection with the closing of this offering, these warrants will become exercisable for shares of our common stock at a price per share equal to the lower of $1.394 and the price paid by the public in this offering.

Company History

EyeTel was founded in 1996 by Kevin Quinn, currently our Vice President, Business Development, and began operations in January 1997 when we signed a license agreement with The Johns Hopkins University to develop and commercialize the DigiScope®.

From January 1997 through April 2000, EyeTel supported research conducted by Ran Zeimer, Ph.D., Professor of Ophthalmology at the Wilmer Eye Institute and inventor of the DigiScope®, and other scientists from the Wilmer Eye Institute. A patent covering the technology underlying the DigiScope® was granted to The Johns Hopkins University in the United States in August 1999. We filed a 510(k) application for the DigiScope® and received FDA clearance in 1999. In July, 2001, we entered into an agreement with the Wilmer Eye Institute to provide clinical and quality oversight for the EyeTel Reading Center and completed the software development for the reading center.

From 2001 to 2003, we began our initial market development, with a focus on obtaining third-party reimbursement for the EyeTel System, compliance with Health Employer Data and Information Set, or “HEDIS®,” quality standards, and establishing a high quality, low cost manufacturing capability.

In January 2004, we completed our Series B convertible preferred stock financing led by Bain Capital Ventures and Radius Ventures, pursuant to which we received gross proceeds of $11,604,626, of which $422,489 represented the surrender of outstanding debt. Over the next two years, we expanded our third-party payer coverage to include most national health insurers as well as many regional plans, and continued our research, development and marketing efforts.

In April 2006, we hired John Garbarino as our new Chief Executive Officer and in May 2006 we hired Keith Frey as our new Chief Financial Officer. Subsequently, we implemented a major shift in strategy and took actions aimed at enhancing our operations by:

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strengthening the management team while cutting corporate overhead;

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improving the quality, reliability and performance of the DigiScope® while reducing the unit production cost;

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expanding our relationships with our contract manufacturer in China to broaden our software development capability and testing, and by providing additional research funding to The Johns Hopkins University for work to be conducted by Dr. Zeimer related to further development of imaging devices;

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restructuring existing customer contracts to change the billing process for primary diabetes care from having EyeTel responsible for the billing of third-party payers to having the practices responsible for the direct billing of third-party payers;

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increasing our sales and service capabilities to more rapidly exploit the opportunities in primary diabetes care through our relationship with NeuroMetrix; and

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introducing our EyeTel System to the optometry market and signing our promotion arrangement with For Eyes Optical Company.

Risk Factors

Our business is subject to numerous significant risks as discussed more fully in the section entitled “Risk Factors” beginning on page 9 of this prospectus. Principal risks of our business include:

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We have incurred significant operating losses since our inception and cannot assure you that we will achieve profitability.

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As a result of our lack of financial liquidity and negative stockholders’ equity, there is substantial doubt about, and our auditors’ report for our 2006 financial statements contains a statement concerning, our ability to continue as a “going concern.”

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We have identified material weaknesses involving the retention of appropriate books and records, our billing and collections practices, and the accurate valuation and related disclosures of our equity instruments which, in each case, could materially and adversely affect our business and financial condition.

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Our exact future capital needs are uncertain and we will likely need to raise additional funds in the future. These funds may not be available on acceptable terms or at all and may be dilutive to your holdings in our company.

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We currently rely entirely on leasing and usage of the EyeTel System to generate revenues, and any factors that negatively impact the leasing and usage of the EyeTel System could significantly reduce our ability to generate revenues.

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We depend on a patent licensed to us by The Johns Hopkins University as well as other contractual relationships with the university (Wilmer Eye Institute) relating to the EyeTel Reading Center.

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If our exclusive primary diabetes care distributor, NeuroMetrix, Inc., is unable to market the EyeTel System to primary diabetes care physicians, our ability to increase our revenues will be limited.

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We have a limited operating history in the optometry market on which to evaluate our potential for future success and determine if we will be able to execute our business plan. This makes it difficult to evaluate our future prospects for success and the risk of failure of our business.

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If primary diabetes care physicians or other healthcare providers are unable to obtain sufficient reimbursement from third-party healthcare payers for procedures using the EyeTel System, the use of the EyeTel System by existing customers and future leasing opportunities will be severely harmed.

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We are dependent on a single source manufacturer located in China with whom we have no long-term agreement, to produce DigiScopes®, and any change in our relationship with this manufacturer could prevent us from delivering products to our customers in a timely manner and may adversely impact our future revenues and costs.

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If we are unable to expand, develop and retain our sales force, our future revenue growth may be limited and our expenses may increase.

Our Corporate Information

We were incorporated in Delaware in January 1996 as The EyeTel Corporation. In March 2002, we changed our name to EyeTel Imaging, Inc. Our principal executive offices are located at 9130 Guilford Road, Columbia, MD 21046, and our telephone number is (301) 483-6167.

THE OFFERING

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Use of proceeds

Our current estimate of the use of the net proceeds from this offering is as follows: (i) capital expenditures for DigiScopes® (43%); (ii) marketing costs and development of our optometry sales force (31%); (iii) repayment of principal and interest on our long-term debt as and when due (13%);
(iv) research and development (7%); and (v) general corporate purposes, including working capital (6%). We will, however, have broad discretion over the use of net proceeds of this offering and these estimates may change over time.

Proposed American Stock Exchange symbol	“ ”

Except as otherwise noted, all share information in this prospectus assumes:

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an initial public offering price of $               , the mid point of the estimated initial public offering price range;

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the conversion of all shares of outstanding Series B preferred stock into 13,704,875 shares of common stock upon the closing of this offering;

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the conversion of the principal amount of all outstanding convertible promissory notes into an aggregate of 4,610,457 shares of common stock upon the closing of this offering;

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the conversion in connection with the closing of this offering of outstanding warrants exercisable for shares of our preferred stock into warrants exercisable for shares of our common stock;

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that the underwriters do not exercise their over-allotment option to purchase up to an additional       shares of our common stock; and

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the filing of our amended and restated certificate of incorporation, which will occur prior to the closing of this offering.

Except as otherwise noted, the share information in this prospectus does not include:

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4,128,508 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $0.32 per share, which will represent    % of our outstanding shares on a fully diluted basis upon the closing of this offering;

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1,855,165 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price equal to $1.394 per share, which will represent    % of our outstanding shares on a fully diluted basis upon the closing of this offering;

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500,000 shares of common stock issuable upon the exercise of an outstanding warrant that is subject to vesting based upon achievement of performance milestones, none of which milestones have been achieved, at an exercise price equal to $0.16 per share, which will represent    % of our outstanding shares on a fully diluted basis upon the closing of this offering;

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                   shares of common stock issuable upon the exercise of warrants to be sold to the underwriters with an exercise price equal to $             per share;

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approximately 175,000 shares of common stock representing accrued but unpaid interest issuable in connection with the conversion of all outstanding convertible promissory notes upon the closing of this offering; and

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                   shares of common stock reserved for future awards under our long-term incentive plan.

SUMMARY FINANCIAL DATA

The summary financial data for the fiscal years ended December 31, 2006 and 2005 set forth below was derived from our audited financial statements that are included elsewhere in this prospectus, for the respective periods. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods. You should read the following information together with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and accompanying notes included elsewhere in this prospectus.

Statement of Operations Data:

	Year Ended December 31,
	2006	2005
Revenues:
Imaging and reading services	$684,096	$392,169
DigiScope® rental fees	260,278	145,468
Installation fees	261,750	103,675
Total revenues	$1,206,124	$641,312

Cost of revenues	1,044,650	556,426
Research and development	506,143	553,226
Sales and marketing	2,070,419	2,812,202
General and administrative	4,513,273	4,601,352
Loss from operations	$(6,928,361)	$(7,881,894)

Interest income	124,522	94,704
Interest expense	(594,027)	—

Net loss	$(7,397,866)	$(7,787,190)

Accretion of redeemable preferred stock to redemption value	(2,275,449)	(2,717,350)

Net loss applicable to common stockholders	(9,673,315)	(10,504,540)

Net loss per common share, basic and diluted	$(14.19)	$(17.45)
Shares used in calculation of basic and diluted net loss per common share	681,574	601,861

Pro forma net loss per common share, basic and diluted (unaudited)	$(0.51)
Shares used in calculation of pro forma basic and diluted net loss per common share (unaudited)	18,996,906

The following table presents summary balance sheet data as of December 31, 2006:

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on an actual basis;

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on a pro forma basis to give effect to:

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the conversion of all of our outstanding shares of Series B preferred stock into 13,704,875 shares of our common stock upon the closing of this offering;

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the conversion of the principal amount of all of our outstanding convertible promissory notes into an aggregate of 4,610,457 shares of our common stock upon the closing of this offering;

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the conversion in connection with the closing of this offering of outstanding warrants exercisable for shares of our preferred stock into warrants exercisable for shares of our common stock; and

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on a pro forma as adjusted basis to give effect to the pro forma adjustments described above and the sale of                      shares of our common stock in this offering at an assumed price of $         per share (the mid

point of the estimated initial public offering price range), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Balance Sheet Data:

	As of December 31, 2006
	Actual	Pro Forma	Pro Forma as Adjusted

Cash and cash equivalents	$2,425,447	$6,352,423	$
Convertible bridge loan	1,863,695	—
Preferred stock warrants	995,809	—
Redeemable convertible preferred stock	23,601,172	—
Common stock	734	19,049
Additional paid-in capital	7,588,604	33,461,364
Subscription receivable	(28,111)	(28,111)
Accumulated deficit	(33,890,328)	(29,393,751)
Total stockholders’ equity (deficit)	(26,329,101)	4,058,551

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks described below and the other information in this prospectus, including our financial statements and the related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, they may have a material adverse effect on our business, financial condition and results of operations. In this event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

We have incurred significant operating losses since our inception and cannot assure you that we will achieve profitability.

We have incurred significant net losses since our inception in 1996, including net losses of approximately $7.4 million in 2006. We began commercial leasing and usage of the EyeTel System in 2000 and we have yet to demonstrate that we can generate sufficient revenues to become profitable. The extent of our future operating losses and the timing of profitability are highly uncertain and we may never achieve or sustain profitability. At December 31, 2006, we had an accumulated deficit of approximately $33.9 million. We cannot assure you that we will ever generate sufficient revenues from product leasing and usage to achieve profitability. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we may not ever achieve profitability and the value of your investment could decline significantly.

As a result of our lack of financial liquidity and negative stockholders’ equity, there is substantial doubt about our ability to continue as a “going concern.”

As a result of our continued losses and the debt incurred by us in connection with our recent financings, $4,000,000 principal amount of which will remain outstanding after the closing of this offering, there is substantial doubt as to our ability to continue as a going concern. Our lack of sufficient liquidity could make it more difficult for us to secure additional financing or enter into strategic relationships with distributors on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we may obtain. Our continuation as a “going concern” is dependent upon achieving profitable operations and related positive cash flow and satisfying our immediate cash needs by external financing until we are profitable. Our plans to achieve profitability include expanding our customer base and increasing revenue. No assurances can be given, however, that we will be able to achieve these goals or that we will be able to continue as a going concern.

We have identified material weaknesses involving the retention of appropriate books and records, our billing and collection practices, and the accurate valuation and related disclosure of our equity instruments which, in each case, could materially and adversely affect our business and financial condition.

In connection with the preparation of our audited financial statements for the fiscal years 2005 and 2006, we identified the following material weaknesses in our internal controls over financial reporting, which could materially and adversely affect our business and financial condition:

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Prior to 2007, our billing procedures and collections were outsourced to a third-party vendor, which was responsible for collecting outstanding account balances on our behalf from insurance providers. The third-party vendor periodically made deposits of the proceeds into an EyeTel lockbox account, but it lacked the ability to provide detail of the customer accounts to which such proceeds were to be applied. The inability to properly apply cash receipts to customer accounts can lead to misstatements in allowances for doubtful accounts and accounts receivable balances. We have made steps towards remediating this weakness effective as of January 1, 2007 by changing our billing and collection practices so that our customers are responsible for billing and collecting from insurance providers and reimbursing us (through our third-party vendor) for fees relating to the leasing and use of the EyeTel System.

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As of December 31, 2005 and 2006, we did not have a standard policy in place for records retention. As such, we may not be able to adequately prepare our financial statements. As of the date of this prospectus, we have not adopted or implemented a formal records retention policy.

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In addition, in connection with the preparation of our audited financial statements for the 2006 fiscal year, we failed to provide our auditors an accurate valuation and related disclosures of our equity based compensation. Failure to accurately value equity based compensation and our redeemable financial instruments may result in a failure to recognize associated expenses.

 We cannot assure you that the measures we have taken or will take to remediate the identified material weaknesses will result in adequate controls over our financial processes and reporting in the future. Our failure to establish appropriate internal controls over financial reporting could result in a material misstatement to our financial statements that would not be prevented or detected.

Our exact future capital needs are uncertain and we will likely need to raise additional funds in the future. These funds may not be available on acceptable terms or at all and may be dilutive to your holdings in our company.

We believe that our current cash and cash equivalents, including the proceeds from this offering, together with our short-term investments and the cash to be generated from expected product leasing and usage, will be sufficient to meet our projected operating requirements for at least the next 12 months. However, given that our current and projected revenue generation is unlikely to make us self sustaining for the foreseeable future, we will likely seek additional funds from public and private stock offerings, borrowings under credit lines or other sources in the future. Our capital requirements will depend on many factors, including:

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the revenues generated by the leasing and use of the EyeTel System and any other products that we develop;

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the costs associated with expanding our sales and marketing efforts;

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the expenses we incur in manufacturing and marketing our products;

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the costs of developing new products or technologies and enhancements to existing products;

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costs associated with any expansion; and

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the costs associated with capital expenditures (most notably DigiScopes® we lease to our customers).

We lease our DigiScope® to our customers and retain title to the device. As such, we are responsible for carrying all of the cost of the DigiScopes® we place with our customers. We expect a major use of our cash resources over at least the next year, including a significant portion of the proceeds of this offering, will be to fund the cost of DigiScopes®. We will in the future seek to borrow funds from a third-party lender for this purpose, using our device and the projected income stream it will generate from our customers as collateral, once the EyeTel System is well established in the market. We cannot assure you, however, that we will be able to find a lender willing to offer terms acceptable to us or even to find any lender at all. If we are unable to finance the cost of DigiScopes® through new borrowings, we would need to rely on cash generated by our operations to cover this significant investment or alternative sources of financing. We cannot assure you that we will generate sufficient cash for these purposes or that other financing alternatives will be available.

Funding which we may require in the future may not be available on favorable terms, or at all. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our potential products or proprietary technologies, or grant licenses on terms that are not favorable to us. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements. If any of these events occurs, our ability to achieve our development and commercialization goals would be adversely affected.

We currently rely entirely on leasing and usage of the EyeTel System to generate revenues, and any factors that negatively impact our leasing and usage of these products and services could significantly reduce our ability to generate revenues.

We introduced the EyeTel System to the market in 2000. We derive all of our revenues, rental fees and imaging fees from the EyeTel System, and we expect that this will continue to constitute the substantial majority of our revenue for the foreseeable future. Accordingly, our ability to generate revenues is in large part reliant on our ability to market and sell the system, either directly through our own sales force or through third-party distributors. Our ability to lease and derive revenue from the use of our EyeTel System may be negatively impacted by many factors, including:

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claims that our products infringe on patent rights or other intellectual property rights owned by other parties;

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loss or termination of our license with The Johns Hopkins University or any impairment or termination of our contractual relationship with the Wilmer Eye Institute;

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changes in reimbursement rates or policies relating to our products by third-party payers;

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the failure of the market to accept our products;

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manufacturing problems;

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adverse regulatory or legal actions relating to our products;

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competitive pricing and related factors; and

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results of clinical studies relating to our products or our competitors’ products.

If any of these events occurs, our ability to generate revenues could be significantly impaired.

We depend on a patent licensed to us by The Johns Hopkins University as well as other contractual relationships with the University (Wilmer Eye Institute) relating to the EyeTel Reading Center.

We possess our rights with respect to the patents underlying the DigiScope® through a patent licensing agreement with The Johns Hopkins University. The license agreement generally grants us exclusive rights with respect to the patents, subject to certain rights retained by The Johns Hopkins University for non-profit research purposes; however, if we determine not to seek patent protection in any given country, The Johns Hopkins University may seek patent protection and license any resulting patents to third parties or otherwise exploit such patents for its own exclusive benefit. Currently, we are the exclusive licensee with respect to patents issued in the United States, China, Indonesia, Australia, Israel, Hong Kong and Mexico. We have determined not to seek patent protection in Canada or the European Union, although The Johns Hopkins University has agreed that nonetheless we may retain exclusive rights in those jurisdictions. Our decision not to seek patent protection in Canada and the European Union could negatively impact our ability to compete in those jurisdictions.

Under the license agreement, we are required to pay The Johns Hopkins University royalties ranging from three to three and one-half percent of our net revenues. In the event that we breach the licensing agreement, including as a result of the failure to make required royalty payments to The Johns Hopkins University, or the failure to exercise commercially reasonable efforts to commercialize the technology, we could lose the licensing rights to the DigiScope® technology. The loss of the patent license would have a material adverse effect on us and our continued operations.

Also, since The Johns Hopkins University is an academic institution, our license agreement with it is subject to the federal Bayh Dole Act, pursuant to which the federal government has certain limited rights to use the technology and even to require us to grant a license to one or more third parties if we are not fully developing the technology.

In addition to the licensing agreement, we have also entered into an agreement with The Johns Hopkins University (Wilmer Eye Institute) pursuant to which the institute provides certain quality control oversight to the EyeTel Reading Center. This agreement adds significant value to the EyeTel System. We also may benefit from contractual relationships with The Johns Hopkins University (Wilmer Eye Institute) in the area of research and development. The Johns Hopkins University conducts certain research projects, funded by outside sources, involving the DigiScope®. We have contractual commitments to support these research projects and if results are positive, we may benefit indirectly from the studies and the publication of the results. It may be necessary in the future for us to increase our research and development budget to conduct ongoing or additional research. Termination of these agreements and our inability to replace them with similar agreements with another academic institution would have a material adverse effect on our business.

If our exclusive primary diabetes care distributor, NeuroMetrix, Inc., is unable to market the EyeTel System to primary diabetes care physicians, our ability to increase our revenues will be limited.

In October 2006, we entered into a distribution agreement with NeuroMetrix, Inc., pursuant to which NeuroMetrix acts as our exclusive distributor in the United States for the primary diabetes care market. We estimate that approximately 3,000 of NeuroMetrix’s current customers and many of their prospective customers are potential customers for the EyeTel System and we anticipate that a significant portion of our revenue will come from this distribution channel. As these physician practices traditionally have not been targeted by companies selling equipment used to perform eye examinations, NeuroMetrix may face difficulties in placing our system with them. These physicians may be reluctant to make the investment to lease the DigiScope® and alter their existing practices.

In addition, NeuroMetrix is currently subject to an investigation by the Office of Inspector General, or OIG, within the Department of Health and Human Services based on a subpoena served to NeuroMetrix in the second quarter of 2006 relating to its referral practices, among other things. NeuroMetrix is also the subject of an investigation by the United States Department of Justice, although it has not yet been informed of the subject matter of this investigation or received any formal requests for information relating to it. These investigations highlight the uncertainty as to whether EyeTel will be able to generate significant sales from this distribution relationship. Our ability to terminate this distribution relationship is generally limited by the terms of our agreement with NeuroMetrix and, in particular, we are precluded from terminating the relationship for poor sales performance by NeuroMetrix during the first twelve months of the arrangement. If NeuroMetrix is unable to market the EyeTel System to primary diabetes care physicians in the United States and we are unable to identify or access alternative distribution channels, our ability to increase our revenues will be impaired.

We have a limited operating history in the optometry market on which to evaluate our potential for future success and determine if we will be able to execute our business plan. This makes it difficult to evaluate our future prospects and the risk of success or failure of our business.

We launched our optometry product in February 2007 and while we have conducted development as well as sales and marketing activities, we have generated no revenues from the optometry market to date. Consequently, our historical results of operations may not give you an accurate indication of our future results of operations or prospects. You must consider our business and prospects in light of the risks and difficulties we will encounter as we attempt to penetrate the optometry market. These risks include:

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our ability to recruit and retain an effective internal sales force;

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our ability to effectively and efficiently market and distribute our products through our internal sales force; and

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our ability to attain acceptance in the optometry market for the EyeTel System.

We may not be able to address these risks and difficulties, which could materially and adversely affect our revenues, operating results and our ability to continue to operate our business.

We are dependent on a single source manufacturer to produce DigiScopes®, and any change in our relationship with this manufacturer could prevent us from delivering products to our customers in a timely manner and may adversely impact our future revenues or costs.

We currently rely on a single third-party manufacturer, TopZone Electronics Inc., or TopZone, located in Changsha, China, to manufacture all of our DigiScopes®. We believe we represent a significant portion of TopZone’s business. We do not have a long-term contract with TopZone; instead, TopZone manufactures DigiScopes® on a purchase order basis. In the event that TopZone ceases to manufacture DigiScopes® in a timely manner and on terms acceptable to us, we would be forced to locate an alternate manufacturer. Additionally, if TopZone experiences a failure in its production process, is unable to obtain sufficient quantities of the components necessary to manufacture our product or otherwise fails to meet our quality requirements, we may be forced to delay the manufacture and placement of DigiScopes® or locate an alternative manufacturer. We may be unable to locate a suitable alternative manufacturer for our product on terms acceptable to us, or at all and our ability to supply our customers will be severely limited until we are able to engage an alternate manufacturer or, if applicable, resolve any issues with TopZone. This situation could prevent us from delivering DigiScopes® to our customers in a timely manner, lead to decreased revenues or increased costs, or harm our reputation with our customers. Also, the owner of TopZone is the brother-in-law of one of our employees. Any deterioration in the relationship between these two individuals or between us and this employee could impair our relationship with TopZone and the terms on which we do business with them.

TopZone contracts with Xintian Fine Optical Instrument Corporation in Guiyang China for the optical head of the DigiScope®, which is the most complex and important sub-component of the DigiScope®. If Xintian were to fail to provide optical heads for our DigiScope® production we would be required to find alternative suppliers of optical heads. Since most of the components are standard off the shelf optical materials, we believe we could find alternative suppliers, but we could experience a temporary reduction in supply and an increase in cost for the DigiScope®.

In order for us to expand our business within the United States and internationally, TopZone must be able to provide us with DigiScopes® in substantial quantities, in compliance with regulatory requirements, in accordance with agreed upon specifications, at acceptable cost and on a timely basis. Because we already represent a significant portion of TopZone’s business, our anticipated growth may strain the ability of TopZone to deliver an increasingly large supply of DigiScopes® and obtain materials and components in sufficient quantities. Manufacturers often experience difficulties in scaling up production, including problems with production yields and quality control and assurance. If we are unable to obtain sufficient quantities of DigiScopes® to meet customer demand on a timely basis, we could lose customers, our growth may be limited and our financial condition and results of operations would be materially and adversely affected.

We rely on TopZone to provide certain hardware and software development services. The loss of these services would likely delay and increase the cost of our research and development efforts.

In addition, because TopZone is organized and operates in China, we will be subject to business risks associated with foreign operations, including:

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failure to fulfill Chinese regulatory requirements to manufacture DigiScopes® or other future products;

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adapting to the differing business practices and laws in China;

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limited protection for intellectual property rights in China;

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costs of enforcing contractual obligations in China;

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political instability and unexpected changes in diplomatic and trade relationships;

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currency exchange rate fluctuations; and

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potentially adverse tax consequences.

Under-utilization of the EyeTel System by customers may negatively affect our cash flow and potential profitability.

We lease our DigiScopes® to our customers and retain title to the device. We generate revenues through an initial installation fee, ongoing rental fees and per patient examination fees. As such, we are responsible for all the costs of DigiScopes® placed with our customers and a significant portion of our recovery of these costs takes place over time as we collect rental and per patient fees. If our customers fail to utilize or under-utilize the EyeTel System, we may not be able to recover all of our production costs and our cash flow and potential profitability will be negatively affected.

If primary diabetes care physicians or other healthcare providers are unable to obtain sufficient reimbursement from third-party healthcare payers for procedures using the EyeTel System, the use of the EyeTel System by existing customers and future leasing opportunities will be severely harmed.

If primary diabetes care physicians are unable to obtain adequate reimbursement for procedures performed using the EyeTel System, we may be unable to market the EyeTel System to these practices and our business would suffer significantly. Additionally, even if these procedures are reimbursed by third-party payers, adverse changes in payers’ policies toward reimbursement for the procedures would harm our ability to market and place the EyeTel System with these practices. Third-party payers include governmental programs such as Medicare and Medicaid, private health insurers and other organizations. These third-party payers may deny coverage if they determine that a procedure was not reasonable or necessary, for example, if the imaging system’s use was not considered medically appropriate, or was experimental, or was performed for an unapproved indication. The Center for Medicare and

Medicaid Services, or CMS, guidelines set the reimbursement rates for procedures covered by Medicare. Future regulatory action by CMS or other governmental agencies may diminish reimbursement payments to physicians for performing procedures using the EyeTel System. Medicaid reimbursement differs from state to state, and some state Medicaid programs may not reimburse physicians for performing procedures using the EyeTel System in an adequate amount, if at all. Medicare reimbursements also differ from state to state. Many Medicare regions, including those accounting for 36 of the 50 states, allow the EyeTel System examination to be reimbursed on the basis of a general diabetes diagnosis. However, five Medicare regions accounting for 14 states still require a diagnosis of pre-existing retinal disease before reimbursement for services such as EyeTel’s or will only reimburse for fundus photography when performed in conjunction with an eye exam performed by an ophthalmologist or optometrist.

On April 30, 2007, WPS Health Insurance, the Medicare financial intermediary for Minnesota, Illinois, Michigan and Wisconsin, notified its providers that they would only reimburse for retinal photography, including “telescreening,” when performed concurrently with a personal examination by an ophthalmologist or optometrist and that digital imaging systems used for the detection of diabetic retinopathy, which acquire images and transmit them to a remote area for interpretation are considered screening and do not meet Medicare’s reasonable and necessary criteria for reimbursement. This decision will negatively impact approximately 30 customers of ours in Michigan and Illinois. We estimate that fee-for-service Medicare patients from these customers represented 2.3% of the total patients imaged with the EyeTel System in 2006 and less than 1% of the total revenues for the year.

Although this decision does not have a material impact on our current business, we can offer no assurance that other Medicare intermediaries will not issue similar no coverage decisions. Overall, Medicare fee-for-service patients represent 23% of the total patients imaged with the EyeTel System in 2006 and we estimate less than 15% of our total revenue for the year. The elimination of reimbursement for Medicare patients could also significantly impact NeuroMetrix’s ability to place the EyeTel System with primary diabetes care physicians. We are unable to predict what changes will be made in the reimbursement methods used by private or governmental third-party payers.

Medicare and Medicaid reimbursement is subject to statutory and regulatory requirements, administrative rulings, interpretations of policy, implementation of reimbursement procedures, retroactive payment adjustments, governmental funding restrictions and changes to or new legislation, all of which may materially affect the amount and timing of reimbursement payments to our customers. As such, changes to the way Medicare pays for EyeTel System services may reduce our revenue and profitability on services provided to Medicare patients by our customers. In addition, we are sensitive to possible changes in state Medicaid programs as we do business with a number of state Medicaid providers. Budgetary concerns in many states have resulted in and may continue to result in, reductions to Medicaid reimbursement as well as delays in payment of outstanding claims. Any reductions to or delays in collecting amounts reimbursable by government programs for our products or services or changes in regulations governing such reimbursements could cause our revenue and profitability to decline.

Our indebtedness could harm our ability to react to changes in our business or to market developments.

We have long-term debt of $4,000,000 under a loan and security agreement with Lighthouse Capital Partners V, L.P. The loan is repayable in 27 equal monthly installments of principal and interest beginning on October 1, 2007 and ending on December 1, 2009. The loan bears interest during the period January 1, 2007 to September 30, 2007 at a rate per annum equal to the prime rate in effect at that date, and thereafter at prime plus 2%. The terms of the loan require us to pay an additional fee of $460,000 at maturity. The loan is secured by a first priority lien on all of our assets, including all our intellectual property. If we are in default under the loan and security agreement, the lender could foreclose on these assets.

Our loan and security agreement contains a number of restrictive covenants that impose significant operating restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests. The agreement includes covenants restricting, among other things, our ability to:

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incur, assume or permit to exist additional indebtedness;

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incur liens;

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declare dividends, make payments on or redeem or repurchase capital stock;

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sell assets;

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engage in transactions with affiliates; and

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alter the business operations that we conduct.

Our level of current indebtedness, as well as any additional borrowings we may incur in the future, increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. Our debt could increase our vulnerability to general economic downturns and adverse competitive and industry conditions by limiting our flexibility to plan for, or to react to, changes in our business and in the industry in which we operate. This limitation could place us at a competitive disadvantage compared to competitors that have less debt and more cash to insulate their operations from market downturns and to finance new business opportunities.

DigiScopes® are complex in design, and defects may not be discovered prior to shipment to customers, which could result in warranty obligations or product liability claims, reducing our revenues and increasing our costs and liabilities.

We depend upon a single third-party contract manufacturer for the production of DigiScopes®. DigiScopes® require a significant degree of technical expertise to produce. If our contract manufacturer fails to produce DigiScopes® to specification, or if the manufacturer uses defective materials or workmanship in the manufacturing process, the reliability and performance of DigiScopes® will be compromised. We have experienced product returns in 2005 and 2006 due to maintenance issues and product defects resulting from the first production run of the second generation of the DigiScope®. While we believe we have addressed these issues through product design, improved manufacturing processes and software upgrades, if any DigiScopes® continue to contain defects that cannot be repaired quickly, easily and inexpensively, we may experience:

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loss of customer orders and delay in order fulfillment;

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damage to our brand reputation;

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increased cost of our warranty program due to product repair or replacement;

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inability to attract new customers;

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diversion of resources from our manufacturing and research and development departments into our service department; and

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legal action.

The occurrence of any one or more of the foregoing could harm our reputation and materially reduce our revenues and increase our costs and liabilities.

The patent rights we rely upon to protect the intellectual property underlying the DigiScope® may not be adequate, which could enable third parties to use our technology and would harm our ability to compete in the market.

Our ability to continue to lease our DigiScope® machines will depend in part on our ability to protect the patent rights underlying the DigiScope® adequately. Our patent licensing agreement with The Johns Hopkins University grants us the right, and does not obligate us or the university, to enforce the patent rights underlying the DigiScope® against any third-party infringement. The risks and uncertainties that we face with respect to these patents and other related rights include the following:

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the claims of any patents that are issued may not provide meaningful protection;

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we may not be able to develop additional proprietary technologies that are patentable;

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other parties may challenge patents, patent claims or patent applications licensed or issued to us; and

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other companies may design around technologies we have patented, licensed or developed.

We also may not be able to protect these patent rights effectively in some foreign countries. For instance, we do not have patent protection for the DigiScope® in Canada or the European Union. The patent rights underlying our products may not be adequate, and our competitors or customers may design around our proprietary technologies or independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing on any of our patent rights.

Other rights and measures we have taken to protect our intellectual property may not be adequate, which would harm our ability to compete in the market.

In addition to patents, we rely on the trademark laws, confidentiality, nondisclosure and assignment of invention agreements and other contractual provisions and technical measures to protect our intellectual property rights. In particular, we have sought no patent protection for the technology and algorithms we use within the EyeTel Reading Center, and we rely on trade secrets to protect this information. While we currently require employees, consultants and other third parties to enter into confidentiality, non-disclosure or assignment of invention agreements or a combination thereof where appropriate, any of the following could still occur:

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the agreements may be breached;

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we may have inadequate remedies for any breach;

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trade secrets and other proprietary information could be disclosed to our competitors; or

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others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technologies.

If, for any of the above reasons, our intellectual property is disclosed or misappropriated, it would harm our ability to protect our rights and our competitive position.

Claims that the DigiScope® infringes on the proprietary rights of others could adversely affect our ability to market and place the EyeTel System.

Substantial litigation over intellectual property rights exists in the medical device industry. We expect that our products could be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products and technology in different industry segments overlap. Third parties may currently have, or may eventually be issued, patents on which our products or technologies may infringe. Any of these third parties might make a claim of infringement against us. Any litigation regardless of its impact would likely result in the expenditure of significant financial resources and the diversion of management’s time and resources. In addition, litigation in which we are accused of infringement may cause negative publicity, adversely impact prospective customers, cause product shipment delays or require us to develop non-infringing technology, make substantial payments to third parties, or enter into royalty or license agreements, which may not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our revenues may decrease substantially, and we could be exposed to significant liability.

We are subject to extensive regulation by the U.S. Food and Drug Administration, which could restrict the marketing and placement of the EyeTel System and could cause us to incur significant costs.

We lease medical devices that are subject to extensive regulation in the United States by the Food and Drug Administration, or FDA, for manufacturing, labeling, sale, promotion, distribution and shipping. Before a new medical device, or a new use of or claim for an existing product, can be marketed in the United States, it must first receive either 510(k) clearance, grant of a de novo classification or pre-marketing approval from the FDA, unless an exemption applies. We may be required to obtain a new 510(k) clearance or de novo classification or pre-market approval for significant post-market modifications to the DigiScope®. Each of these processes can be expensive and lengthy. The FDA’s process for obtaining 510(k) clearance usually takes from three to 12 months, but it can last longer. The process for obtaining de novo classification involves a level of scrutiny similar to the 510(k) clearance process. The process for obtaining pre-market approval is much more costly and uncertain and it generally takes from one to three years, or longer, from the time the application is filed with the FDA.

Medical devices may be marketed only for the indications for which they are approved or cleared. We have obtained 510(k) clearance for the current clinical applications for which we market the DigiScope®. However, our clearances can be revoked if safety or effectiveness problems develop. Further, we may not be able to obtain additional 510(k) clearances or pre-market approvals for new products or for modifications to, or additional indications for, the DigiScope® in a timely fashion, or at all. Delays in obtaining future clearances would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our revenue and future profitability. We have made modifications to our devices in the past and may make additional modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees, and requires new clearances or approvals for the modifications, we may be required to recall and to stop marketing the modified devices. We also are subject to numerous post-marketing regulatory requirements, including quality system regulations, which relate to the manufacturing of DigiScopes®, labeling regulations and medical device reporting regulations. Our failure or our contract manufacturer’s failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, which may include any of the following sanctions:

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warning letters, fines, injunctions, consent decrees and civil penalties;

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requiring repair, replacement, refunds, recall or seizure of our products;

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imposing operating restrictions, suspension or shutdown of production;

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refusing our requests for 510(k) clearance or pre-market approval of new products, new intended uses, or modifications to existing products;

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withdrawing 510(k) clearance or pre-market approvals that have already been granted; and

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criminal prosecution.

If any of these events were to occur, they could harm our reputation, our ability to generate revenues and our profitability.

If we are unable to expand, develop and retain our optometry sales force, our future revenue growth may be limited and our expenses may increase.

We intend to use a material portion of the net proceeds from this offering to expand our optometry sales force. We presently have five territory managers who are responsible for marketing our services to optometry practices in different geographic regions. We are highly dependent on our territory managers to generate our revenues in this market. We currently intend to increase our existing sales force significantly using part of the net proceeds from this offering. Our ability to build and develop a strong sales force will be affected by a number of factors, including:

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our ability to attract, integrate and motivate sales personnel;

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our ability to effectively train our sales force;

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the ability of our sales force to sell an increased number of products;

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the length of time it takes new sales personnel to become productive;

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the competition we face from other companies in hiring and retaining sales personnel;

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our ability to effectively manage a multi-location sales organization; and

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our ability to enter into agreements with prospective members of our sales force on commercially reasonable terms.

If we are unable to build, develop and retain a strong sales force for the optometry market, our revenue growth may be limited and our expenses may increase.

We currently compete, and may in the future need to compete, against other medical device companies with greater resources, more established distribution channels and other competitive advantages, and the success of these competitors may harm our ability to generate revenues.

We currently do, and in the future may need to, compete directly and indirectly with a number of other companies that enjoy significant competitive advantages over us. These competitive advantages include:

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greater resources for product development, sales and marketing;

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more established distribution networks;

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greater name recognition;

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more established relationships with healthcare professionals, customers and third-party payers; and

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additional lines of products and the ability to offer rebates or bundle products to offer discounts or incentives.

Our principal competitor in the primary diabetes care market is Veraxa Health, Inc., an affiliate of the Joslin Diabetes Center, and our principal competitors in the optometry market are Carl Zeiss, Inc., Topcon America Corporation, Kowa Optimed, Ltd. and Optos plc. As we develop the market for imaging systems with telemedicine support, we may be faced with competition from these companies or others that decide to enter this market. Future competitors may enjoy competitive advantages such as those described above. If we are unable to compete effectively against existing and future competitors, our revenues will decline and our business will be harmed.

If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

There are a number of federal and state laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most uses and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. As an entity operating in the medical field and handling patient information, we are subject to compliance with the HIPAA requirements. While we believe that we satisfy these requirements, if we are found to be in violation of the privacy rules under HIPAA, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

We are subject to federal and state laws prohibiting “kickbacks” and false or fraudulent claims, which, if violated, could subject us to substantial penalties. Additionally, any challenge to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm our business.

A federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state laws, prohibit payments that are intended to induce physicians or others either to refer patients or to acquire or arrange for or recommend the acquisition of healthcare products or services. These laws constrain our marketing and other promotional activities by limiting the kinds of financial arrangements, including marketing programs, which we may have with hospitals, physicians or other potential purchasers of medical devices. Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payers that are false or fraudulent, or for items or services that were not provided as claimed. Because we may provide some coding and billing information to purchasers of our products, and because we cannot assure that the government will regard any billing errors that may be made as inadvertent, these laws are potentially applicable to us. Anti-kickback and false claims laws prescribe civil and criminal penalties for noncompliance, which can be substantial. Even an unsuccessful challenge or investigation into our practices could cause adverse publicity, and be costly to respond to, and thus could harm our business and results of operations.

The use of the EyeTel System could result in medical malpractice or product liability claims that could be expensive, damage our reputation and harm our business.

Our business exposes us to an inherent risk of potential product, medical and liability malpractice claims related to the manufacturing, marketing and use of the EyeTel System. The medical device industry historically has been litigious, and we face financial exposure to product liability medical malpractice claims if the use of the EyeTel System (including the image interpretations undertaken by our readers) were to cause or contribute to injury or death. In addition, under our license agreement with The Johns Hopkins University, we are required to defend and hold The Johns Hopkins University harmless against any damages it or its affiliates may incur relating to the use of the EyeTel System by us or our sublicensees. Although we maintain product liability insurance on a claims made basis in the amount of $2,000,000 per occurrence and in the aggregate and professional liability insurance on a claims made basis in the amount of $5,000,000 per occurrence and in the aggregate, the coverage limits of these policies may not be adequate to cover future claims. If placements of the EyeTel System increase, we may be unable to maintain sufficient product or professional liability insurance on acceptable terms or at reasonable costs, and this insurance may not provide us with adequate coverage against potential liabilities. A successful claim brought against us in excess of, or outside of, our insurance coverage could have a material adverse effect on our financial condition and results of operations. A product liability or medical malpractice claim, regardless of its merit or eventual outcome, could result in substantial costs to us, a substantial diversion of management attention and adverse publicity. A product liability or medical malpractice claim could also harm our reputation and result in a decline in revenues and an increase in expenses.

If we do not effectively manage our growth, our business resources may become strained, we may not be able to deliver the EyeTel System in a timely manner and our results of operations may be adversely affected.

We expect to increase our sales force and our total number of employees significantly subsequent to this offering. This growth, as well as any other growth that we may experience in the future, will provide challenges to our organization and may strain our management and operations. We may misjudge the amount of time or resources that will be required to effectively manage any anticipated or unanticipated growth in our business or we may not be able to attract, hire and retain sufficient personnel to meet our needs. If we cannot scale our business appropriately, maintain control over expenses or otherwise adapt to anticipated and unanticipated growth, our business resources may become strained, we may not be able to deliver the EyeTel System in a timely manner and our results of operations may be adversely affected.

The loss of our senior management could disrupt our business.

Our senior management is important to our ability to run our business and implement our strategy. We do not have employment agreements with any of our senior management team members. In addition, while we have a key-man life insurance policy in the amount of $1,000,000 covering John C. Garbarino, our chief executive officer, we do not have key-man life insurance covering any of our other senior executives. There is significant competition for these kinds of personnel in the medical device industry. We may not be able to retain our existing senior management, fill new positions or vacancies created by expansion or turnover or attract additional senior management personnel. The loss of any member of our senior management without obtaining a replacement (either from inside or outside our existing management team) would likely disrupt our business and negatively impact our results of operations.

We are dependent upon the computer and communications infrastructure employed and utilized by our database, and any failures or disruptions in this infrastructure could impact our revenues and profit margins or harm our reputation.

We are dependent upon the computer and communications infrastructure employed and utilized by our database. Our computer and communications infrastructure consists of standard hardware, off-the-shelf system software components, database servers, proprietary application servers, a modem bank and desktop applications. Our future ability to market the EyeTel System will depend, in part, upon the maintenance and growth of this infrastructure. Any failures or outages of this infrastructure as a result of a computer virus, intentional disruption of our systems by a third party, manufacturing failure, telephone system failure, fire, storm, flood, power loss or other similar events, could prevent or delay the operation of our service, which could result in increased costs to eliminate these problems and address related security concerns and harm our reputation with our customers. In addition, if our infrastructure fails to accommodate growth in customer transactions, customer satisfaction could be impaired, we could lose customers, our ability to add customers could be impaired or our costs could be increased, any of which would harm our business.

If we expand into foreign markets, we will be affected by new business risks that may adversely impact our financial condition or results of operations.

If we expand into foreign markets, we will be subject to new business risks, including:

•

failure to fulfill foreign regulatory requirements to market the EyeTel System or other future products;

•

limited protection for intellectual property rights in other countries;

•

claims of unlicensed practice of medicine;

•

availability of, and changes in, reimbursement within prevailing foreign healthcare payment systems;

•

adapting to the differing business practices and laws in foreign countries;

•

difficulties in managing foreign relationships and operations, including any relationships that we establish with foreign distributors or sales or marketing agents;

•

difficulty in collecting accounts receivable and longer collection periods;

•

costs of enforcing contractual obligations in foreign jurisdictions;

•

recessions in economies outside of the United States;

•

political instability and unexpected changes in diplomatic and trade relationships;

•

currency exchange rate fluctuations; and

•

potentially adverse tax consequences.

If we are able to introduce our products into foreign markets, we will be affected by these additional business risks, which may adversely impact our financial condition or results of operations. In addition, expansion into foreign markets imposes additional burdens on our executive and administrative personnel, research and sales departments, and general managerial resources. Our efforts to introduce our products into foreign markets may not be successful, in which case we may have expended significant resources without realizing the expected benefit. Ultimately, the investment required for expansion into foreign markets could exceed the revenues generated from this expansion.

We are unable to recognize federal and certain state net operating loss carryforwards from our January 2004 ownership change.

The limitation imposed by Section 382 of the Internal Revenue Code places an annual limitation on the amount of net operating loss carryforwards, or NOLs, certain built-in items of deduction or loss and tax credit carryovers that can be utilized. In addition, certain states follow Section 382 and impose limitations on the utilization of the state NOLs. We have determined that the Section 382 limitation from the January 2004 ownership change eliminated our ability to utilize federal and certain state NOLs generated prior to that date. As a result, we have not included in the deferred tax assets any federal NOLs generated prior to January 2004, or for state NOLs that follow Section 382 or for items that are expected to generate recognized built-in losses or deductions subsequent to the ownership change. Future changes in our ownership could further affect the limitation in future years.

Risks Related to Our Common Stock and This Offering

Our operating results may fluctuate, which could cause our stock price to decrease.

Fluctuations in our operating results may lead to fluctuations, including declines, in our share price. Our operating results and our share price may fluctuate from period to period due to a variety of factors, including:

•

demand by the healthcare industry for eye testing services and diagnostic products;

•

reimbursement decisions by third-party payers and announcements of those decisions;

•

new or less expensive services and products or new technology introduced or offered by our competitors or us;

•

the level of our development activity conducted for new products, and our ability to commercialize these developments;

•

the level of our spending on our commercialization efforts, licensing and acquisition initiatives, clinical trials, and internal research and development;

•

changes in the U.S. and foreign regulatory environment, including any announcement from the FDA or foreign regulatory bodies regarding their decisions in regulating our activities;

•

changes in recommendations of securities analysts or lack of analyst coverage;

•

failure to meet analyst expectations regarding our operating results;

•

additions or departures of key personnel; and

•

general market conditions.

Variations in the timing of our future revenues and expenses could also cause significant fluctuations in our operating results from period to period and may result in unanticipated earnings shortfalls or losses. In addition, the American Stock Exchange in general, and the market for healthcare companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.

If an active, liquid trading market for our common stock does not develop, you may not be able to sell your shares quickly or at or above the initial offering price.

Prior to this offering, there has not been a public market for our common stock. An active and liquid trading market for our common stock may not develop or be sustained following this offering. You may not be able to sell your shares quickly or at or above the initial offering price if trading in our stock is not active. The initial public offering price may not be indicative of prices that will prevail in the trading market. See “Underwriting” for more information regarding the factors that will be considered in determining the initial public offering price.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $           in pro forma net tangible book value per share from the price you paid, based on the initial public offering price of $           per share (the mid point of the estimated initial public offering price range). The exercise of outstanding options and warrants will result in further dilution of your investment. In addition, if we raise funds by issuing additional shares, the newly issued shares may further dilute your ownership interest.

Future sales of shares by our stockholders could cause the market price of our common stock to drop significantly, even if our business is performing.

After this offering, we will have outstanding          shares of common stock. This includes the            shares we are selling in this offering, which may be resold in the public market immediately. The remaining            shares will become available for resale in the public market as shown in the chart below.

Number of Restricted Shares/% of Total Shares Outstanding Following Offering	Date of Availability for Resale into the Public Market

/ .%	365 days (subject to extension in specified circumstances) after the date of this prospectus due to the release of the lock-up agreement these stockholders have with the underwriters

/ .%

At some point after 365 days (subject to extension in specified circumstances) after the date of this prospectus, subject to vesting requirements and the requirements of Rule 144 (subject, in some cases, to volume limitations), or Rule 144(k)

In addition, upon completion of this offering, options to purchase           shares of our common stock and warrants to purchase          shares of our common stock will be outstanding. Of these options and warrants,          will be exercisable within 365 days of the date of this prospectus and          will be exercisable thereafter.

After this offering, holders of an aggregate of 17,923,000 shares of our common stock will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. These rights are being waived in connection with this offering for a period of 365 days after the date of the final prospectus relating to this offering. For more information, see “Description of Capital Stock — Registration Rights.”

At any time and without public notice, the underwriters may in their sole discretion release all or some of the securities subject to the lock-up agreements. As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them. This decline in our stock price could occur even if our business is otherwise doing well. For more detailed information, see “Shares Eligible for Future Sale” and “Underwriting — Lock-up Agreements.”

We expect to record substantial expenses in our future statements of operations related to the issuance of stock-based compensation, which will have a negative impact on our results of operations for the foreseeable future.

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123R (revised 2004), Share Based Payments, (“SFAS 123R”), which  requires us to measure the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant. The cost will be recognized over the period during which an employee is required to provide services in exchange for the award, generally the period over which the equity vests.

We rely on stock based awards to motivate current employees and attract new employees. In 2007, we issued options to purchase an aggregate of 3,106,184 shares of our common stock under our long-term incentive plans at an exercise price of $0.34 per share, including options to purchase 2,316,962 shares to our President and Chief Executive Officer. Our stock-based compensation expenses are expected to be significant in future periods, which will have a negative impact on our results of operations. SFAS No. 123R requires the use of subjective assumptions, including the option’s expected life and the price volatility of our common stock. Changes in the subjective input assumptions can materially affect the amount of our stock-based compensation expense. In addition, an increase in the competitiveness of the market for qualified employees could result in an increased use of stock-based compensation awards, which in turn may result in increased stock-based compensation expense in future periods.

As a public company, we must implement additional and expensive finance and accounting systems, procedures and controls as we grow our business and organization to satisfy new reporting requirements, which will increase our costs and require additional management resources.

As a public company, we will incur significant additional costs to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, or SEC. Compliance with Section 404 of the Sarbanes-Oxley Act relating to our internal controls over financial reporting, which will require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments, and other requirements for public companies will increase our costs and require significant additional management resources. We will be required to comply with the internal controls evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act effective with the end of our 2008 fiscal year. We have already identified certain material weaknesses in our internal controls which must be remedied in order for us to comply with the certification requirements. See “We have identified material weaknesses involving the retention of appropriate books and records, our billing and collection practices, and the accurate valuation and related disclosures of our equity instruments which could materially and adversely affect our business and financial condition.”

If we are unable to complete the required Section 404 assessment as to the adequacy of our internal controls over financial reporting, or if we fail to maintain or implement adequate controls resulting in the identification and disclosure of material weaknesses as of the date of our first Form 10-KSB for which compliance with Section 404 is required, our ability to obtain additional financing could be impaired.

During the past several years, various public companies, when first providing internal control reports, disclosed significant deficiencies or material weaknesses in their internal control over financial reporting. When we become subject to SEC requirements under Section 404, if our internal control reports disclose significant deficiencies or material weaknesses, our stockholders and third parties could lose confidence in our financial reporting, which would likely harm the trading price of our stock, our access to additional capital, and our liquidity.

Anti-takeover provisions in our charter and by-laws may discourage or prevent a change of control and may make it difficult for you to change our management and may also make a takeover difficult.

We intend to amend our certificate of incorporation and bylaws in connection with this offering to, among other things, include provisions which could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our stockholders. These provisions may include:

•

authorizing the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares or change the balance of voting control and resist a takeover attempt;

•

limiting the ability of stockholders to call special meetings of stockholders; and

•

establishing advance notice requirements for nominations for election to the board of directors and for proposing matters that can be acted upon by stockholder meetings.

If we cannot continue to satisfy the American Stock Exchange’s listing maintenance requirements and other American Stock Exchange rules, our common stock could be delisted, which could negatively affect the price of our common stock and your ability to sell your shares.

Following this offering, in order to maintain our listing on the American Stock Exchange, we will be required to comply with certain rules, including those regarding certain corporate governance requirements. Even if we initially meet these listing requirements and other applicable American Stock Exchange rules, we may not be able to continue to satisfy these requirements and rules. If we are unable to satisfy the American Stock Exchange criteria for maintaining listing, our common stock could be subject to delisting. If our shares are delisted, trading, if any, of our common stock would thereafter be conducted in the over-the-counter market, in the so-called “pink sheets” or on the National Association of Securities Dealers, Inc.’s “electronic bulletin board.” As a consequence of any such delisting, our share price could be negatively affected and our stockholders would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices of, our common stock.

Our significant stockholders will be able to influence matters requiring stockholder approval and could discourage the purchase of our outstanding shares at a premium.

After the offering, Bain Capital Ventures and its affiliates will own approximately    % of our common stock. See “Security Ownership of Certain Beneficial Owners and Management.” This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale or merger of our company and may negatively affect the market price of our common stock. These transactions might include proxy contests, tender offers, mergers or other purchases of common stock that could give you the opportunity to realize a premium over the then-prevailing market price for shares of our common stock.

Upon the completion of the offering, James J. Nahirny (a Managing Director of Bain Capital Ventures) and Jeffrey R. Crisan (a Director of Bain Capital Ventures) will continue to serve on our board of directors. As a result of this share ownership and minority representation on our board of directors, our current stockholders, in particular Bain Capital Ventures, will be able to influence all affairs and actions of our company, including matters requiring stockholder approval such as the election of directors and approval of significant corporate transactions. The interests of our executive officers, directors and principal stockholder may differ from the interests of the other stockholders.

Because our common stock may be considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.

We may be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

We may allocate net proceeds from this offering in ways with which you may not agree.

Our management will have broad discretion in using the net proceeds from this offering and may use the net proceeds in ways with which you may disagree. We are not required to allocate the net proceeds from this offering to any specific investment or transaction, therefore you cannot determine at this time the value or propriety of our application of the net proceeds. Moreover, you will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our net proceeds. We may use the net proceeds for corporate purposes that do not immediately enhance our prospects for the future or increase the value of your investment. As a result, you and other stockholders may not agree with our decisions regarding these matters.

We do not expect to pay dividends in the foreseeable future. As a result, you must rely on stock appreciation for any return on your investment.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in our common stock. Furthermore, our existing loan agreement with Lighthouse Capital Partners V, L.P. contains contractual restrictions on the payment of dividends.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

•

We have incurred significant operating losses since our inception and cannot assure you that we will achieve profitability.

•

As a result of our lack of financial liquidity and negative stockholders’ equity, there is substantial doubt about our ability to continue as a “going concern.”

•

We have identified material weaknesses involving the retention of appropriate books and records, our billing and collection practices, and the accurate valuation and related disclosures of our equity instruments which, in each case, could materially and adversely affect our business and financial condition.

•

Our exact future capital needs are uncertain and we will likely need to raise additional funds in the future. These funds may not be available on acceptable terms or at all and may be dilutive to your holdings in our company.

•

We currently rely entirely on leasing and usage of the EyeTel System to generate revenues, and any factors that negatively impact the licensing and usage of these products could significantly reduce our ability to generate revenues.

•

We depend on a patent licensed to us by The Johns Hopkins University as well as other contractual relationships with the University (Wilmer Eye Institute) relating to the EyeTel Reading Center.

•

If our exclusive primary diabetes care distributor, NeuroMetrix, Inc., is unable to market the EyeTel System to primary diabetes care physicians, our ability to increase our revenues will be limited.

•

We have a limited operating history in the optometry physician practice market on which to evaluate our potential for future success and determine if we will be able to execute our business plan. This makes it difficult to evaluate our future prospects and the risk of success or failure of our business.

•

Under-utilization of the EyeTel System by customers may negatively affect our cash flow and potential profitability.

•

If primary diabetes care physicians or other healthcare providers are unable to obtain sufficient reimbursement from third-party healthcare payers for procedures using the EyeTel System, the use of the EyeTel System by existing customers and future leasing opportunities will be severely harmed.

•

We are dependent on a single source manufacturer to produce DigiScopes®, and any change in our relationship with this manufacturer could prevent us from delivering products to our customers in a timely manner and may adversely impact our future revenues or costs.

•

Our indebtedness could harm our ability to react to changes in our business or to market developments.

•

Failure to develop products other than the EyeTel System and to enhance the EyeTel System could have an adverse effect on our business prospects.

•

We are subject to extensive regulation by the FDA, which could restrict the sales and marketing of the EyeTel System and could cause us to incur significant costs.

•

If we are unable to expand, develop and retain our sales force, our future revenue growth may be limited and our expenses may increase.

•

As a public company, we must implement additional and expensive finance and accounting systems, procedures and controls to correct already identified material weaknesses in our material controls over financial reporting and as we grow our business and organization to satisfy new reporting requirements, which will increase our costs and require additional management resources.

We discuss many of these factors in this offering memorandum in greater detail under the heading “Risk Factors”. All statements other than statements of historical fact constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “would”, “could”, “should”, “believes”, “estimates”, “projects”, “potential”, “expects”, “plans”, “anticipates”, “intends”, “continues” and similar expressions intended to identify forward-looking statements. The forward-looking statements in this prospectus are based on our beliefs, expectations, estimates and assumptions only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus. These forward-looking statements are subject to risks and uncertainties. Given the risks and uncertainties, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of          shares of common stock in this offering will be approximately $         , assuming an initial public offering price of $           per share, the mid-point of the price range shown on the cover of this prospectus, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that we will receive additional net proceeds of approximately $          .

Our current estimate of the use of the net proceeds from this offering is as follows:

	Approximate Allocation of Net Proceeds	Approximate Percentage of Net Proceeds

Capital expenditures for DigiScopes®		$43%
Marketing costs and development of optometry sales force		$31%
Repayment of principal and interest of long-term debt as and when due		$13%
Research and development		$7%
General corporate purposes, including working capital		$6%
Total		$100%

Capital Expenditures for DigiScopes®

We lease DigiScopes® to our customers and retain title to the device. As such, we are responsible for carrying all of the cost of our DigiScopes® we place with our customers. We expect a major use of the net proceeds from this offering will be used to fund the cost of manufacturing and leasing the DigiScopes®.

Sales and Marketing

We intend to devote significant resources to penetrating the optometry market, primarily through an expansion of our sales force into territories in which we are not currently represented, exhibiting at trade shows, and the broad distribution of sales collateral materials. We also intend to increase both our field and customer support capabilities.

Research and Development

We plan to continue to invest in research and development activities as we seek both to improve the EyeTel System and to develop additional potential uses for it. We also benefit from research performed at The Johns Hopkins University (Wilmer Eye Institute) under contractual relationships as well as from the cost/benefit contributions of offshore software programming.

Repayment of Debt

We incurred long-term debt for $4,000,000 with Lighthouse Capital Partners V, L.P. in February 2006. The proceeds of the loan were used to fund operating expenses. In January 2007, we amended the terms of the loan. Under the amended terms, principal payments were deferred until October 2007, at which time the loan will be repayable in twenty-seven equal monthly payments of principal and interest, with interest fixed at the prime rate in effect at the date plus 2%. In addition, the incremental fee payable at maturity was increased by $160,000 to $460,000. Monthly interest-only payments at the then-current prime rate are payable during the nine months ending September 30, 2007. We intend to use part of the net proceeds of this offering to make the principal and interest payments under this loan when due.

General Corporate Purposes

We intend to use the balance of the net proceeds from this offering, as well as cash generated from operations, for working capital and for general corporate purposes. We expect that these proceeds will be used primarily for the following categories of expenses:  personnel related costs, both for additional technical support employees as well as additional financial and administrative staff following the consummation of this offering; the additional costs of being a public company, including increased audit fees, legal fees and compliance with the Sarbanes-Oxley Act of

2002; general office overhead and expenses such as rent, telecommunications, insurance and internal information technology costs, and the remainder, if any, for general working capital.

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions and our future revenues and expenditures.

Investors are cautioned, however, that expenditures may vary substantially from these estimates. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our research and development efforts, the timing of regulatory submissions, the amount of cash generated by our operations, the amount of competition we face and how successful we are with obtaining any required licenses and entering into collaboration arrangements. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds include:

•

the existence of other opportunities or the need to take advantage of changes in timing of our existing activities;

•

the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or

•

if strategic opportunities of which we are not currently aware present themselves (including acquisitions, joint ventures, licensing and other similar transactions).

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized. Pending such uses, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business. In addition, our loan agreement with Lighthouse Capital Partners V, L.P., which will remain in effect after the closing of this offering, contains restrictions on our ability to pay dividends.

DILUTION

Our pro forma net tangible book value as of December 31, 2006 was $4,058,551, or $0.21 per share of common stock. Pro forma net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of shares of common stock outstanding after giving effect to: (i) the conversion of all of our Series B preferred stock into 13,704,875 shares of common stock upon the closing of this offering, (ii) the conversion of the principal amount of all of our outstanding promissory notes, including promissory notes issued through the date of this prospectus, into an aggregate of 4,610,457 shares of common stock upon the closing of this offering and (iii) the reclassification of preferred stock warrant liabilities to additional paid-in capital.

After giving effect to our sale of            shares of common stock in this offering, at an assumed initial public offering price of $         per share (the midpoint of the estimated initial public offering price range), less estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2006 would have been $        , or $         per share. This represents an immediate increase in pro forma net tangible book value of $         per share, or     %, to existing stockholders and an immediate dilution of $         per share, or      %, to new investors. Dilution per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards, after giving effect to the sale of            shares in this offering at an assumed public offering price of $         per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table illustrates this per share dilution:

Assumed initial public offering price per share	$
Pro forma net tangible book value per share as of December 31, 2006		0.21
Increase per share attributable to this offering
Pro forma as adjusted net tangible book value per share as of December 31, 2006, after this offering
Dilution per share to new investors in this offering

If the underwriters exercise their overallotment option in full to purchase           additional shares of common stock in this offering, the pro forma as adjusted net tangible book value per share after the offering would be $         per share, the increase in the pro forma as adjusted net tangible book value per share to existing stockholders would be $         per share and the dilution to new investors purchasing common stock in this offering would be $         per share.

The following table summarizes, on a pro forma basis as of December 31, 2006, after giving effect to this offering and assuming a public offering price of $         per share, the total number of shares of common stock purchased from us and the total consideration and the average price per share paid by existing stockholders and by new investors, calculated before deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent

Existing stockholders			%	$		%	$
New investors
Total		100%			$100%

The number of shares of common stock outstanding in the table above assumes no exercise of the underwriters’ overallotment option to purchase up to an additional            shares of common stock. If the underwriters’ overallotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to      % of the total number of shares of common stock outstanding after this offering and the number of shares of common stock held by new investors will be increased to           , or      % of the total number of shares of common stock outstanding after this offering.

The information also assumes that options to purchase 1,058,574 shares of our common stock at a weighted average exercise price of $0.24, warrants to purchase 938,312 shares of our common stock at a weighted average exercise price of $1.394, and a warrant to purchase 500,000 shares of our common stock, subject to vesting based on achievement of performance milestones, none of which milestones have been achieved, at an exercise price of $0.16, which were outstanding as of December 31, 2006, will not have been exercised. To the extent that any of these options or warrants is exercised, there will be further dilution to new investors. If all of these options and warrants had been exercised as of December 31, 2006, pro forma as adjusted net tangible book value per share after this offering would have been $         and total dilution per share to new investors would have been $        . The above information also excludes            shares of common stock reserved for future grants under our long-term incentive plans.

CAPITALIZATION

The following table describes our capitalization as of December 31, 2006:

•

on an actual basis;

•

on a pro forma basis, after giving effect to (i) the conversion upon the closing of this offering of all outstanding shares of our Series B preferred stock into 13,704,875 shares of common stock, (ii) the conversion upon the closing of this offering of the principal amount of all of our outstanding convertible promissory notes into 4,610,457 shares of common stock, and (iii) the conversion in connection with the closing of this offering of outstanding warrants exercisable for shares of our preferred stock into warrants exercisable for shares of our common stock; and

•

on a pro forma as adjusted basis to give effect to the pro forma adjustments described above and the sale of the            shares of our common stock we are offering at an assumed initial public offering price of $         per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto appearing elsewhere in this prospectus.

	As of December 31, 2006
	Actual	Pro Forma	Pro Forma as Adjusted

Convertible bridge loan	$1,863,695	$—
Long term debt	3,448,550	3,448,550
Preferred stock warrants	995,809	$0
Stockholders’ equity (deficit):
Series B Redeemable Convertible Preferred stock, $0.001 par value per share; 15,000,000 shares authorized and 13,704,875 issued and outstanding, actual; and 15,000,000 shares authorized, no shares issued or outstanding, pro forma and pro forma as adjusted	23,601,172	—
Common Stock, par value $0.001 per share; 19,800,000 shares authorized and 734,362 shares issued and outstanding, actual; and 19,049,693 shares issued and outstanding, pro forma	734	19,049
Additional paid-in capital	7,588,604	33,461,364
Subscription receivable	(28,111)	(28,111)
Accumulated deficit	(33,890,328)	(29,393,751)
Total stockholders’ equity (deficit)	(26,329,101)	4,058,551
Total liabilities and stockholders’ deficit	$5,082,424	$9,009,400	$

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations together with the section entitled “Summary Financial Data” and our financial statements and related notes appearing elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.”

Overview

We are a medical diagnostic company that designs, develops and commercializes proprietary technology and services for detecting three leading causes of preventable blindness:

•

age-related macular degeneration, or AMD;

•

glaucoma; and

•

diabetic retinopathy.

There are frequently no symptoms or warning signs of these diseases until vision is affected. As a result, early detection followed by appropriate treatment is critical to the prevention of vision loss. Our EyeTel Retinal Imaging System, which we refer to herein as the EyeTel System, is an imaging and diagnostic system that helps detect these diseases at early stages when various treatment options for preserving vision are available.

The EyeTel System is currently used in primary diabetes care practices of medical and osteopathic doctors (such as endocrinologists and family physicians) to detect diabetic retinopathy in their patients. We are also targeting optometry practices that provide primary eye care for use of the EyeTel System to help detect of AMD, glaucoma, and diabetic retinopathy. In early 2007, we launched a new version of the EyeTel System for the optometry market. It is based on our DigiScope® hardware platform with a different software application which provides a broader array of selectable features (including different imaging modes and built-in report generation tools) to specifically meet the needs of optometrists. We anticipate generating revenue from our optometry product in the third quarter of 2007.

The EyeTel System is based on patented technology developed at the Wilmer Eye Institute of The Johns Hopkins University and commercialized by us under an exclusive licensing agreement. It is comprised of the DigiScope®, a medical device which takes high resolution retinal images, and a telemedicine image analysis service provided by the EyeTel Reading Center to identify pathology indicative of eye disease. The EyeTel Reading Center is a division of our company that is staffed by specialists, or “readers,” who analyze images. By contract, an ophthalmologist from the Wilmer Eye Institute is responsible for oversight of reader training, continuing education, and quality assurance. For primary diabetes care physicians, the EyeTel Reading Center reviews all patient images and issues a report detailing any findings. Optometric physicians may choose to analyze the DigiScope® images themselves or send them to the EyeTel Reading Center for analysis.

Our business model is structured to produce recurring revenues from each customer. We maintain ownership of each leased DigiScope® and charge our customers for use of the imaging system on a per patient examination basis with either minimum quarterly fees or monthly lease payments required. Primary diabetes care practices pay an upfront installation and training fee, monthly rent on the DigiScope®, and a fee for EyeTel Reading Center image analysis per patient examination. Optometry practices pay an installation and training fee and a per patient examination processing fee with guaranteed minimum quarterly payments. As a result of our leasing and per patient service model, we believe that the EyeTel System presents a lower-cost alternative for our customers than other commercially available, high quality imaging systems and is differentiated from other commercial systems because of its telemedicine access to expert image analysis.

Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenue and expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from those estimates under different assumptions or conditions. Our significant accounting policies are more fully described in the notes to our financial statements included elsewhere in this prospectus. We believe the following are our critical accounting policies including the more significant estimates and assumptions used in preparation of our financial statements.

Revenue Recognition

Our DigiScope® product is integrated with software that is essential to the functionality of the equipment. Further, we provide unspecified software upgrades and enhancements related to the equipment through contractual agreements. Accordingly, we account for revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, and all related amendments and interpretations.

Our revenue is derived primarily from three sources (i) image and reading services revenue, (ii) rental fees revenue, including hardware, software and support, and (iii) installation fees revenue.

Imaging and reading services revenues consist of the fees charged to third party payers for interpretation of the digital retinal images produced by the DigiScope® at the healthcare professionals’ sites and transmitted over the Internet to the EyeTel Reading Center. Revenue is recognized upon completion of such services and on subsequent invoicing to the third party payer.

Effective January 1, 2007, we will no longer have a direct relationship with the third-party payer. Instead, the healthcare professional will manage the third party payer directly and we will receive a predetermined fee from the healthcare professional based on usage of the DigiScope®.

DigiScope® rental fees revenues consist of fixed monthly lease rentals to the our healthcare professionals for the ongoing use of the DigiScope®. Revenue is recognized monthly as billed.

Installation fees revenues consist of a one-time fee we charge the healthcare professional for the initial installation of the DigiScope® and initial training for our use. The fee is payable primarily upon signing of the contract and revenue is recognized ratably over the term of the agreement, generally twelve months. The unrecognized balance of the installation fee is reported as deferred revenue.

Typically, our sales involve multiple elements, such as installation and rentals that include support. When a sale involves multiple elements, we allocate the entire fee from the arrangement to each respective element based on its Vendor Specific Objective Evidence (“VSOE”) of fair value and recognized revenue when each element’s revenue recognition criteria are met. VSOE of fair value for each element is established based on the price charged when the same element is sold separately. If VSOE of fair value cannot be established for the undelivered element of an agreement and the undelivered element is support, the entire amount of the revenue from the arrangement is deferred and recognized ratably over the period that the support is delivered. We have not established VSOE of fair value in accordance with SOP 97-2 at the outset of our arrangements. Accordingly, we recognize installation revenue ratably over the lease period.

We recognize revenue only when persuasive evidence of an arrangement exists, the service has been provided, the fee is fixed or determinable and collectibility is probable. We evaluate each of these criteria as follows:

Evidence of an arrangement: Contracts are used to determine the existence of an arrangement.

Provision of services: Provision of services is contractual and is based on the completion of specified services for installation fee revenues and the passage of time for rental fee revenues. For image and reading service revenues, provision of services is based on the provision of the report to the healthcare professional.

Fixed or determinable:  We assess whether fees are fixed or determinable at the time of the sale. We only consider the fee to be fixed or determinable if the fee is not subject to refund or adjustment. If the arrangement fee is not fixed or determinable, revenue is recognized as amounts become due and payable.

Collection is deemed probable: Collection is deemed probable if we expect that the customer will be able to pay amounts under the arrangement as payments become due. If we determine that collection is not probable, revenue is recognized upon cash collection.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists primarily of amounts due from third-party payers (principally managed care companies and commercial insurance companies), physician practices and others, including private-pay patients. Estimated provisions for doubtful accounts are recorded to the extent that it is probable that a portion or all of a particular account receivable will not be collected. We estimate the provision for doubtful accounts based on various factors including payer type, historical collection patterns, and the age of the receivable. Changes in estimates for particular accounts receivable are recorded in the period in which the change occurs. Account balances are written off against the allowances when management believes it is probable the receivable will not be recovered.

Accounting for Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized for deductible temporary differences, along with net operating loss carryforwards, if it is more likely than not that the tax benefits will be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. To the extent a deferred tax asset cannot be recognized under the preceding criteria, a valuation allowance is established. Based on the available objective evidence, including the fact that we have generated losses since inception, we believe it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, we have applied a full valuation allowance against our deferred tax assets as of the fiscal years ended December 31, 2005 and 2006.

Compensation Costs under Stock Option Plans

In January 2006, we adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share Based Payment” (“SFAS 123R”), which is a revision of SFAS No. 123, “Accounting for Stock Based Compensation”. SFAS 123R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and amends FASB Statement No. 95, Statement of Cash Flows. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

We adopted SFAS 123R using the prospective transition method. Under this method only new awards or awards modified, repurchased or cancelled on or after January 1, 2006, are accounted for under the provisions of SFAS 123R. Awards which were granted prior to January 1, 2006 and which continue to vest after January 1, 2006 are continued to be accounted using the intrinsic value method under APB 25.

Prior to the adoption of SFAS 123R, we accounted for stock options granted to employees in accordance with APB 25 and provided the disclosures required under SFAS 148 only in the notes to our financial statements. Accordingly, compensation expense was recorded for options issued to employees to the extent that the fair market value of our common stock exceeded the exercise price of the option at the date granted and all other criteria for fixed accounting were met. For the year ended December 31, 2005, the effect of applying the fair value recognition provisions of APB 25 to share-based employee compensation increased our net loss by $16,296.

Effective January 1, 2006 with the adoption of SFAS 123R, we elected to use the Black-Scholes option pricing model for determining the fair value of our stock options and recognize the compensation expense using the straight-line method over the vesting period of the award. Stock based compensation expense recognized under SFAS 123R for the year ended December 31, 2006 was $7,135.

Determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. We do not have a history of market prices for our common stock since we are not a public company. Consequently, we estimated our volatility in accordance with Securities and Exchange Commission’s Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB 107”) using historical volatilities of comparable public medical device companies. The expected life of the awards is estimated based on the simplified method as defined in SAB 107, which is the midpoint between the vesting date and the end of the contractual term. The risk-free interest rate assumption is based on the United States Treasury’s zero-coupon bonds with an average term of 6.25 years, which corresponds to the expected life of the award on the date the option was granted. The dividend yield assumption is based on our history and expectation of paying no dividends. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if the actual forfeitures differ from those estimates. Commencing in 2006, stock-based compensation expense recognized in the financial statements is based on awards that are ultimately expected to vest. We evaluate the assumptions used to value the awards on a quarterly basis and if factors change and different assumptions are utilized, stock-based compensation expense may differ significantly from what has been recorded in the past. If there are modifications or cancellations of the underlying unvested securities, we may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense.

The assumptions used in the Black-Scholes option-pricing model are as follows:

Year Ended December 31, 2006

Expected volatility	111%
Expected option term	6.25 years
Risk-free interest rate	4.37% – 5.11%
Expected dividend yield	0.0%

The weighted average grant-date fair value of options granted during the year ended December 31, 2006 was $0.1294 per share.

Prior to June 1, 2006, the exercise prices for options granted were set by our board of directors. The board considered a number of factors in determining the option price, including the price for our preferred stock, the rights, preferences and privileges of our preferred stock in relation to our common stock, and progress made in achieving our business objectives.

In June 2006, we engaged an independent valuation firm to assist us in determining the value of our common stock which we used to set subsequent option grants. In conjunction with the valuation firm, we estimated the value of our common stock using a probability-weighted analysis of the present value of the returns afforded to stockholders under each of four possible future scenarios for our company. Three scenarios assumed a stockholder exit, either through an initial public offering, a merger or sale, or dissolution. The fourth scenario assumed we would continue as a private company and there would be no exit transaction. Based upon the results of this analysis, the rights, preferences and privileges of our preferred stock in relation to our common stock, as well as our operating and financial performance we determined our common stock value to be $0.16 per share as of August 8, 2006. Using the same methodology, we identified the material events experienced by our company from January 2004, when we first issued our Series B convertible preferred stock, through December 2005 and factored these into determining values for our common stock at certain times during those two years, including as of December 31, 2005 when we determined the value of our common stock to be $0.15 per share.

In March 2007, with the assistance of the independent valuation firm and taking into account current business, financial and other factors affecting our company, we determined the value of our common stock to be $0.34 as of December 31, 2006.

Stock-option grants to non-employees are accounted for according to the provisions of Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. Accordingly, stock-based awards granted to non-employees were accounted for at their fair value and the resulting expense is recognized over the respective period of service. For the year ended December 31, 2006, we recognized $629 in general and administrative expenses related to such awards.

Fair Value of Warrants to Purchase Convertible Preferred Stock

During 2006, we issued warrants to purchase our convertible preferred stock to lenders in connection with both a long-term debt in the amount of $4,000,000 and convertible bridge loans in the amount of $2,500,000. These warrants have been recorded in accordance with FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity and FASB Staff Position 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable (“FSP150-5”). FSP 150-5 requires us to classify our outstanding preferred stock warrants as liabilities on our balance sheet and record adjustments to the value of our preferred stock warrants in our statement of operations to reflect their fair value at each reporting period.

In February 2006, in connection with the long-term debt, we issued the lender a warrant to purchase 229,555 shares of our Series B convertible preferred stock (“Series B”), at a conversion price of $1.394 per share with an aggregate value of $320,000. The warrant expires February 8, 2014 or two years after the effective date of a public offering of our common stock. In January 2007, in connection with the restructuring of the loan agreement, we issued an additional warrant to purchase 71,736 shares of Series B at a price of $1.394 per share with an aggregate value of $100,000. The warrant will expire January 29, 2014 or two years after the effective date of a public offering of our common stock. In the event a future round of preferred stock financing in which all the Series B are converted into our common stock results in net aggregate proceeds to us equal to or in excess of $5,000,000 and closes at a price below $1.394 per share, the purchase price for all warrants issued to the lender, including the 229,555 shares issued in February 2006, will be reduced to the lowest per share price paid by an investor in that round and with commensurate terms.

The fair value of the Series B warrants issued in February 2006 was computed to be $1.26 per share or $288,805 in the aggregate. The warrants were valued using the Black-Scholes option-pricing model with the following assumptions: 8 year contractual term, volatility of 111%, risk-free interest rate of 4.58% and no dividend yield. The fair value of the Series B warrants issued in January 2007 was computed to be $1.23 per share or $87,884 in aggregate. The warrants were valued using the Black-Scholes option-pricing model with the following assumptions: 7 year contractual term, volatility of 111%, risk-free interest rate of 4.67% and no dividend yield.

In December 2006, in connection with our convertible bridge loan, we issued the lenders warrants to purchase shares of the class and series of our equity securities which are sold in its next qualified financing occurring prior to December 28, 2007, or in the event we do not complete a qualified financing prior to December 28, 2007, shares of Series B. The exercise price of such warrants will be equal to the per share price of the equity securities sold in such qualified financing or if there is no qualified financing, $1.394 per share. Each lender was issued a warrant exercisable for the number of shares equal to 30% of the amount of the bridge loan, divided by the per share price of the future financing, or if there is no qualified financing, by $1.394. The warrants expire December 28, 2012. In the event a qualified financing does not occur prior to December 28, 2007, 538,020 shares of Series B will be issuable pursuant to the warrants. The fair value of the Series B warrants issued was computed to be $1.18 per share or $636,305 in the aggregate. The warrants were valued using the Black-Scholes option-pricing model with the following assumptions: 6 year contractual term, volatility of 111%, risk-free interest rate of 4.74% and no dividend yield.

Stock-option grants to non-employees are accounted for according to the provisions of Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. Accordingly, stock-based awards granted to non-employees were accounted for at their fair value and the resulting expense is recognized over the respective period of service.

For instruments carried at fair value in the financial statements, we used the estimated value of our common stock and the Black-Scholes options value model to value our stock purchase warrants. As of December 31, 2006, we have estimated the value of our common stock at $0.34 per share and have used the following assumptions in the Black-Scholes model: (i) dividend yield of 0%; expected volatility of 111%; risk free interest rate of 4.56%; and expected life of 6.25 years.

Recent Accounting Pronouncements

In June 2006, FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. FIN 48 defines the threshold for recognizing tax return positions in the financial statements as “more likely than not” that the position is sustainable, based on its technical merits. FIN 48 also provides guidance on the measurement, classification and disclosure of tax return positions in the financial statements. FIN 48 is effective for the first fiscal year beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to the beginning balance of retained earnings in the period of adoption. We do not expect that the adoption of FIN 48 will have a material impact on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value in generally accepted accounting principles, or “GAAP” and expands disclosures related to the use of fair value measures in financial statements. SFAS 157 does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in GAAP. The standard emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The provisions of SFAS 157 are generally required to be applied on a prospective basis. We plan to adopt SFAS 157 in the first quarter of 2008 and do not believe the standard will have a material effect on our financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115.” (“SFAS 159”)  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We do not believe adoption of SFAS 159 will have a material impact on our financial position, results of operations or cash flows.

Results of Operations

Years Ended December 31, 2006 and December 31, 2005

Revenue

Revenue increased $564,812, or 88%, to $1,206,124 in 2006 from $641,312 in 2005. Revenue growth is a function of both the number of DigiScopes® we are able to place in healthcare providers’ clinics and the frequency with which providers take retinal image sets of their patients. The installed base of DigiScopes® at December 31, 2006 was 200 as compared to 138 at December 31, 2005, an increase of 45%. As of May 1, 2007, the installed base of DigiScopes® was 189, reflecting a reduction of 40 devices from the installed base at December 31, 2006 that resulted from a change in our direct relationship with third party payers and us paying our customers for each image set captured to now requiring our customers to deal directly with third party payers and pay us for each image set captured, partially offset by 29 new installations. In 2006, the average number of retinal image sets taken per clinic increased 4.7%.

For our primary diabetic care customers we charge a one-time fee upon initial installation of each DigiScope®, which we recognize in revenue in equal installments over twelve months, and an on-going monthly rental fee for use of our device.

Imaging and reading services revenue increased $291,927, or 74%, to $684,096 in 2006 from $392,169 in 2005, primarily due to increases in the installed base of DigiScope® and the number of third-party payers with which we have reimbursement contracts. Prior to mid-2005 we did not have contracts with all the national third-party payers. During 2006 and 2005, we billed and collected from third party payers’ charges for retinal images taken by most of our customers, retaining the full amount of the reimbursement and paying those customers a fixed fee for each image set. Beginning January 1, 2007, we transferred to our customers the direct relationship with the third party payers. Our customers now retain the full amount of the reimbursement, paying us in return a fixed fee for each image set. Also beginning January 1, 2007, in connection with the exclusive license we granted NeuroMetrix to market and distribute the DigiScope® to primary diabetic care physicians, NeuroMetrix assumed responsibility for billing and collections in that market, consistent with these revised procedures.

DigiScope® rental fees revenue increased $114,810, or 79%, to $260,278 in 2006 from $145,468 in 2005, primarily due to an increase in the installed base of the device.

Installation fees revenue increased $158,075, or 152%, to $261,750 in 2006 from $103,675 in 2005 primarily due to increases in both the installed base of DigiScope® and the average fee charged.

Cost of  Revenues

Cost of revenues increased $488,224, or 88%, to $1,044,650 in 2006 from $556,426 in 2005, due to the increase in the installed base of DigiScopes® and the corresponding increase in the volume of images read and an increase in the fee we paid our customers for each set of retinal images captured. Cost of revenues comprises imaging and reading services, repairs and maintenance and depreciation of our DigiScopes®.

Research and Development

Research and development expenses decreased $47,083, or 9%, to $506,143 in 2006 from $553,226 in 2005, primarily due to a reduction in the amount of the unrestricted research grant we pay The Johns Hopkins University.

Operating Expenses

Sales and marketing expenses decreased $741,783, or 26%, to $2,070,419 in 2006 from $2,812,202 in 2005, primarily due to a decrease of $494,306 in expenses related to trade shows and similar activities and $291,508 in expenses for our sales force which transitioned during 2005 from an outsourced organization to one employed and managed by us. General marketing and public relations expenses decreased by $103,729 in 2006 as compared to 2005. Partially offsetting these decreases in expenses was $170,285 for customer services, responsibility for which was transferred in 2006 to marketing from support services the expenses for which are included in general and administrative operations. The reduction in sales and marketing expenses in 2006 primarily reflects our decision to reduce our market presence while we changed our strategic direction.

General and administrative expenses decreased $88,079, or 2%, to $4,513,273 in 2006 from $4,601,352 in 2005, primarily because of the transfer of customer services at the beginning of the year to marketing from support services. Increases in general and administrative expenses included $145,876 for loss on disposal of the Company’s original version of the DigiScope®, $124,858 in tax and audit fees and $42,635 in consulting fees. Partially offsetting these increases were decreases of $136,652 in recruiting fees, $72,646 in travel expenses, $51,105 in office expenses and $36,508 in the provision for bad debt.

Interest Income

Interest income increased $29,818, or 31%, to $124,522 in 2006 from $94,704 due to an increase in investable cash between the two periods.

Interest Expense

Interest expense was $594,027 in 2006 compared to $0 in 2005. Of the total amount of interest expense, $454,166 relates to interest expense paid to a lender from whom we borrowed $4,000,000 in February 2006 (the “Loan”) and $2,055 to accrued interest on a convertible bridge loan we obtained in December 2006 (the “Bridge Loan”).

In relation to the Loan, we issued the lender a warrant to purchase 229,555 shares of our Series B, at a price of $1.394 per share, which was valued at $288,805 using the Black-Scholes Model and is being accreted as additional debt discount. $67,593 was accreted during 2006 and charged to interest expense. The terms of the Loan also require us to pay an additional fee of $300,000 at maturity. This amount is being accreted over the term of the Loan as interest expense. During 2006, $70,213 was accreted.

In connection with the Bridge Loan, we issued warrants to the lenders, which were valued at $636,305 using the Black-Scholes Model. This amount is being accreted as additional debt discount over the twelve-month period of the loan. During 2006, no debt discount was accreted since it would have been immaterial.

On December 28, 2006, we principally agreed to amend the terms of the Loan. Under the amended loan agreement, which was closed on January 29, 2007, (i) the principal payments were deferred until October 1, 2007 at which time the Loan will be repayable in twenty-seven equal monthly payments of principal and interest, through December 1, 2009; (ii) interest during the period January 1, 2007 to September 30, 2007 was fixed at the prime rate in effect at that date, and thereafter at prime plus 2.00%; (iii) the additional fee was increased by $160,000 to $460,000; and (iv) the collateral was enhanced to include our general intangibles, including all intellectual property; and (v) we granted an additional warrant to purchase 71,736 shares of our Series B at a price of $1.394 per share.

Liquidity and Capital Resources

We have had significant operating losses for the years ended December 31, 2006 and 2005. As of December 31, 2006, we had an accumulated deficit of $33,890,328. Our continuing operating losses have been funded primarily from the proceeds of our private equity financings from which we have received gross proceeds of $26,727,156 and net proceeds of $26,230,903. In addition, we have received proceeds of $4,000,000 from a secured loan with a third party lender and $2,500,000 in the aggregate from unsecured convertible promissory notes from our two major investors. We have generated only limited revenues of $1,206,124 and $641,312 in the years ended December 31, 2006 and 2005, respectively, from fees from our imaging and reading services and the installation and rental of our DigiScope®.

On December 31, 2006, we had cash and cash equivalents of $2,425,447 as compared to cash and cash equivalents and short-term investments of $3,394,808 at December 31, 2005. During 2006, we used all our cash balances at December 31, 2005 as well as proceeds of $4,000,000 from a secured loan received in February 2006 to fund our operations. Our cash and cash equivalents at December 31, 2006 consist of $2,500,000 of the proceeds we received on December 28, 2006 from unsecured convertible promissory notes from our two major investors.

Cash used in operating activities was $6,629,647 in 2006 as compared to $7,508,133 in 2005. The decrease in net cash used in operating activities in 2006 was primarily due to a decrease of $389,324 in the net loss for the year to $7,397,866 in 2006 from $7,787,190 in 2005 and an increase in non-cash charges of $395,285 in 2006 as compared to 2005.

Cash provided by investing activities was $2,454,870 in 2006 as compared to net cash used by investing activities of $23,382 in 2005. Cash used for the purchase of fixed assets, primarily components for our DigiScope®, was $776,250 in 2006 as compared to $1,268,872 in 2005. Liquidation of our short-term investments to fund our operating losses in both 2006 and 2005 resulted in cash provided by investing activities of $3,296,120 in 2006 and $1,245,490 (net of purchases of short-term investments) in 2005. Cash used in investing activities in 2006 also included $65,000 deposited in escrow with a lender as collateral in connection with our corporate credit card arrangement.

Cash provided by financing activities was $6,501,536 in 2006 as compared to $7,591,301 in 2005. In 2006, we received cash proceeds of $4,000,000 under a secured loan agreement, $2,500,000 from the issuance of subordinated promissory notes and $1,536 from the exercise of stock options. In 2005, we received net proceeds of $7,479,835 from the issuance of Series B preferred stock.

We lease our DigiScope® to our customers, retaining title to the device. We expect a major use of our cash resources over at least the next year will be to fund the cost of the DigiScopes® we place with our customers. We anticipate being able to borrow funds from a third party lender, using our device and the projected income stream it will generate from our customers as collateral, once our installed base reaches a critical mass. There can be no assurance, however, that we shall be able to find a lender willing to offer terms acceptable to us nor even to find any lender, in which event we shall have to continue to rely on cash generated by our operations to cover this significant investment.

We expect to incur additional operating losses, as well as negative cash flow from operations, for the foreseeable future as we continue to expand our marketing efforts with respect to our products and services and our development of additional applications for our technology and other technologies we may develop in the future. We do not expect to be able to generate sufficient cash flow from our operations during the twelve-month period immediately following the consummation of this offering to support our operations during such period. However, we believe that the net proceeds from this offering, combined with cash generated from our projected revenues, will be sufficient to fund our operations for at least the next twelve months. Additional capital will likely be required in order to proceed with our business plan. Available resources may be consumed more rapidly than currently anticipated, accelerating the need for additional funding. Accordingly, we will likely seek additional funds from a variety of sources, including public and private stock offerings, borrowings under credit lines or other sources. Funding which we may require in the future may not be available on favorable terms, or at all. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our potential products or proprietary technologies, or grant licenses on terms that are not favorable to us. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements.

Long-term Debt

In February, 2006, we obtained a $4,000,000 long-term loan, which was collateralized by a first lien on all of our assets excluding our intellectual property. The loan was originally repayable in full on December 1, 2009. The terms of the loan required monthly interest-only payments through December 31, 2006, at a rate of prime plus 5.00%. In relation to the loan, we issued the lender a warrant to purchase 229,555 shares of our Series B, at a price of $1.394 per share, which was valued at $288,805 using the Black-Scholes Model and is being accreted as additional debt discount. $67,593 was accreted during 2006 and charged to interest expense. The terms of the loan also originally required us to pay an additional fee of $300,000 at maturity. This amount is being accreted over the term of the loan as interest expense. During 2006 $70,213 was accreted.

On December 28, 2006, we principally agreed to amend the terms of our loan. Under the amended loan agreement, which was closed on January 29, 2007, (i) the principal payments were deferred until October 1, 2007, at which time the loan will be repayable in twenty-seven equal monthly payments of principal and interest, through December 1, 2009; (ii) interest during the period January 1, 2007 to September 30, 2007 was fixed at the prime rate in effect at that date, and thereafter at prime plus 2.00%; (iii) the additional fee was increased by $160,000 to $460,000; (iv) the collateral was enhanced to include our general intangibles, including all intellectual property; and (v) we granted an additional warrant to purchase 71,736 shares of our Series B at a price of $1.394 per share.

Convertible Bridge Loan

In December 2006, we obtained a convertible bridge loan in the amount of $2,500,000 from Bain Capital Ventures and its affiliates and Radius Venture Partners, our two major Series B preferred stock investors. The loan bears interest at 10.00% per annum and is payable upon the earlier of conversion of the convertible loan or at its maturity date. Unless earlier converted into equity securities, the convertible loan is due and payable twelve months after issuance. This loan is subordinate to our currently outstanding debt. Unless earlier converted into equity securities, the notes are due and payable twelve months after issuance. Interest expense on the notes for the year ended December 31, 2006 is $2,055.

The convertible loan together with accrued interest is convertible into our Series B (i) automatically, upon the closing of our next round of preferred stock financing with cash proceeds of at least $5,000,000, or upon an initial public offering of shares of our common stock; or (ii) at the option of the lenders, (a) at maturity, if not converted earlier, or (b) at the time of sale of our company, at a conversion price of $1.394 per share.

In connection with the convertible bridge loan, we issued warrants to the lenders, which were valued at $636,305 using the Black-Scholes Model. This amount is being accreted as additional debt discount over the twelve-month period of the loan.

In January 2007, we offered all other Series B preferred stock investors who were accredited investors the opportunity to participate in the bridge financing on the same terms as those granted the two major investors. In April and May 2007, we issued notes in the principal amount of $3,926,976 to such Series B stockholders and certain institutional and other investors.

Series B Convertible Preferred Stock

In 2005, we sold 5,380,201 shares of Series B at a price of $1.394 per share, resulting in net proceeds of $7,479,835 after deduction of issuance expenses of $20,165.

Each share of Series B is currently convertible, at the option of the holder, into one share of common stock. The conversion price of the Series B is to be adjusted in the event of certain events, including the issuance of additional shares of common stock or options at a price that is deemed to be less than the conversion price then in effect. All outstanding shares of Series B will be automatically converted into common stock upon the closing of this offering.

Net Operating Loss Carryforwards

As of December 31, 2006, we have federal net operating loss carryforwards, or NOLs, available to offset future taxable income of $20,300,000 which begin to expire in 2025. We also have state NOLs various jurisdictions which begin to expire in 2009. We have determined that during January 2004 we had an ownership change under Section 382 of the Internal Revenue Code. NOLs are limited under Section 382 when there is a significant “ownership change” as defined in the Internal Revenue Code.

The limitation imposed by Section 382 places an annual limitation on the amount of NOLs, certain built-in items of deduction or loss and tax credit carryovers that can be utilized. In addition, certain states follow Section 382 and impose limitations on the utilization of the state NOLs. We have estimated that the Section 382 limitation from the January 2004 ownership change in our company as a result of the Series B preferred stock investment eliminated our ability to utilize federal and certain state NOLs generated prior to that date. As a result, we have not included in the deferred tax assets any federal NOLs generated prior to January 2004, or for state NOLs that follow Section 382 or for items that are expected to generate recognized built-in losses or deductions subsequent to the ownership change. Future changes in our ownership could further affect the limitation in future years.

Contractual Obligations

The following table summarizes our principal contractual obligations as of December 31, 2006 and the effects such obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due in
	Total	2007	2008 and 2009	After 2009

Long-term debt(1)	$4,346,000	$400,451	$4,059,549	$—
Convertible bridge loan	2,500,000	2,500,000	—	—
Interest expense	814,252	561,203	253,049	—
Operating lease obligations	496,624	185,241	311,383	—
Purchase commitments	143,094	143,094	—	—
Total contractual cash obligations	$8,413,970	$3,789,989	$4,623,981	$—

——————

(1)

Reflects terms of amended loan agreement which was closed on January 29, 2007.

Upon the completion of this offering, outstanding preferred stock warrants to purchase 1,655,168 shares will be reclassified to additional paid-in capital.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements.

Qualitative and Quantitative Disclosures about Market Risk

We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Our financial instruments consist of cash, cash equivalents, short-term investments, accounts receivable, accounts payable, accrued expenses and short- and long-term obligations. We consider investments that, when purchased, have a remaining maturity of 90 days or less to be cash equivalents. Our balance sheet includes a long-term promissory note which is subject to interest rate risk. The promissory note is priced at a floating rate of interest through September 30, 2007, at which time the rate becomes fixed. As a result, at any time before that date a change in interest rates could result in either an increase or a decrease in our interest expense. We performed a sensitivity analysis to assess the potential effect of a 100 basis point increase or decrease in interest rates and concluded that the near-term changes in interest rates should not materially affect our financial position, results of operations or cash flows.

BUSINESS

Overview

We are a medical diagnostic company that designs, develops and commercializes proprietary technology and services for detecting three leading causes of preventable blindness:

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age-related macular degeneration, or AMD;

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glaucoma; and

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diabetic retinopathy.

There are frequently no symptoms or warning signs of these diseases until vision is affected. As a result, early detection followed by appropriate treatment is critical to the prevention of vision loss. Our EyeTel Retinal Imaging System, which we refer to herein as the EyeTel System, is an imaging and diagnostic system that helps detect these diseases at early stages when various treatment options for preserving vision are available.

Currently, AMD, glaucoma and diabetic retinopathy are most often diagnosed by an ophthalmologist or optometrist performing dilated eye examinations. Photography of the fundus (the back of the eye) has been used historically to document pathology once it is identified. Recently, however, eye care professionals have begun using advanced retinal imaging systems such as the EyeTel System to help detect pathology evidencing disease.

The EyeTel System is currently used in primary diabetes care practices of medical and osteopathic doctors (such as endocrinologists and family physicians) to detect diabetic retinopathy in their patients. We are also targeting optometry practices that provide primary eye care for use of the EyeTel System to help detect AMD, glaucoma, and diabetic retinopathy. In early 2007, we launched a new version of the EyeTel System for the optometry market. It is based on our DigiScope® hardware platform with a different software application which provides a broader array of selectable features (including different imaging modes and built-in report generation tools) to specifically meet the needs of optometrists. We anticipate generating revenue from our optometry product in the third quarter of 2007.

The EyeTel System is based on patented technology developed at the Wilmer Eye Institute of The Johns Hopkins University and commercialized by us under an exclusive licensing agreement. It is comprised of the DigiScope®, a medical device which takes high resolution retinal images, and a telemedicine image analysis service provided by the EyeTel Reading Center to identify pathology indicative of eye disease. The EyeTel Reading Center is a division of our company that is staffed by specialists, or “readers,” who analyze images. By contract, an ophthalmologist from the Wilmer Eye Institute is responsible for oversight of reader training, continuing education, and quality assurance. For primary diabetes care physicians, the EyeTel Reading Center reviews all patient images and issues a report detailing any findings. Optometric physicians may choose to interpret the DigiScope® images themselves or send them to the EyeTel Reading Center for analysis.

Our business model is structured to produce recurring revenues from each customer. We maintain ownership of each leased DigiScope® and charge our customers for use of the imaging system on a per patient examination basis with either minimum quarterly fees or monthly lease payments required. Primary diabetes care practices pay an upfront installation and training fee, monthly rent on the DigiScope®, and a fee for EyeTel Reading Center image analysis per patient examination. Optometry practices pay an installation and training fee and a per patient examination processing fee with guaranteed minimum quarterly payments. As a result of our leasing and per patient service model, we believe that the EyeTel System presents a lower-cost alternative for our customers than other commercially available, high quality imaging systems and is differentiated from other commercial systems because of its telemedicine access to expert image analysis.

Our DigiScope® has received 510(k) clearance by the U.S. Food and Drug Administration, which we refer to herein as the FDA. The DigiScope®, which has been on the market since 2000, is currently in its fourth generation of technological development. Since our inception, we have imaged over 50,000 patients with the DigiScope®.

Market Opportunity

The four leading causes of preventable vision loss in the United States are AMD, glaucoma, diabetic retinopathy and cataracts. The EyeTel System is used to detect AMD, glaucoma and diabetic retinopathy each of which relate to the back of the eye known as the fundus.

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AMD strikes at the macula and leads to symptoms including distorted or blurred vision. According to the Eye Diseases Prevalence Research Group, more than 1.75 million Americans have AMD today and it is estimated that AMD will affect almost 3 million Americans by 2020.

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Glaucoma is a group of diseases that cause vision loss through damage to the optic nerve. According to a 2002 Harvard Health Publications Study, over 2 million Americans have glaucoma today, but that over half of these cases have not been diagnosed.

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Diabetic retinopathy is a retinal vascular disorder that occurs as a complication of diabetes when abnormal blood sugar levels damage small blood vessels in the retina. According to the Eye Diseases Prevalence Research Group, of the approximately 20 million Americans who have either type-I or type-II diabetes, over 5 million have diabetic retinopathy. The National Eye Institute states it is a leading cause of blindness in working age adults.

AMD and glaucoma are age-related and are becoming more prevalent as baby-boomers move past middle age. All Americans over 50 years old and African-Americans and Hispanics over 40 years old are at increasing risk of these diseases. These groups represent a total of approximately 90 million Americans. The incidence of diabetic retinopathy is growing rapidly due to the underlying growth of diabetes. The National Eye Institute estimates that over 20 million Americans have diabetes, and of the approximately 14.6 million Americans that have been diagnosed, 40% to 45% have some stage of diabetic retinopathy. Based on the current pricing and reimbursement for the EyeTel System, we estimate that the potential U.S. market for testing for AMD, glaucoma and diabetic retinopathy is greater than $2 billion annually. In addition, we believe that new applications of the EyeTel System, including detecting other diseases of the eye and providing other telemedicine applications, could further increase our potential market size.

Competitive Strengths

We believe that the following competitive strengths will allow us to continue our growth and to benefit from favorable market trends:

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Better Care, Better Bottom Line. The EyeTel System provides our customers with a state-of-the-art tool to help preserve vision through early detection of diseases that can result in vision loss if they go undetected and untreated. With widespread third-party payer coverage for primary diabetes care practices and for optometrists that are participating providers, an extensive practice support programs, and our low cost pay-as-you-go pricing, we believe the EyeTel System can become a profitable service for practices more quickly than the offerings of competitors.

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An Effective Low Cost Alternative. We believe that the EyeTel System is a lower cost alternative than other commercially available, high quality imaging systems. The EyeTel System is specifically designed for retinal disease detection and the DigiScope® is manufactured in China, resulting in a low product cost to us. This allows us to price the EyeTel System competitively, making it, we believe, cost effective for most primary diabetes care and optometry practices.

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Telemedicine Image Analysis Services. The EyeTel System goes beyond offering the benefits of retinal imaging through its telemedicine service that provides expert analysis of images by highly trained readers at the EyeTel Reading Center. This service allows potentially vision-saving diagnostic technology to be in locations convenient for the patient, which we believe may facilitate earlier detection of disease in more individuals.

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Strong Distribution in Primary Diabetes Care. At March 31, 2007, approximately 180 primary diabetes care practices use the EyeTel System and have imaged approximately 50,000 patients. In October 2006, we entered into our first distribution partnership, an exclusive relationship with NeuroMetrix, Inc. (NURO), a company that provides nerve conduction testing equipment to primary diabetes care practices and other physician practices. We estimate that approximately 3,000 of NeuroMetrix’s current customers are potential customers of the EyeTel System. We anticipate that other prospective EyeTel customers may result from the growth in NeuroMetrix’s customer base through the efforts of its 50-person sales organization.

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Enhanced Business Metrics for Physicians. Implementation of the EyeTel System enables physicians, whether primary diabetes care or optometric, to enhance the level of services provided in their practices. For primary diabetes care physicians, our system allows them to provide more comprehensive care for patients with diabetes. Health plans measure the performance of participating primary diabetes care physicians utilizing relevant Health Plan Employer Data and Information Set, or “HEDIS®,” metrics, including annual eye examinations for diabetes patients. As health plans move more toward measuring the quality of care delivered by participating physicians, HEDIS® scores are used as the basis for published quality of care “report cards” as well as the rapidly growing pay-for-performance programs. Our ability to assist primary diabetes care physicians in improving compliance for annual eye examinations among patients with diabetes and providing the appropriate medical record documentation results in better published quality ratings for practices and, in some instances, incremental pay-for-performance revenue. In optometry the EyeTel System provides optometric physicians with an advanced tool to better diagnose eye disease while not requiring valuable physician time. In addition, the availability of expert consultation from the EyeTel Reading Center enables the optometric physician to retain patients that might ordinarily be referred out to a specialist for a consultation and potentially be lost to the practice as a result.

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Potential for Recurring Revenues. Our business model is structured to produce recurring revenues from each customer. In primary diabetes care practices, physicians pay an upfront installation and training fee, monthly rent on the DigiScope®, and per patient examination fees for EyeTel Reading Center image analysis. In optometry, optometrists pay an installation and training fee and a per patient examination processing fee with a guaranteed minimum quarterly payments. These fees include all ongoing service, operator training, and software upgrades to the physician and optometrist. Our pay-as-you go pricing program allows us to offer customers a low cost of entry and the simplicity of a comprehensive service. We view our customer relationships as partnerships where both parties benefit from optimal utilization of the EyeTel System. This facilitates our ability to support customers in areas such as integration of the EyeTel System into the practice operations, billing, and point of purchase marketing, further solidifying our customer relationships.

Strategy

We will seek to grow by pursuing the following business strategies:

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Expand Sales and Marketing Efforts. Through our relationship with NeuroMetrix, we will seek to access more than 3,000 of NeuroMetrix’s current primary diabetes care customers, as well as their new customers, whom we believe to be potential customers for the EyeTel System. In addition, we intend to devote significant resources in the future, including proceeds from this offering, to developing our internal sales function, to address the optometry market. We believe that potential customers for the EyeTel System include approximately 12,000 primary diabetes care physicians and over 20,000 optometrists.

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Develop Partnerships with Optical Retailers. According to Vision Monday, retail chains have commanded a significant share of the vision care market with the top 50 chains accounting for over 8,800 optical retailer locations, many of which include an optometry practice. We believe that partnering with optical retailer chains facilitates and expedites placement of the EyeTel System with optometrists. Currently, we have a non-binding arrangement with For Eyes Optical Company, a full service optometry chain with over 140 locations, under which they are to help promote the EyeTel System to independent optometrists who practice in For Eyes locations.

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Expand Distribution Outside the United States. Preventable vision loss is a world wide problem. EyeTel’s telemedicine capabilities allow us to bring expertise to any place with electricity and an Internet connection. We intend to identify partners to distribute our system outside the United States, although no such arrangements are imminent.

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Expand Clinical Uses for the EyeTel System. We intend to continue to fund research and development efforts at the Wilmer Eye Institute and otherwise as we seek to both improve and potentially create additional uses for the EyeTel System, such as cataract detection. Beyond retinal imaging, the DigiScope® and the EyeTel Reading Center may be useful in other aspects of eye care, such as cataract detection. In addition, since the eye is the only part of the body where the microvasculature is easily visible, there is ongoing research to determine if indications of cardiovascular disease present first in the microvascular structure of the eye. Although there are no other near-term uses for the EyeTel System, we intend to explore these and other opportunities.

EyeTel’s History

EyeTel was founded in 1996 and began operations in January 1997 when it signed a license agreement with The Johns Hopkins University to develop and commercialize the DigiScope®.

From January 1997 through April 2000, we supported research conducted by Ran Zeimer, Ph.D., Professor of Ophthalmology at the Wilmer Eye Institute and inventor of the DigiScope®, and other scientists from the Wilmer Eye Institute. A patent covering the technology underlying the DigiScope® was granted The Johns Hopkins University in the United States in August 1999. We filed a 510(k) application with the FDA for the DigiScope® and received FDA clearance in 1999. Prior to market launch and as a condition of the license agreement with The Johns Hopkins University, a validation study independent of the Wilmer Eye Institute was required. This validation study was conducted at Henry Ford Hospital in Detroit, Michigan. At the completion of the study the results were initially presented at the Association for Research in Vision and Ophthalmology in 2000. EyeTel also received a Small Business Technology Transfer research grant from the National Eye Institute to conduct research in diabetic retinopathy with the DigiScope®. Concurrently with the enrollment in the validation trial, we entered into an agreement with the Wilmer Eye Institute to provide clinical and quality oversight for the EyeTel Reading Center and completed the software development for the reading center.

From 2001 to 2003, we began our initial market development, with a focus on the following critical factors:

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third-party reimbursement for the EyeTel System by both private and government payers;

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compliance with Health Employer Data and Information Set, or “HEDIS®,” quality standards;

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identifying a sales and marketing partner; and

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establishing a high quality, low cost manufacturing capability

During the initial launch, we were able to secure reimbursement from the Medicare carriers in both states. Several of the leading private payers in each state also established reimbursement arrangements for the EyeTel System including Blue Cross Blue Shield of Michigan, Health Alliance Plan in Michigan, Aetna in Michigan, and CareFirst, the Blue Cross Blue Shield plan in Maryland and several smaller plans.

In 1999, we established our manufacturing relationship with TopZone Electronics Inc. of Changsha, China to manufacture the DigiScope®. Although not reflected in a binding long-term agreement, this relationship allows EyeTel to produce the DigiScope® at low cost and provides a scalable source of DigiScope® production. EyeTel had an initial inspection by the FDA in May of 2003 and passed without any material negative findings.

In 2003, we entered into a sales and marketing agreement with Eli Lilly and Co. to accelerate the market penetration of the DigiScope®. Eli Lilly had a drug in development (a PKC Beta inhibitor) for the treatment of diabetic microvascular complications including diabetic retinopathy. Under this agreement, Eli Lilly was to provide sales and marketing support to EyeTel in return for access to non identifiable patient data from EyeTel. Eli Lilly made an investment in EyeTel in conjunction with this agreement. However, benefits we anticipated from the partnership with Eli Lilly did not materialize as their diabetic retinopathy drug was not approved by the FDA.

In January 2004, we completed our Series B convertible preferred stock financing led by Bain Capital Ventures and Radius Ventures Partners, pursuant to which we received gross proceeds of $11,604,626, of which $422,489 represented the surrender of outstanding debt. Over the next two years, we expanded our third-party payer coverage to include most national health insurers as well as many regional plans, and continued our research, development and marketing efforts.

In April 2006, we hired John Garbarino as our new Chief Executive Officer and in May 2006 we hired Keith Frey as our new Chief Financial Officer. Subsequently, we implemented a major shift in strategy and took actions aimed at enhancing our operations by:

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strengthening the management team while cutting corporate overhead;

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improving the quality, reliability, and performance of the DigiScope® while reducing the cost of production;

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expanding our relationship with our contract manufacturer to cover more software development and testing, and by providing additional research funding to The Johns Hopkins University for work to be conducted by Dr. Zeimer related to further development of imaging devices;

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restructuring existing customer contracts to change the billing process for our primary diabetes care customers from having EyeTel responsible for the billing of third-party payers to having the practices responsible for the direct billing of third-party payers;

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increasing our sales and service capabilities to more rapidly exploit the opportunities in primary diabetes care through our relationship with NeuroMetrix; and

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introducing our EyeTel System to the optometry market and signing our promotion arrangement with For Eyes Optical Company.

The EyeTel System

The rapid growth of “back-of-the-eye” diseases that can result in vision loss and the availability of treatment options if the disease is detected at an early stage were the impetus for development of the EyeTel System. Our strategy is to bring the technology to the earliest, most frequent point of care for patients – primary care – to facilitate early detection of disease. For patients with diabetes, the primary care provider is a family physician, internist or endocrinologist. An optometrist is typically the provider of primary eye care for the general population.

Patients with diabetes routinely see their primary diabetes care physician four or more times per year. However, according to the American Academy of Ophthalmology, only 50 – 60% of patients with diabetes visit an eye care professional to receive the recommended annual dilated eye examination. In addition to the battery of other tests performed during these visits, an EyeTel retinal examination can easily be added in this setting to help the primary diabetes care physician deal with diabetic patients who do not obtain annual dilated eye examinations. Mild mydriatic eye drops are administered to the patient prior to imaging. The EyeTel System is semi-automated to allow any practice staff member to perform the imaging with minimal training. The diabetic retinopathy imaging session takes approximately 10 minutes.

Each night, each DigiScope® establishes a secure Internet connection over an analog telephone line and transmits all images taken that day to the EyeTel Reading Center. Images are analyzed by expert readers in 1.3 days on average. A report is generated automatically and faxed to the physician for review and interpretation. Images are also posted to a secure website for optional review by the physician. If readers identify pathology indicative of disease that has progressed and appears severe, the images are reviewed by the EyeTel Reading Center medical director and the referring physician is immediately called. Reimbursement for testing is typically from the patient’s third-party health insurance and requires adding only one additional charge to the invoice already being submitted for other services during the visit. Reimbursement to a primary diabetes care practice for an EyeTel retinal examination averages approximately $85.

In 2007, NeuroMetrix assumed responsibility for handling all of the billing and collections for our primary diabetes care customers as part of their responsibilities in servicing those accounts. Each new customer pays an initial fee for installation and training, a monthly rental charge for the DigiScope® and a per patient imaging fee. EyeTel retains ownership of the DigiScopes® and all the rental income is passed through to us. NeuroMetrix retains a portion of each of the other revenue components in compensation for performing all sales, marketing, customer service, field service, and billing and collections for primary diabetes care customers.

For general eye care, optometrists are typically the primary care providers. The EyeTel System is utilized by optometrists to help diagnose diabetic retinopathy as well as age-related macular degeneration and optic disc abnormalities such as glaucoma. We offer a wider range of imaging options for optometrists because they are testing for multiple diseases and most have the ability to analyze the images for pathology if they choose.

There are two basic imaging modes: screening and medical imaging. Screening is used in conjunction with routine annual eye exams for patients that are not in high risk categories to screen for disease and document baseline conditions for comparisons. By taking baseline images of patients in conjunction with eye exams, the condition of the patient’s retina, macula, and optic disc can be assessed and documented. Using advanced image management systems such as the EyeTel System, the optometrist can easily compare current images to those of prior years to identify changes that may indicate new disease or significant progression of disease. We believe this is a more accurate way to track changes than simply referring to chart notes from a previous examination, which is the traditional method. Imaging also facilitates the optometrist’s review of current conditions. Although an optometrist’s retinal examination with an ophthalmoscope is a valuable and needed procedure, imaging and analysis using the EyeTel System allows for a more careful examination by eliminating patient movement and also allows the physician to further study conditions if warranted without requiring the patient to remain under examination.

Screening typically takes three to six minutes and most often does not require pharmacological dilation. Screening is paid for out-of-pocket by the patient at a price set be the optometrist.

Medical imaging is performed when the optometrist has diagnosed disease either through screening or direct examination. Its purpose is to help diagnose the extent of disease, document the disease state and to track the efficacy of treatments. Medical imaging entails taking more images of each eye, including a stereo view of the optic disc, which is useful in detecting optic disc abnormalities including glaucoma. Medical imaging may be billed to the patient’s third-party health insurer if the physician is a participating provider with the payer with expected average reimbursement of approximately $85.

For both screening and medical imaging, the optometric physician may choose to analyze a patient’s images or send them to the EyeTel Reading Center for analysis. The process for the latter is comparable to that for primary diabetes care. For physicians who prefer to analyze the images themselves, we offer tools to assist in generating reports directly on the DigiScope®.

We currently charge optometry practices for installation and training and for use of the EyeTel System on a per patient basis with required quarterly minimum payments. In most instances, the quarterly minimum charge is paid at the beginning of each contract quarter by charging the optometrist’s credit card. When the prepaid “bank” is depleted, it is automatically replenished by another credit card charge. Customers are charged different rates per patient for screening and medical imaging and there is an additional charge for each patient whose images are analyzed by the EyeTel Reading Center.

In both markets we serve, we strive to deliver a cost effective, clinically-validated means of detecting vision threatening eye diseases that is quick and easy to use and financially attractive for our customers.

EyeTel Reading Center

With locations at our headquarters in Columbia, Maryland, and at Wilmer Eye Institute locations in Frederick and Baltimore, Maryland, the EyeTel Reading Center is a division of EyeTel which provides telemedicine expert analysis of images captured by DigiScopes®. The EyeTel Reading Center is staffed by retinal readers (each of whom is an independent contractor who must complete a certification program approved by the EyeTel Reading Center medical director) with quality oversight provided by retinal specialists from the Wilmer Eye Institute. Ingrid Zimmer-Galler, M.D., a retinal specialist and a consultant to us, is, pursuant to an agreement between us and The Johns Hopkins University, the current medical director of the EyeTel Reading Center. She is responsible for the following three areas of oversight within the reading center:

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Training of Retinal Readers. Dr. Zimmer-Galler has reviewed and approved the training course used for new readers. In addition, she signs off on the completion of the training program that includes a period of time when she reviews every image analysis from new readers before they become certified.

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Quality Assessment. Dr. Zimmer-Galler has reviewed and approved the Quality Assurance protocol used for the EyeTel Reading Center. She also reviews a specified number of images and the related analyses from each reader for quality control purposes.

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Continuing Education. Dr. Zimmer-Galler is involved with the continuing education provided to our readers either directly or by arranging to have colleagues from the Wilmer Eye Institute address specific topics.

The EyeTel Reading Center is scalable to handle our forecasted patient volumes. Each reader works four hour shifts and can read up to 30,000 sets of patient images per year. Each reading station can handle up to four shifts per day and therefore can handle 120,000 patient image sets per year. As part of the reading center agreement with Wilmer Eye Institute, we have space to place up to seven reading stations at Wilmer Eye Institute locations. There are currently two reading stations at Wilmer Eye Institute locations. The EyeTel Reading Center currently maintains the hardware to handle up to 960,000 patients image sets per year and the staff to handle 150,000 patient image sets per year.

DigiScopes® automatically call into a local Internet service provider each night and transfer their images to EyeTel’s Vision Access database over a secure Internet connection. For optometric physicians who analyze some or all of their patients’ images themselves, we provide back up storage of the images. The following day our readers log into a reading station at the EyeTel Reading Center where images to be analyzed are automatically presented for grading. Following completion of the analysis, a report with the results is automatically faxed back to the referring provider. Quality assurance procedures are in place to ensure a high quality analysis is performed on each patient’s images. Quality measures are reviewed on an ongoing basis both for the EyeTel Reading Center as a whole and for each individual reader. Quality oversight is accomplished by several means, including over-reading of randomly selected images by the medical director, review of all images with significant pathology and reading of standard images with known pathology.

Third-Party Reimbursement

Primary Diabetes Care Practices

Over the last several years, the EyeTel System has become an accepted part of the standard of care for diabetic retinal evaluations and is reimbursed by most third-party payers. Risk of a claim denial is minimal because, almost without exception, patients with a diagnosis of diabetes have a medical benefit which includes annual retinal eye examinations from either an eye care provider or through a retinal telescreening system. The EyeTel System is accepted and is supported by many national healthcare organizations such as the American Diabetes Association and the National Committee for Quality Assurance. Widespread medical community support coupled with widespread payer acceptance, both in patient benefits and medical policy with coding, facilitates the adoption of the EyeTel System by primary diabetes care physicians.

The ability to be reimbursed for a new technology from commercial health insurance plans is generally dependent on some form of medical policy review. After a positive technology assessment, the payer develops a written medical policy stating coverage for the service as well as outlining coding for reimbursement. Most major commercial plans have published coverage policies for retinal telescreening that include coverage of the EyeTel System (e.g. Aetna, CIGNA, Humana, UnitedHealthcare, Well Point, Blue Cross Blue Shield and many individual state plans, as well as many regional and local health plans around the country). Many of these payers have also shown their support for the EyeTel System by publishing articles about the system in their national and/or local newsletters or sending letters directly to their participating providers encouraging them to consider providing this type of service. Some of these payers have also created pay-for-performance programs giving additional incentive dollars to providers who raise their diabetic eye examination compliance rates by having documented EyeTel System reports in charts of diabetic patients.

All Medicare beneficiaries with diabetes have a benefit of receiving annual diabetic retinal examinations by an ophthalmologist or optometrist, whether or not the patient has known retinal disease. Without a unique “CPT code” specific for the EyeTel System, most governmental payers require that the closest existing CPT code in description to the EyeTel System, CPT 92250 (Fundus Photography), be billed. Many Medicare regions, including those accounting for 36 of the 50 states, reimburse for the EyeTel System examination with this code with a general diabetes diagnosis. However, five Medicare regions accounting for 14 states still require a diagnosis of pre-existing retinal disease or will only reimburse for fundus photography when performed in conjunction with an eye exam performed by an ophthalmologist or optometrist. Ongoing efforts are underway to work with these carriers to allow reimbursement for diabetic patients without known retinal disease at the time of the service, which is consistent with the coverage and benefit for a diabetic retinal examination through eye care providers. Until this issue is resolved, the majority of the Medicare recipients in these regions will not have their EyeTel retinal examinations directly paid for by Medicare, which may potentially affect the acceptance and the usage of the EyeTel System in these states.

National organizations which impact third-party payers such as the American Diabetes Association and the National Committee for Quality Assurance continue to increase their support for the EyeTel System. In 2006, the American Diabetes Association added language to their Standards of Medical Care in Diabetes 2006 stating that digital retinal imaging systems like the EyeTel System are now considered a standard of care option. The National Committee for Quality Assurance, which is a source for information about the quality of the nation’s managed care plans, has added the new “HCPCS code” S0625 to their list of accepted codes for the Health Plan Employer Data and Information Set measure of compliance for diabetic eye examinations. As part of the National Committee for Quality Assurance, Health Plan Employer Data and Information Set, or “HEDIS®, is a set of standardized performance measures related to many significant public health issues such as cancer, heart disease, smoking, asthma and diabetes. Information from HEDIS® data helps provide a view of health plan quality to employers and consumers aiding their decision making on which health plan to purchase. Health plans strive to reach the highest compliance rates possible to differentiate themselves from other plans with lower compliance rates. As part of the diabetes measure, annual dilated eye examination compliance has historically measured very low among plans nationally and has been very difficult to increase despite significant efforts. Retinal telescreening services like the EyeTel System have the ability to help make a positive impact on these compliance rates, providing a significant benefit for the health plans and a reason to continue to cover and reimburse for the EyeTel System.

Optometry Practices

Reimbursement for EyeTel examinations in the optometry market is paid either directly by the patient or by third-party payers. The reimbursement process is dependent on whether the retinal imaging is used to screen for disease in an otherwise healthy patient, which is referred to as “screening,” or if it is used for the documentation and/or monitoring of disease that is present at the time of the patient visit, which is referred to as “medical imaging.”  When utilized for screening to aid in the detection of disease and/or to establish a baseline in the patient’s chart, it is not reimbursable by commercial health plans or governmental payers. When medical imaging is performed on a patient with suspected or diagnosed disease to document and/or monitor disease and treatment, it is billable and reimbursable by third-party payers if the optometrist is a participating provider.

Practices set a specific standard fee for screening with the EyeTel System which is charged to patients at the time of service and is not billed to their health plans. The amount a practice charges for screening may have an effect on the patient’s receptiveness to having the service performed since it is paid for out-of-pocket. For medical imaging, practices will set a separate higher standard fee because this service includes more extensive imaging, analysis and interpretation. This fee for medical imaging is billed directly to the patient’s health plan under their medical benefits. Reimbursement for fundus imaging in the optometry market is well established for commercial health plans and governmental payers such as Medicare and Medicaid through the utilization of the CPT code 99250 for fundus photography.

Billing and Collecting From Third Party Payers in Primary Diabetes Care

From December 20, 2005 through the end of 2006, we had a direct relationship with third-party payers for EyeTel retinal examinations. We paid our primary diabetes care physician practices a fixed fee for each set of retinal images taken of their patients, retaining for ourselves the full amount paid to us by the third-party payer. This procedure was originally established to alleviate concerns among prospective customers about reimbursement since we had not yet established widespread third party coverage for our service. The method was not as efficient nor as cost effective as having the physician practices bill third party payers directly. It added extra steps to the patient imaging process to collect and record insurance information and required us to establish our own billing operation. Patient insurance information we received from customers was often inaccurate, collection of patient co-payments and deductibles was difficult, and we were occasionally not participating providers with small local third-party payers, all of which negatively affected collections.

By June 2006, our reimbursement coverage was broad enough for the EyeTel System that we decided to transfer the direct relationship with the third-party payer effective January 1, 2007, such that an EyeTel retinal examination can be added to a bill already being created by the physician for the patient’s visit. Having the physician practice bill for the examination also eliminated the requirement of some insurers that a patient incur a second co-pay, in addition to the co-pay for the same office visit, for the retinal examination. Under the new procedures, physician practices bill the third-party payer directly and retain the full amount of the reimbursement, paying us a fixed fee for the image analysis performed by the EyeTel Reading Center. Commencing January 2007, NeuroMetrix assumed responsibility for billing and collections for all our current primary diabetes care customers, as well for all new customers they secure.

Regulation

Food and Drug Administration

DigiScopes® are medical devices subject to extensive regulation by the FDA pursuant to the Food, Drug, and Cosmetic Act, or FDCA. FDA regulations govern, among other things, the following activities, which we or our contract manufacturers perform:

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product design and development;

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product testing;

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product manufacturing;

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product labeling;

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product safety;

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product storage;

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premarket clearance or approval;

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advertising and promotion; and

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product sales and distribution.

The FDA classifies medical devices into one of three classes on the basis of the controls deemed necessary to reasonably ensure their safety and effectiveness. Medical devices to be commercially distributed in the U.S. must receive either 510(k) clearance or PMA approval prior to marketing from the FDA pursuant to the FDCA. Devices deemed to pose relatively less risk are placed in either class I or II, which requires the manufacturer to submit a pre-market notification requesting permission for commercial distribution; this is known as 510(k) clearance. Some low risk devices are exempted from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life supporting or implantable devices, or devices deemed not substantially equivalent to a previously 510(k) cleared device or a pre-amendment class III device for which PMA applications have not been called, are placed in Class III requiring PMA approval.

510(k) Clearance Pathway. To obtain 510(k) clearance, a manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent in intended use, technology and in safety and effectiveness to a previously 510(k) cleared device or a device that was in commercial distribution before May 28, 1976 (a preamendment device) for which the FDA has not yet called for submission of PMA applications. The FDA’s 510(k) clearance pathway usually takes from four to 12 months, but it can last longer.

After a medical device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a significant change in its intended use, requires a new 510(k) clearance or could require de novo classification or premarket approval. The FDA allows each company to make this determination, but the FDA can review the decision. If the FDA disagrees with a company’s decision not to seek FDA authorization, the FDA may retroactively require the company to seek 510(k) clearance, de novo classification or premarket approval. The FDA also can require the company to cease marketing until 510(k) clearance, de novo classification or premarket approval is obtained or take other action.

The DigiScope® received 510(k) clearance from the FDA in 1999, with the following Indications for Use:  “The DigiScope® is indicated for use as an ophthalmic camera for individuals where examination of the fundus for pathologies is required.” A clinical study was not required to support our 510(k) clearance. We have modified the device since clearance but do not believe that the changes require a new 510(k) clearance or premarket approval regular price.

PMA Approval Pathway. A product not eligible for 510(k) clearance must follow the PMA approval pathway, which requires proof of the safety and effectiveness of the device to the FDA’s satisfaction. The PMA approval pathway is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer. A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, device design, manufacturing and labeling. As part of the PMA review, the FDA will typically inspect the manufacturer’s facilities for compliance with Quality System Regulation, or QSR, requirements, which impose elaborate testing, control, documentation and other quality assurance procedures. Even after approval of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.

However, our agreement with the Wilmer Eye Institute required a validation trial to be completed independent of the Wilmer Eye Institute. A validation trial was completed at Henry Ford Hospital in Detroit, Michigan and the

trial showed substantial equivalence of the DigiScope® to the “gold standard” for seven-field color stereo fundus photography.

Postmarket. After a device is placed on the market, numerous regulatory requirements apply. These include:  the QSR, labeling regulations, the FDA’s general prohibition against promoting products for unapproved or “off label” uses, the Medical Device Reporting regulation (which requires that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur), and the Reports of Corrections and Removals regulation (which requires manufacturers to report recalls and field actions to the FDA if initiated to reduce a risk to health posed by the device or to remedy a violation of the FDCA).

FDA enforces these requirements by inspection and market surveillance. If the FDA finds a violation, it can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:

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fines, injunctions, and civil penalties;

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recall or seizure of products;

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operating restrictions, partial suspension or total shutdown of production;

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refusing requests for 510(k) clearance or PMA approval of new products;

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withdrawing 510(k) clearance or PMA approvals already granted; and

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criminal prosecution.

Our most recent inspection took place in May 2003. During the course of this inspection, the FDA identified two items as part of a general discussion with management and both items have been addressed. We have no outstanding issues with the FDA.

Health Insurance Portability and Accountability Act of 1996

Federal and state laws protect the confidentiality of certain patient health information, including patient records, and restrict the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their protected health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. As an entity operating in the medical field and handling patient information, EyeTel is subject to compliance with the HIPAA requirements. EyeTel meets all HIPAA requirements and has an active program to ensure continued compliance with all known privacy standards.

U.S. Anti-Kickback and False Claims Laws

In the United States, there are federal and state anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration intended to induce the purchase or recommendation of healthcare products and services. Violations of these laws can lead to civil and criminal penalties, including exclusion from participation in federal healthcare programs. These laws are potentially applicable to manufacturers of medical devices, such as us, and physicians and other potential purchasers of medical devices. Other provisions of state and federal law provide civil and criminal penalties for presenting, or causing to be presented, to third-party payers for reimbursement, claims that are false or fraudulent, or which are for items or services that were not provided as claimed. Although we believe that we are in compliance with these laws and plan to structure our future business relationships with purchasers of our products to comply with these and other applicable laws, it is possible that some of our business practices in the future could be subject to scrutiny and challenge by federal or state enforcement officials under these laws.

Manufacturing

In 1999, we established a manufacturing relationship with TopZone Electronics Inc., or TopZone, located in Changsha, China. We do not have a long term contract with TopZone; instead TopZone manufactures DigiScopes®

on a purchase order basis. We believe that we represent a significant portion of TopZone’s business. TopZone has the current capacity to produce up to 100 DigiScopes® per month.

TopZone contracts with Xintian Fine Optical Instrument Corporation in Guiyang China for the optical head of the DigiScope®, which is the most complex and important sub-component of the DigiScope®. Xintain has been an optical instrument manufacturer for over 30 years. In the event of a disruption of TopZone production of DigiScopes®, EyeTel could work directly with Xintian to secure optical heads. We initially did all final assembly of the DigiScope at EyeTel’s manufacturing site and still have the personnel and expertise to accomplish this task. A disruption in TopZone’s production would result in an initial decline in production due to staffing issues and would result in an increase in cost of the DigiScope®. The remaining components of the DigiScope® are easily manufactured and alternative suppliers could be found quickly. If Xintian production were to fail, EyeTel would be required to find alternative suppliers of optical heads. Since most of the components are off the shelf and standard optical materials this can be accomplished; however, doing so would result in a temporary reduction in supply and an increase in cost for the DigiScope®.

Testing of DigiScopes® conducted in China includes the following:

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Mechanical Testing – DigiScopes® are run on a 24 hour per day, seven day per week basis in order to identify the mean time for failure of the various components. This information is then utilized to improve the design of the DigiScope® system to improve overall reliability.

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Software Testing – TopZone is able to perform significant numbers of iterations of software testing on DigiScopes® in order to validate software design. This capacity speeds up development time and improves overall quality of DigiScope® software.

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Quality Assurance – TopZone has developed quality assurance testing software that is used throughout the manufacturing process. This software improves the overall quality of the DigiScope® by standardizing the testing done at each location and decreases assembly and documentation time. This software is proprietary to EyeTel.

In outsourcing DigiScope® production, we targeted TopZone because it complies with FDA, International Organization for Standardization (ISO) and other quality standards supported by internal policies and procedures. Supplier performance is monitored, managed, and maintained through a corrective action program ensuring all products requirements are met or exceeded. Following receipt of product or components from our third party manufactures, we conduct the necessary inspection, packaging and labeling at our corporate headquarters facility.

We believe that EyeTel’s outsourced manufacturing of the DigiScope® provides a significant competitive advantage in the cost of our imaging device.

Sales and Marketing

For both primary diabetes care and optometric physician practices, our sales strategy is based on direct sales. In primary diabetes care, NeuroMetrix is responsible for calling on physician practices with high concentrations of patients with diabetes. NeuroMetrix currently employs approximately 50 experienced sales representatives calling on our target market of approximately 12,000 primary diabetes care practices, including approximately 3,000 with which they have an established relationship. In addition to direct sales, NeuroMetrix performs all other marketing and sales functions for this market such as presenting the EyeTel System at trade shows and direct mail promotions.

Our strategy for the optometry market is to expand our own direct sales force to call on our target market of over 20,000 optometry practices. We currently employ five territory managers who are responsible for marketing to new customers and servicing existing customers. Our territory managers are located principally in the Southeastern and South central U.S. and cover eight states. They currently report to our Vice President, Sales, Scott Verner, who has 15 years of experience selling to optometry practices. As we grow our sales organization, we will add regional managers who will be responsible for overseeing the territory managers. Building our optometry sales force is a primary use of the proceeds from this offering.

The top 50 optical chains have over 8,800 locations, many of which offer optometry services. This represents over 40% of our total targeted practices. In most, cases, the optometrists operate independent practices that pay rent to the chain for space and services. Often they receive some financial incentives related to optical sales. Certain chains franchise and the optometrist may actually own the optical store.

In order to attract and retain qualified optometrists, optical chains try to provide additional benefits for affiliation. These often include recommendations, group purchasing discounts, and financing of equipment. Endorsements and support from the optical chains facilitate and increase the rate of sales to affiliated practices. We currently have a non-binding arrangement with For Eyes Optical Company, which has over 140 stores principally on the East Coast, metro Chicago and California. Our arrangement calls for the For Eyes management to endorse and support the placement of the EyeTel System in return for certain more favorable pricing and payment terms for their affiliated optometrists.

Intellectual Property

We are party to an exclusive license from The Johns Hopkins University to manufacture, use and sell the EyeTel System pursuant to a patent held by the university that was issued in 1999 and will remain in force until 2018. The issued patent covers an ophthalmic imaging service capable of among other things:

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automatically acquiring images of different locations of the fundus of the eye, which each have a field of view of less than 30°;

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use of a second camera that acquires images of the pupil of the eye;

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providing automated functions to analyze the pupil image and fundus image; and

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data transmission of the images of different locations on the fundus of the eye to a devise at a remote location.

In addition, we rely on the trademark laws, confidentiality, nondisclosure and assignment of invention agreements and other contractual provisions and technical measures to protect our intellectual property rights. EyeTel owns the registered trademark “DigiScope®.”

Information Technology

Our information technology infrastructure is designed to support our total solution, including both the DigiScope®and the EyeTel Reading Center. The DigiScope® is designed to automatically connect to the Internet through a local internet service provider, over a standard analog phone line or broadband connection and to transfer patient information directly into our Vision Access database. At the core of the EyeTel Reading Center is our Vision Access database, an Informix database. We utilize both outgoing fax servers and the Internet to provide reports to its customers.

Our information technology infrastructure is a high performance, scalable platform consisting of off-the-shelf software components, database servers, and proprietary applications. The Vision Access database is physically secured in a restricted-access computer room at our facility in Columbia, Maryland. An offsite back up system is located in a secure restricted-access computer room of NeuroMetrix, in Waltham, Massachusetts that can be utilized in a disaster recovery situation. Automated backups of the database and computer files are maintained both on and off site.

Competition

There are several companies offering products and services to primary diabetes care practices that are similar to those offered by us. These competitors are privately owned and we believe each of them is substantially smaller than we are. We believe that none of them have significant commercial operations or a significant customer base. We also believe that no primary diabetes care competitor has access to as large a sales organization or to the extensive marketing resources that we have through our relationship with NeuroMetrix. Moreover, we believe that none of them use proprietary imaging devices, but instead use off-the-shelf fundus cameras, which we believe puts them at a significant cost disadvantage. Veraxa Health, Inc., an affiliate of the Joslin Diabetes Center, is the only competitor attempting widespread commercialization of a comparable service in primary diabetes care. We believe that our lower cost device, our EyeTel Reading Center, our greater commercial experience, substantially larger installed base, and our distribution partnership with NeuroMetrix provide us with competitive advantages over other competitors in this market segment.

We face many competitors in our optometry business, most of who are substantially larger and have significantly greater resources than us. The most significant competitors are manufacturers of traditional fundus cameras, which tend to be large multi-national companies with extensive histories of providing products to optometry practices. The most significant of these competitors include Carl Zeiss, Inc., Topcon America Corporation and Kowa Optimed, Ltd. Each of these companies has substantially greater experience and more developed operations in all functional areas than EyeTel and the products these companies offer have a broader range of capabilities than EyeTel’s offerings. However, EyeTel’s product and service offerings are designed specifically to address a more narrowly defined customer need. We believe the EyeTel System offers a combination of low cost and high quality imaging with expert analysis from the EyeTel Reading Center, which better meets the needs of many optometrists.

Other competitors offer imaging systems with similar capabilities to the EyeTel System. The most significant of these is Optos plc. Optos offers the Panoramic200 which uses laser imaging to capture wide-field images of the retina. The “optomap” retinal exam is easy to perform and provides 200 degree view of the retina. Most other cameras or imaging systems provide up to a 55 degree view. Optos has approximately 2,200 units installed in the United States. It is substantially larger and has significantly greater resources than EyeTel. We believe that the EyeTel System is a better fit for many optometry practices because it is substantially less expensive, it provides better images for detecting AMD, glaucoma and diabetic retinopathy, it has extensive clinical validation, and it offers optometrists expert image analysis from the EyeTel Reading Center.

Research and Development

 We believe it is important to conduct research and development to both improve our current product and service offerings and to expand into new markets and market segments. We conduct research and development in collaboration with TopZone, the manufacturer of the DigiScope®, in the areas of software and hardware development. TopZone’s hardware efforts are focused on manufacturing engineering to implement the concepts developed by others. TopZone also collaborates with our IT staff in developing software for the DigiScope® and the EyeTel Reading Center. In addition, pursuant to certain contracts between us and The Johns Hopkins University, research and development activities have been conducted at the Wimer Eye Institute, the Ophthalmic Physics Laboratory, under the direction of Ran Zeimer, Ph.D. Activities at this location include hardware development of the DigiScope®. The Johns Hopkins University conducts certain research projects, funded by outside sources, involving the DigiScope®. We have contractual commitments to support these research projects and, if results are positive, we may derive benefit indirectly from the studies and the publication of the results.

In the last two fiscal years, we have spent approximately $1,100,000 on research and development, none of which costs were borne by our customers. We cannot assure you that we will not be required to increase our research and development budget in the future.

Research and development at EyeTel is driven by a number of business needs and opportunities, including the following:

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Enhancements to Current System. Efforts to enhance both the features and performance of our current system are ongoing and are mainly driven by software developments. Future software enhancements include integration of the DigiScope® with electronic medical records and providing additional tools for image analysis.

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New Product Design. New product development is directed toward continuous improvements in image quality, image capture, and operational simplicity. The next generation of DigiScope® currently in development will utilize a new light source and a more advanced camera. These developments will allow the DigiScope® to image more patients without the need for pharmacological dilation (non-mydriatic) and with fewer images per eye, resulting in less time per procedure and improved image quality.

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Optometry Enhancements. We are evaluating the addition of new tests for the optometry market. These tests are focused on improving the detection of glaucoma, AMD and diabetic retinopathy and include software tools to analyze the retinal images and to perform additional functions. Future development includes additional disease detection for cataracts and other front-of-the-eye disorders.

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EyeTel Reading Center. A key competitive advantage for EyeTel is the EyeTel Reading Center. EyeTel will continue to invest in this asset to improve the accuracy, efficiency and capabilities of the reading center. Future development in this area may include the creation of a network of reading centers.

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Other Primary Care Applications. We intend to evaluate the addition of other procedures that may be applicable to primary care physicians. This may include the use of the DigiScope® for additional diseases such as cardiovascular risk evaluation and the addition of new procedures that leverage our telemedicine capabilities such as dermatology applications.

We expect to use a portion of the net proceeds from this offering to fund our research and development efforts. See “Use of Proceeds.”

Employees

As of May 1, 2007, we had 30 full-time employees, eight of whom were in executive and management positions, 10 of whom were in sales and marketing positions, nine of whom were in operations and technical support positions and three of whom were in general and administrative positions. We intend to add employees to our sales and marketing staff, technical support staff and general and administrative staff following the consummation of this offering. We expect to use a portion of the net proceeds of this offering to pay the cost for such employees. None of our employees is represented by unions or collective bargaining agreements. We believe that our relationships with our employees are good.

Facilities

Our operations are headquartered in an approximately 13,700 square foot facility in Columbia, Maryland that is leased to us until October 31, 2009. We believe that our existing facility is adequate for our current needs.

Legal Proceedings

We are not currently party to any material legal proceedings.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following table sets forth certain information concerning our executive officers and our current directors:

Name	Age	Position

John C. Garbarino	54	President, Chief Executive Officer and Director
Keith G. Frey	67	Chief Financial Officer, Secretary and Treasurer
Kevin T. Quinn	46	Vice President, Business Development
Scott I. Verner	42	Vice President, Sales
James J. Nahirny	40	Director
Jeffrey R. Crisan	33	Director
Daniel C. Lubin	47	Director
Arthur H. Spiegel, III	67	Director

The following is a brief summary of the background of each of our executive officers and directors. There are no family relationships among any of the executive officers or directors.

John C. Garbarino has been our President and Chief Executive Officer and a director since April 2006. Mr. Garbarino was a consultant to us between April and July 2006 and became an employee in July 2006. Prior to joining EyeTel Imaging, Mr. Garbarino was President and Chief Executive Officer of Occupational Health + Rehabilitation Inc., or OH+R. OH+R was a healthcare services company, publicly traded from late 1996, which he founded in 1992, built into the third largest national occupational healthcare provider, and sold to Concentra Inc. in October 2005. Prior to starting OH+R, beginning in 1985 Mr. Garbarino was associated with Foster Management Company, a private investment company specializing in developing businesses to consolidate fragmented industries, particularly within healthcare services. In his association with Foster, Mr. Garbarino was a general partner and held various senior executive positions (including CEO, COO and CFO) in Chartwell Group Ltd., a Foster portfolio company in the interior furnishings industry. Previously, he participated in the venture capital industry as a founder and general partner of Fairfield Venture Partners, L.P. and as Vice President and Treasurer of Business Development Services, Inc., a venture capital subsidiary of General Electric Company. Mr. Garbarino is a C.P.A. and previously worked at Ernst & Whinney (a predecessor to Ernst & Young LLP). He received his M.B.A. from the Amos Tuck School at Dartmouth College and received his B.S. from Boston College.

Keith G. Frey has been our Chief Financial Officer, Secretary and Treasurer since May 2006. Mr. Frey was a consultant to us between May 2006 and February 2007 and became an employee in February 2007. Prior to joining EyeTel, Mr. Frey was Chief Financial Officer of OH+R from 2000 until late 2005. Previously, Mr. Frey was a principal in, and Chief Financial Officer and President of North American Operations of IL International Inc., an international contemporary lighting company. He has served as Chief Financial Officer of Chartwell Group Ltd., and of two start-up operations. Mr. Frey also spent thirteen years with General Mills, Inc. in senior financial positions in various consumer products divisions both in England and the United States. He is a Chartered Accountant and received an M.B.A from The Wharton School of Finance, University of Pennsylvania and a B.A. from Cambridge University, England.

Kevin T. Quinn has been our Vice President, Business Development since January 2004. He oversees research and development and the EyeTel Reading Center. From 1997 to 2004, Mr. Quinn was our President and Chief Executive Officer. Mr. Quinn founded EyeTel in January 1996 and led its development through January 2004. Prior to starting EyeTel, Mr. Quinn worked for 15 years in the pharmaceutical industry with the Upjohn Company. His last position with Upjohn was Director of Sales, Mid-Atlantic Region, which included responsibility for diabetes-related products. He received a B.S. from Fairfield University.

Scott I. Verner has been our Vice President, Sales since January 2005. Prior to joining EyeTel, Mr. Verner was at Allergan and Advanced Medical Optics, or “AMO,” a publicly traded spinout of Allergan, from January 2001 to December 2004. In his roles as US Region Manager, Manager of National Accounts at AMO, and Zone Manger of Allergan’s Consumer Eye Care business, he drove the revitalization and dramatic revenue growth of many leading products. From 1988 to 2000, Mr. Verner was a Market Manager for Novartis’ CIBA Vision units where he was involved in contact lens, medical device, and pharmaceutical sales and marketing principally to optometrists and ophthalmologists. He received his B.A. degree from the University of Tampa.

James J. Nahirny has been an EyeTel director since January 2004. Mr. Nahirny has been a Managing Director of Bain Capital Ventures, where he leads healthcare investing activities, since December 2000. Prior to joining Bain Capital Ventures, from 1994 to 2000, he worked at McKinsey & Company, where he held various roles, including Partner, and worked closely with the senior management and boards of his clients on a broad range of strategic and operational issues. From 1988 to 1992, Mr. Nahirny was in the Mergers and Acquisitions Group at First Boston. He currently serves on the board of directors of Nanosphere, Inc., Servigistics, Inc. and Tengion, Inc., each privately held companies. Mr. Nahirny received an M.B.A. from Harvard Business School and a B.A. from Yale University.

Jeffrey R. Crisan has been an EyeTel director since January 2004. Mr. Crisan has held various roles within Bain Capital Ventures, including Director, since 2000. Prior to joining Bain Capital Ventures, Mr. Crisan worked in Bain Capital’s Private Equity group from 1998 to 2000, and from 1995 to 1998, Mr. Crisan was a consultant with Bain & Company. He currently serves on the boards of Nanosphere, Inc., Enclarity, Inc., Solarwinds, Inc. and Liberty Dialysis, LLC. Mr. Crisan received an M.B.A. from Harvard Business School and a B.A. from Dartmouth College.

Daniel C. Lubin has been an EyeTel director since January 2004. Mr. Lubin is a Managing Partner of Radius Ventures, LLC, which he co-founded in 1997. Previously, from 1994 to 1997, Mr. Lubin was affiliated with Schroder Wertheim & Co, where he served as a Director in the Investment Banking Division and co-managed the Healthcare Group. From 1991 to 1994, Mr. Lubin was a Managing Director of KBL Healthcare Inc., a health and life sciences venture capital and merchant banking firm which he co-founded in 1991; he also co-founded and served as President, Chief Operating Officer and director of KBL Healthcare Acquisition Corp. He was also a founder of Cambridge Heart, Inc. Mr. Lubin currently serves on the board of directors of Careguide, Inc. (OTCBB:CGDE). He also serves on the Board of Trustees for The Haverford School. Mr. Lubin received an M.B.A. from Harvard Business School and a B.A. from Georgetown University.

Arthur H. Spiegel, III, has been an EyeTel director since August 2004. Mr. Spiegel is Co-Chairman of Accretive Health, Inc., a position he has held since 2003. Previously, Mr. Spiegel founded APM Management Consultants in 1974 and over-saw the integration of APM Management Consultants with Computer Science Corporation to form its Healthcare Group in 1996. From 1996 to 2003, Mr. Spiegel served as President of Computer Science Corporation’s healthcare division, which offered consulting, system integration, software, and outsourcing services to the healthcare industry. Prior to founding APM, Mr. Spiegel held top management positions in New York City’s Housing and Human Service departments. He is also the former chairman of the board of directors of Amicas, Inc. Mr. Spiegel currently serves on the board of directors of Broadlane, Inc., Lynx Medical Systems, Silverlink, Biostorage Technology, Inc., MDeverywhere (as Chairman) and Accretive Health (as Co-Chairman) Mr. Spiegel received an M.B.A. from Harvard Business School and a B.A. from Stanford University.

The following table sets forth certain information concerning certain of our key employees:

Name	Age	Position

Kirk E. Elliot	53	Vice President, Operations and Logistics
Elizabeth A. Rohlfing	39	Vice President, Practice Support
Paula M. Waddell	39	Vice President, Marketing

The following is a brief summary of the background of each of our key employees who are not executive officers:

Kirk E. Elliot has been our Vice President, Operations and Logistics since January 2004. Mr. Elliot oversees all aspects of production planning with our manufacturer in China, TopZone, and other vendors as well as all inspection, test, quality control and shipping. Prior to joining EyeTel in January 2004, Mr. Elliot held the position of Vice President, Operations with BEI Medical Systems, Inc., a company focused on women’s healthcare, where he initially was employed as production manager from May 1996 to July 2002. He assisted and supported the asset and technology transfer to Boston Scientific from July 2002 to July 2003 following Boston Scientific’s acquisition of BEI Medical System. Mr. Elliot has also been employed as Materials Manager with Ortho Diagnostic Systems, Inc., a Johnson & Johnson company manufacturing diagnostics tests for STDs. He is a past member of American Production & Inventory Control Society and National Association of Purchasing Managers.

Elizabeth A. Rohlfing has been our Vice President, Practice Support since July 2006. Ms. Rohlfing directs our efforts to support customers in maximizing the clinical and financial benefits of the EyeTel System. Ms. Rohlfing joined EyeTel in October 2004 as Regional Vice President, Managed Markets. From March 2001 to October 2004, Ms. Rohlfing was Director of Payer Relations for Inoveon, Corp., a company also marketing a diabetic retinal imaging service called iScan. As the Director of Payer Relations, Ms. Rohlfing worked with commercial health plans to facilitate medical technology assessment reviews and the development of coverage policies for the iScan service and negotiated reimbursement contracts. Ms. Rohlfing spent three years in sales and management of territory field technicians with UroCor Inc., a urologic oncology specialty diagnostic laboratory service, and six years in sales with the Pharmaceuticals Division of the Upjohn Company. Ms. Rohlfing received a B.A. from the University of Missouri, Columbia.

Paula M. Waddell has been our Vice President, Marketing since June 2006. Ms. Waddell is responsible for all marketing programs, sales support tools, as well as customer service and telemarketing. Prior to joining EyeTel, Ms. Waddell served as a full-time consultant to the company from February 2006 focusing on strategies for increasing utilization of the EyeTel System. Ms. Waddell has more than 20 years of experience in the medical industry. From January 2002 to January 2006, she was Director of Marketing for Nucletron Corporation, where she was responsible for launching several new cancer treatment methods into the radiation oncology and patient communities. Prior to Nucletron, Ms. Waddell served in varying marketing and engineering roles at Ohmeda Medical, a division of GE Medical. She received a B.S. from the University of Maryland.

Committees of the Board of Directors

We currently have a standing audit committee and compensation committee and, upon completion of this offering, we will establish a nominating and corporate governance committee in accordance with the American Stock Exchange and SEC rules and regulations.

Audit Committee. Our audit committee is currently comprised of Jeffrey R. Crisan and Daniel C. Lubin. In connection with closing of this offering, membership of the audit committee will be changed so that all of its members will be “independent directors” as defined under the American Stock Exchange listing standards and SEC regulations. The audit committee will consist of two of the independent directors, one of whom will be in place as of the closing of this offering and one of whom will be appointed within 90 days after the closing of this offering and will qualify as an “audit committee financial expert” as that term is defined by SEC regulations. Following completion of this offering, the audit committee will oversee and monitor our financial reporting process and internal control system, review and evaluate the audit performed by our outside auditors and report to our board of directors any substantive issues found during the audit. The audit committee will be directly responsible for the appointment, compensation and oversight of the work of our independent auditors. The audit committee will also review and approve all transactions with affiliated parties. Prior to completion of this offering our board of directors will adopt a written charter for the audit committee.

Compensation Committee. The compensation committee is currently composed of Daniel C. Lubin and James J. Nahirny. In connection with the closing of this offering, membership on the compensation committee will be changed so that all members of the compensation committee will be “independent directors” as defined under the American Stock Exchange listing standards. Following completion of this offering, the compensation committee will provide advice and make recommendations to our board of directors in the areas of employee salaries and benefit programs. The compensation committee also will review the compensation of our President and Chief Executive Officer and will make recommendations in that regard to the board of directors as a whole.

Nominating and Corporate Governance Committee. The nominating and governance Committee will meet to recommend the nomination of directors to our full board of directors to fill the terms for the upcoming year or to fill vacancies during any term. All members of the nominating and governance committee will be “independent directors” as defined under the American Stock Exchange listing standards. It will be the policy of the nominating and governance committee to select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the board of directors, in collectively serving the long-term interests of our stockholders.

Compensation of Directors

Directors currently do not receive any cash compensation for their services. They are, however, reimbursed for travel expenses and other out-of-pocket costs incurred in connection with attendance at board of directors and committee meetings. In addition, Arthur H. Spiegel, III, our current non-employee independent director, has been granted options to purchase an aggregate of 80,000 shares of our common stock since he became a director in August 2004. After the offering, non-employee directors will receive $  per board meeting attended and $        per committee meeting attended, and will be eligible to receive stock-based awards under our long-term incentive plan.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has at any time been an employee of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Limitation of Directors’ Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our restated and amended certificate of incorporation that will take effect upon consummation of this offering will limit the liability of our directors to the fullest extent permitted by Delaware law.

We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act of 1933. We are currently reviewing this insurance policy and may increase the limits under such policy upon the closing of this offering. Our amended and restated certificate of incorporation and restated bylaws that will take effect upon the closing of this offering will also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. In addition, we expect to enter into indemnification agreements with each of our directors and executive officers prior to the closing of the offering. We will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, specifically including actions by us or in our name. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, fines, settlement amounts and other expenses reasonably incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”) may be permitted to directors, officers and controlling persons of the registrant issuer pursuant to the foregoing provisions, or otherwise, the registrant issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Executive Compensation

The following summary compensation table sets forth summary information as to compensation earned, accrued, or paid to our principal executive officer and our two other most highly paid executive officers during the 2006 fiscal year. Also included is summary information regarding our chief financial officer (who served as a consultant during 2006) and our former chief executive officer.

Name and Principal Position	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)

John C. Garbarino(1)	$178,645	$100,000	$20,337	$298,982
President and Chief Executive Officer

Keith G. Frey(2)	$155,025	$40,000	$16,761	$211,786
Chief Financial Officer, Secretary and Treasurer

Scott I. Verner(3)	$200,000	$55,654	$6,787	$262,441
Vice President, Sales

Kevin T. Quinn(4)	$150,000	$44,430	$6,703	$201,133
Vice President, Business Development

Richard W. Turner(5)	$75,865	$28,860	$25,400	$130,125
Former President and Chief Executive Officer

——————

(1)

John Garbarino was a consultant and our President and Chief Executive Officer from April to July, 2006. In July 2006, Mr. Garbarino became an employee of EyeTel. Of the $178,645 of base salary indicated for Mr. Garbarino, $56,146 represented payment of consulting fees for the period during which Mr. Garbarino was a consultant. “All Other Compensation” for Mr. Garbarino includes reimbursement for $14,028 of commuting expenses, reimbursement for $5,967 of housing expenses and payment of $342 of group life and disability insurance premiums.

(2)

Keith Frey was a consultant and our Chief Financial Officer, Secretary and Treasurer from May 2006 to February 2007. In February 2007, Mr. Frey became an employee. The $155,025 of base salary indicated for Mr. Frey represented payment of consulting fees. “All Other Compensation” for Mr. Frey includes reimbursement for $5,126 of commuting expenses, reimbursement for $8,346 of housing expenses and reimbursement for $3,294 of company auto expenses.

(3)

Of the $55,654 of bonus indicated for Mr. Verner, $25,654 represents payment in 2006 of bonuses relating to services rendered in 2005. “All Other Compensation” for Mr. Verner includes reimbursement for $6,000 of automobile expenses and payment $787 of group life and disability insurance premiums.

(4)

Of the $44,430 of bonus indicated for Mr. Quinn, $14,430 represents payment in 2006 of bonuses relating to services rendered in 2005. “All Other Compensation” for Mr. Quinn includes reimbursement for $6,000 of automobile expenses and payment $703 of group life and disability insurance premiums.

(5)

Richard Turner was our President and Chief Executive Officer from January 1, 2004 until his resignation on May 1, 2006. The bonus amount indicated for Mr. Turner was paid in 2006, but was related to services rendered in 2005. “All Other Compensation” for Mr. Turner includes payment of $22,000 to Mr. Turner in connection with the termination of his employment and reimbursement for $3,400 of automobile expenses.

The following table sets forth the outstanding stock options at the end of the 2006 fiscal year for our principal executive officer, each of our two other most highly paid executive officers, our current chief financial officer and our former chief executive officer.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date

John C. Garbarino	—	—	—	—
Keith G. Frey(1)	—	200,000	$0.16	4/30/2016
Kevin T. Quinn(2)	70,277	42,166	$0.25	1/14/2014
Scott I. Verner(3)	73,791	94,874	$0.25	12/31/2014
Richard W. Turner	—	—	—	—

——————

(1)

Twenty-five percent of Mr. Frey’s options will vest on May 1, 2007 and the remaining 75% vest pro rata quarterly during the three years which will begin on May 1, 2007.

(2)

Ten percent of Mr. Quinn’s options vested on January 15, 2005 and the remaining 90% vest pro rata quarterly during the three years which began on January 14, 2005.

(3)

Twenty-five percent of Mr. Verner’s options vested on January 1, 2006 and the remaining 75% vest pro rata quarterly during the three years which began on January 1, 2006.

On March 8, 2007, we granted Mr. Garbarino options to purchase an aggregate of 2,316,962 shares of our common stock under our 2004 Equity Incentive Plan at an exercise price per share of $0.34. Twenty-five percent of Mr. Garbarino’s options vested on April 26, 2007 and the remaining seventy-five percent vest pro rata quarterly during the three years which began on April 26, 2007.

In addition, on March 8, 2007, we granted options under our 2004 Equity Incentive Plan to purchase an aggregate of 789,222 shares of our common stock to our employees, including options to purchase 200,000, 287,557 and 81,355 shares of our common stock to Keith Frey, Kevin Quinn and Scott Verner, respectively. All of these options have an exercise price of $0.34 per share and will vest twenty-five percent on March 1, 2008, with the remaining seventy-five percent vesting pro rata quarterly during the three years which will begin on March 1, 2008.

Long-Term Incentive Plan

We anticipate that, before the closing of this offering, our board of directors will adopt and our stockholders will approve a new long-term incentive plan which will replace the two equity incentive plans that we currently have. Stock options and other equity awards made under the pre-offering plans will remain outstanding in accordance with their terms. No new awards will be made under those plans. Approval of our new long-term incentive plan by our stockholders before the closing of this offering would satisfy the American Stock Exchange requirement that equity based compensation plans receive stockholder approval, and consequently, awards that we make under the long-term incentive plan after this offering will not be subject to further vote by our stockholders. We intend to submit the performance criteria under the long-term incentive plan to our stockholders at or before our first annual meeting of stockholders occurring more than 36 months after the offering in order to meet certain deductibility conditions of the Internal Revenue Code.

Set forth below is a summary of some the principal features of the long-term incentive plan we expect to have in place upon the closing of this offering.

Purpose

The plan would be intended to (1) optimize our profitability and growth through long-term incentives that are consistent with our goals and that link the interests of participants to those of our stockholders, (2) provide participants with an incentive for excellence in individual and organizational performance, and (3) provide flexibility to help us attract, motivate and retain the services of participants who make significant contributions to our success.

Administration and Participation

All of our and our subsidiaries’ employees and non-employee directors and consultants will be eligible to participate in the plan. In general, the plan will be administered by our Compensation Committee. The Compensation Committee may delegate its authority to persons other than its members, subject to such limitations as may be imposed by the plan or applicable law or stock exchange rules. In general, our Compensation Committee will decide who will receive awards under the plan and the terms and conditions of those awards, and will have broad discretion regarding the administration and interpretation of the plan and individual awards made under the plan.

Types of Awards

Our Compensation Committee has the authority to grant various types of awards to employees under the plan, including:

•

Stock Options. Each stock option represents the right to purchase a specified number of shares of our common stock at a fixed grant price that cannot be less than the fair market value of the shares on the grant date. The plan does not permit re-pricing of any previously granted stock options. The maximum term of a stock option is 10 years from the date of grant. Any option will be exercisable, if at all, in accordance with terms established by our Compensation Committee. The purchase price of an option may be payable in cash, shares of our common stock (valued at fair market on the day of exercise), or a combination of both. The plan authorizes our Compensation Committee to grant non-qualified stock options as well as incentive stock options that comply with the requirements of Section 422(b) of the Code.

•

Stock Appreciation Rights. A stock appreciation right (“SAR”) represents the right to receive an increase in the value of a share of our common stock above the value on the date of grant. The maximum term of an SAR is 10 years. An SAR will be exercisable, if at all, in accordance with terms established by our Compensation Committee. An SAR may be settled in the form of cash or shares of our common stock, as determined by our Compensation Committee.

•

Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units represent grants of our common stock or stock units (consisting of the right to receive shares of our common stock in the future) that are subject to a risk of forfeiture or other restrictions that lapse if and when specified service, performance or other objectives prescribed by our Compensation Committee are achieved. Any awards will be subject to such conditions, restrictions, and contingencies as our Compensation Committee determines. Restricted stock units are payable in cash, common stock, or a combination of both, as determined by our Compensation Committee.

•

Other Awards. Our Compensation Committee has authority to grant other types of share-based incentive awards that are payable in shares of our common stock or their cash equivalent, including, for example, performance shares, performance units and dividend equivalent rights. In addition, our Compensation Committee may grant cash incentive awards that are conditioned upon attaining prescribed performance objectives. The Compensation Committee has the discretion to determine the terms and conditions of any such awards.

The board of directors would have the authority to grant awards and to make other determinations under the plan with respect to non-employee directors.

Payment of Awards

Our Compensation Committee will determine the date on which awards are payable and may permit or require a participant to defer payment of all or a portion of an award subject to conditions established by our Compensation Committee. If awards are paid in shares of our common stock, our Compensation Committee shall determine whether the shares will be subject to restrictions on transfer or forfeiture or other conditions.

Limitation on Shares and Awards

We will be authorized to issue up to            shares of our common stock (adjusted for certain capital changes) under the plan. Shares will be considered to be issued under the plan when awards denominated in shares are made to a participant. However, certain transactions will restore the number of shares available under the plan. These transactions include (1) the payout in cash of an award originally awarded in or with respect to shares, (2) a cancellation, termination, expiration, or forfeiture of an award, and (3) payment of an option price or tax withholding obligation with previously acquired shares or by withholding shares that otherwise would have been acquired on exercise.

During the term of the plan, in any calendar year, no more than            shares may be covered by plan awards made to any one participant, and no more than $         may be earned by a participant under a performance based cash incentive award.

No awards have been granted under the plan. The exact number of future stock options and other awards that may be allocated to any one individual or group of individuals under the plan is not presently determinable. At May 1, 2007, there were options to purchase 4,128,508 shares of our common stock outstanding under our two predecessor plans.

Amendment and Termination of the Plan

Unless it is terminated earlier, the plan will remain in effect until all shares subject to the plan have been purchased, acquired, or forfeited, and all cash awards have been paid or forfeited, pursuant to the plan’s provisions. However, in no event may an award be granted after 10 years from the effective date of the plan. During the term of the plan, our board of directors may amend or terminate the plan, subject to the terms of the plan. Any amendment that would cause the plan to fail to comply with any requirement of applicable law, regulation, or rule if it were not approved by stockholders will not be effective unless our stockholders approve the amendment.

If certain events occur, we will adjust the number, type and price of shares subject to outstanding awards, and the award limits, to prevent dilution or enlargement of the benefits available under the plan and of the rights of participants. These events include a stock split, stock dividend, spin-off or other distribution of our stock or property or capital change affecting the shares of our common stock.

Change in Control

In order to protect the rights of participants, the plan provides that, in the event of a Change in Control, as defined in the plan, outstanding awards made under the plan will either (1) be converted into equivalent awards with respect to shares of stock of the acquiring or successor company, or (2) be fully vested and settled in cash or shares. In general, if an award is converted into an equivalent award, the award will continue to be subject to the vesting and other terms and conditions applicable to the original award; however, vesting may accelerate in the event of an involuntary termination of employment within two years after the date of the Change in Control. Our board of directors will be responsible for determining the disposition of awards in the event of a Change in Control.

Federal Income Tax Considerations

The federal income tax consequences of the various types of awards available under the plan can be summarized as follows.

Stock Options and SARs. A participant will not recognize any income, and we will not be entitled to a corresponding deduction, upon the grant of a non-qualified stock option, incentive stock option, or SAR under the plan. Under current tax law, a participant who exercises a non-qualified stock option or SAR will recognize income on the difference between the fair market value of the common stock on the date of exercise and the grant price, and we will be entitled to a corresponding tax deduction.

No income is recognized by a participant upon the exercise of an incentive stock option. However, the difference between the fair market value of the common stock on the date of exercise and the grant price is a tax preference item that must be considered in determining whether the participant is subject to alternative minimum tax. If the participant holds the shares acquired by the exercise of an incentive stock option for at least two years after the date of grant and one year after the exercise date, any income recognized on the date of a later sale of the shares will be subject to tax as a capital gain. If the above holding period requirements are not met, part or all of any income recognized on the date of sale will be subject to tax as ordinary income, and we will be entitled to a corresponding tax deduction.

Restricted Stock. In general, a participant who is granted shares of restricted stock will not realize taxable income at the time of grant, and we will not be entitled to a corresponding deduction. If and when the restricted shares become vested, the participant will realize ordinary income in an amount equal to the then-fair market value of those shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon a later disposition of such shares will be treated as capital gains and losses. A participant may elect to have income recognized at the date of grant of restricted stock and to have the applicable capital gain holding period commence as of that date. If this election is made, we will be entitled to a corresponding deduction as of the date of grant.

Restricted Stock Units and other Awards. A participant who is granted a restricted stock unit or other form of award under the plan, performance unit, or performance share will not realize taxable income at the time of grant. In general, the participant will have compensation income at the time the award is settled equal to the amount of cash and the then-fair market value of the shares that are distributed to the participant in settlement of the award, and we will be entitled to a corresponding deduction.

Deduction Limits and Performance Measures. In general, a federal income tax deduction is not allowed for annual compensation in excess of $1,000,000 paid to the chief executive officer or any of the four other most highly compensated officers of a public company. However, certain so-called “performance-based” compensation is not counted against this limit. It is anticipated that stock options and SARs awarded under the plan will be deemed to be “performance-based” compensation that is not subject to the deduction limit. In addition, certain other awards that are conditioned by our Compensation Committee on the attainment of prescribed performance goals may also qualify as “performance-based” compensation that is not subject to the deduction limit. To satisfy the requirements that apply to “performance-based” compensation, the performance measures must be approved by our stockholders, subject to transition relief that would apply generally to grants made before the 2011 annual stockholder meeting.

Severance Arrangements

Pursuant to an offer letter dated as of April 24, 2006 outlining John Garbarino’s initial consulting arrangement with EyeTel, if we terminate Mr. Garbarino’s employment on or after January 1, 2007, but before January 1, 2008, for reasons other than “cause,” we will be required to pay Mr. Garbarino a severance amount equal to three (3) months of his base salary. If we terminate his employment on or after January 1, 2008 for reasons other than “cause”, we will be required to pay him a severance amount equal to six (6) months of his then base salary. Severance will be payable in accordance with our regular payroll practices, and will be conditioned on Mr. Garbarino’s execution of a general release of claims in favor of EyeTel. The offer letter defines “cause” as Mr. Garbarino’s (a) conviction of or plea of nolo contendere to a felony, (b) fraud, theft, embezzlement or other material dishonesty or misconduct in performance of his duties to EyeTel, (c) material breach of any of the terms or provisions thereof, or (d) ongoing failure to perform (other than by disability) or substantial neglect in the performance of his duties and responsibilities to EyeTel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 1, 2007, certain information regarding the beneficial ownership of our common stock by:

•

each stockholder known by us to own beneficially more than five percent of our common stock;

•

each of the executive officers named in the summary compensation table;

•

each of our directors; and

•

all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of May 1, 2007 or upon the closing of this offering pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

The number of shares of common stock and the percentage of shares of common stock beneficially owned before this offering are based on a total of 19,049,693 shares of common stock outstanding on May 1, 2007, which assumes:

•

the conversion of all outstanding shares of our Series B preferred stock into shares of common stock; and

•

the conversion of all outstanding promissory notes (excluding accrued and unpaid interest) into shares of common stock.

The percentage of common stock beneficially owned after this offering is based on a total of shares of common stock outstanding on May 1, 2007, and assumes:

•

the conversion of all outstanding shares of our Series B preferred stock into shares of common stock;

•

the conversion of all outstanding promissory notes (excluding accrued and unpaid interest) into shares of common stock; and

•

sale of all the shares of common stock being offered for sale in this offering and no exercise of the underwriters’ over-allotment option.

Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is c/o EyeTel Imaging, Inc., 9130 Guilford Road, Columbia, MD 21046.

Beneficial Owner	Number of Shares Beneficially Owned Before this Offering	Percentage of Shares Beneficially Owned
		Before this Offering	After this Offering
Bain Capital Venture Fund 2001, L.P.(1)	8,231,312	42%		%
Brookside Capital Partners Fund, L.P.(2)	2,474,768	13%		%
BCIP Associates III, LLC(3)	1,467,406	8%		%
Radius Venture Partners II, LP(4)	3,147,293	16%		%
John Garbarino(5)	579,240	3%		%
Keith Frey(5)	50,000	*	*
Scott Verner(5)	94,871	*	*
Kevin Quinn(6)	107,030	*	*
James Nahirny(1)(3)	9,698,718	50%		%
Jeff Crisan(7)	1,472,973	8%		%
Daniel C. Lubin(4)	3,147,293	16%		%
Arthur H. Spiegel, III(8)	210,261	*	*
All directors and executive officers as a group (8 persons)	15,360,387	77%		%

——————

*

Less than 1%.

(1)

Includes warrants exercisable upon the closing of this offering for 282,554 shares of our common stock held by Bain Capital Venture Fund 2001, L.P., a Delaware limited partnership (“BCVF”). Bain Capital Venture Partners, L.P., a Delaware limited partnership (“BVP”), is the sole general partner of BCVF. Bain Capital Venture Investors, LLC, a Delaware limited liability company (“BCVI”), is the sole general partner of BVP. Mr. Michael A. Krupka is the sole managing member of BCVI. BVP, BCVI, and Mr. Krupka by virtue of the relationship described above, may be deemed to beneficially own the shares and warrants held by BCVF. BVP, BCVI and Mr. Krupka disclaim beneficial ownership of such shares and warrants except to the extent of their respective pecuniary interest therein. Our director, James J. Nahirny, is a Managing Director of BCVI, and accordingly Mr. Nahirny may be deemed to beneficially own the shares and warrant owned by BCVI. Mr. Nahirny disclaims beneficial ownership of such shares and warrants except to the extent of his pecuniary interest therein.

(2)

Includes warrants exercisable upon the closing of this offering for 84,951 shares of our common stock held by Brookside Capital Partners Fund, L.P., a Delaware limited partnership (“Brookside”). Brookside Capital Investors, L.P., a Delaware limited partnership (“BCI LP”), is the sole general partner of Brookside. Brookside Capital Management, LLC, a Delaware limited liability company (“BCM”), is the sole general partner of BCI LP. Mr. Domenic J. Ferrante is the sole managing member of BCM. BCI LP, BCM and Mr. Ferrante, by virtue of the relationships described above, may be deemed to beneficially own the shares and warrants held by Brookside. BCI LP, BCM and Mr. Ferrante disclaim beneficial ownership of such shares and such warrants except to the extent of their respective pecuniary interest therein.

(3)

Includes warrants exercisable upon the closing of this offering for 50,371 shares of our common stock held by BCIP Associates III, LLC, a Delaware limited liability company (“BCIP III LLC”). BCIP Associates III, a Cayman Islands partnership (“BCIP III”) is the manager and sole member of BCIP III LLC. Bain Capital Investors, LLC, a Delaware limited liability company (“BCI”), is the managing partner of each of BCIP III. BCVI is attorney-in-fact of BCI. BCIP III and BCI disclaim beneficial ownership of such shares and such warrant except to the extent of their pecuniary interest therein. Our directors, James J. Nahirny and Jeffrey R. Crisan, are general partners of BCIP III, and accordingly they may be deemed to beneficially own the shares and warrants owned by BCIP III LLC. Mr. Nahirny and Mr. Crisan disclaim beneficial ownership of such shares and warrants except to the extent of their respective pecuniary interests therein.

(4)

Includes warrants exercisable upon the closing of this offering for 113,267 shares of our common stock held by Radius Venture Partners II, LP, a Delaware limited partnership (“Radius LP”). Radius Venture Partners II, LLC, a Delaware limited liability company (“Radius LLC”), is the sole general partner of Radius LP. Mr. Jordon S. Davis and our director, Mr. Daniel C. Lubin, are the managing members of Radius LLC, and accordingly they may be deemed to beneficially own the shares and warrants owned by Radius LLC. Mr. Davis and Mr. Lubin disclaim beneficial ownership of such shares and warrants except to the extent of their respective pecuniary interests therein.

(5)

Consists entirely of shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of May 1, 2007.

(6)

Includes 78,710 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of May 1, 2007.

(7)

Includes (a) warrants exercisable upon the closing of this offering for 50,371 shares of our common stock held by BCIP III LLC (see footnote (3), above), and (b) warrants exercisable upon the closing of this offering for 3,480 shares of our common stock held by BCIP Associates III-B, LLC, a Delaware limited liability company (“BCIP III-B LLC”). BCIP Associates III-B, a Cayman Islands partnership (“BCIP III-B”) is the manager and sole member of BCIP III-B LLC. BCI is the managing partner of BCIP III-B. BCVI is attorney-in-fact of BCI. BCIP III-B and BCI, by virtue of the relationships described above, may be deemed to beneficially own the shares and warrant held by BCIP III-B LLC. BCIP III-B and BCI disclaim beneficial ownership of such shares and such warrants except to the extent of their respective pecuniary interest therein. Jeffrey R. Crisan is general partner of BCIP III-B, and accordingly Mr. Crisan may be deemed to beneficially own the shares and warrants owned by BCIP III-B LLC. Mr. Crisan disclaims beneficial ownership of such shares and warrants except to the extent of his pecuniary interest therein.

(8)

Includes 30,921 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of May 1, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Recapitalization

In January 2004, the holders of all of our outstanding shares of Series A convertible preferred stock converted their Series A shares into an aggregate of 244,431 shares of our common stock. During 2004, in a series of closings, we sold a total of 8,324,674 shares (adjusted to reflect the 1-for-10 reverse stock split) of Series B convertible preferred stock at a price of $1.394 per share, of which Bain Capital Ventures and affiliates purchased an aggregate of 5,337,158 Series B shares and Radius Ventures purchased an aggregate of 1,434,720 Series B shares. Payment for the Series B shares was made both in cash and by the surrender of debt. Our gross proceeds for the sale of the Series B shares were $11,604,626, of which $422,489 represented the surrender of debt. Holders of the converted debt were granted purchase warrants for 68,148 shares of Series B at a price of $1.394 per share (adjusted to reflect the 1-for-10 reverse stock split). The warrants will expire on March 13, 2008.

In June 2005, we implemented a 1-for-10 reverse stock split of our common shares and Series B shares. In June and August 2005, we sold a total of 5,380,201 shares of Series B convertible preferred stock at a price of $1.394 per share, of which Bain Capital Ventures and affiliates purchased an aggregate of 4,016,301 Series B shares and Radius Ventures purchased an aggregate of 927,253 Series B shares. Our gross proceeds for the sale of the Series B shares were $7,500,000.

Two of our directors, James J. Nahirny and Jeffrey R. Crisan, are affiliated with Bain Capital Ventures. Our director Daniel C. Lubin is affiliated with Radius Ventures.

Bridge Financing

On December 28, 2006 and in April and May, 2007, we borrowed an aggregate of $6,426,976 from certain investors in private transactions exempt from registration under the Securities Act of 1933, as amended. The final closing of these transactions occurred on May 2, 2007. Included in the aggregate amount was $3,132,632 from Bain Capital Ventures and affiliates and $842,105 from Radius Ventures. All of these borrowings were evidenced by convertible promissory notes that mature on December 28, 2007 and bear interest at a rate of 10% per annum. The notes generally may not be prepaid in whole or in part prior to maturity without the consent of the holders of a majority of the outstanding principal amount of the notes. Under certain specified circumstances, the notes are subject to either mandatory or optional conversion into shares of our preferred stock. In connection with the closing of this offering, on a mandatory basis, the notes will convert into shares of our common stock at a price per share equal to the lower of $1.394 and the offering price to the public.

Purchasers of our convertible notes were also issued warrants to purchase the number of Series B shares (or under certain circumstances, shares of a subsequent series of preferred stock) that can be purchased at $1.394 per share (or, in the case of a subsequent series of preferred stock, a price equal to the price paid by investors for the subsequent series) with aggregate proceeds equal to 30% of the outstanding principal amount of such purchasers’ notes. The warrants expire on December 28, 2012. In connection with the closing of this offering, the warrants will become exercisable for shares of our common stock at a purchase price per share equal to the lower of $1.394 and the offering price to the public.

Stockholders Agreement

On January 14, 2004, we entered into an amended and restated stockholders agreement with Bain Capital Ventures, Radius Ventures and certain of our other stockholders. The agreement sets forth agreements to appoint directors to our board, including the right of Bain Capital Ventures and Radius Ventures to appoint members to our board, transfer restrictions regarding our capital stock and rights of first refusal regarding sales of our capital stock, among other requirements. The agreement terminates by its terms and will be of no further force and effect upon the completion of this offering.

Registration Rights

On January 14, 2004, we entered into an amended and restated investor rights agreement with Bain Capital Ventures, Radius Ventures and certain other stockholders which granted such stockholders certain registration rights, including Form S-1, Form S-3 and piggyback registration rights. Under the investor rights agreement, the holders of a majority of the registrable securities may demand that we file a registration statement under the

Securities Act covering some or all of the investors, registrable securities at any time after the earlier of (i) January 14, 2009, or (ii) 120 days after the first registered offering of our securities under the Securities Act. Upon the closing of this offering the stockholders who are parties to the investor rights agreement will hold an aggregate of 17,923,000 shares of common stock subject to registration rights. These registration rights also extend to any shares of our common stock thereafter acquired by these investors. These registration rights are being waived in connection with this offering for a period of 365 days after the date of the final prospectus relating to this offering.

On October 25, 2006, in connection with our execution of an exclusive license agreement with NeuroMetrix, Inc., which gave NeuroMetrix an exclusive license to market certain of our products and services to our customers, we agreed to enter into a registration rights agreement with NeuroMetrix prior to December 31, 2007 that would give NeuroMetrix piggy-back registration rights with respect to the shares of common stock that would be issuable upon any exercise of the warrant held by NeuroMetrix to purchase our common stock. We intend to enter into this registration rights agreement prior to completion of this offering.

DESCRIPTION OF CAPITAL STOCK

In connection with this offering, we intend to amend and restate our certificate of incorporation and bylaws and effect a one for            reverse stock split of our common stock. The following summary of our capital stock does not relate to our current certificate of incorporation or bylaws, but rather is a description of our capital stock pursuant to the amended and restated certificate of incorporation and bylaws that will be in effect upon the completion of this offering. This information does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms of our amended and restated certificate of incorporation and amended and restated bylaws, which will be included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Delaware law, the state in which we are incorporated.

Upon the closing of this offering our authorized capital stock will consist of            shares, of which            shares will be common stock. $0.001 par value, and            shares will be preferred stock, $0.001 par value, the rights and preferences of which may be established from time to time by our board of directors. Upon completion of this offering there will be            shares of common stock outstanding and no outstanding shares of preferred stock.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the shareholders and do not have cumulative voting rights. Holders of our common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we have designated and issued or which we may designate and issue in the future.

Undesignated Preferred Stock

Upon the closing of this offering, outstanding shares of our Series B convertible preferred stock will automatically convert into common stock. As such, there will be no shares of preferred stock outstanding upon the closing of this offering. Under our amended and restated certificate of incorporation, our board of directors has the authority, without action by our stockholders, to designate and issue any authorized and unissued shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of the preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, and delaying or preventing a change of control without further action by our stockholders. We have no present plans to issue any shares of preferred stock.

Options and Warrants

Upon consummation of this offering, we will have outstanding options to purchase an aggregate of            shares of common stock at a weighted average exercise price of $         per share under our long-term incentive plan. In addition, we will have outstanding warrants to purchase an aggregate of 1,855,165 shares of common stock at a weighted average exercise price of $1.394 per share. We will also have an outstanding warrant, subject to vesting based on achievement of performance milestones, none of which milestones have been achieved, to purchase an aggregate of 500,000 shares of common stock at a weighted average exercise price of $0.16 per share. All outstanding options and warrants provide for anti-dilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure.

Registration Rights

Under an amended and restated investor rights agreement we entered into on January 14, 2004, we granted registration rights to certain of our stockholders. These registration rights will continue following this offering and will terminate for any particular stockholder when all securities held by such stockholder may be sold pursuant to Rule 144(k) under the Securities Act or when such stockholder holds less than 1% of our outstanding common stock and all securities held by such stockholder may be sold pursuant to Rule 144 under the Securities Act. Upon the closing of this offering the stockholders who are parties to the investor rights agreement will hold an aggregate of 17,923,000 shares of common stock subject to registration rights. These registration rights also extend to any shares of our common stock thereafter acquired by these investors.

Under the investor rights agreement, the holders of a majority of the registrable securities may demand that we file a registration statement under the Securities Act covering some or all of the investors, registrable securities at any time after the earlier of (i) January 14, 2009, or (ii) 120 days after the first registered offering of our securities under the Securities Act. We are not required to effect more than two (2) registrations nor are we required to effect a registration at an aggregate offering price to the public of less than $5,000,000. In an underwritten offering, the managing underwriter of any such offering has the right, subject to certain conditions, to limit the number of registrable securities.

In addition, after our initial public offering, the investors party to the investor rights agreement have “piggyback” registration rights. If we propose to register any of our equity securities under the Securities Act other than certain excluded registrations, the investors may require us to include all or a portion of their registrable securities in the registration and in any related underwriting. In an underwritten offering, the managing underwriter of any such offering has the right, subject to certain conditions, to limit the number of registrable securities.

Further, if we are eligible to effect a registration on Form S-3, one or more holders of at least 5% of the then outstanding registrable securities may demand that we file a registration statement on Form S-3 covering all or a portion of the investors’ registrable securities, provided that the registration has an aggregate offering price to the public of at least $1,000,000. The registration rights under the investor rights agreement are being waived in connection with this offering for a period of 365 days after the date of the final prospectus relating to this offering.

In connection with our entering into our exclusive license agreement with NeuroMetrix, Inc. in October 2006, we agreed to enter into a registration rights agreement with NeuroMetrix prior to December 31, 2007 that would give NeuroMetrix piggy-back registration rights with respect to the shares of common stock that would be issuable upon any exercise of the warrant held by NeuroMetrix to purchase our common stock. We intend to enter into this registration rights agreement prior to completion of this offering.

We have granted Maxim Group LLC, the representative of the underwriters, and its designees one demand and unlimited piggyback registration rights with respect to the shares of common stock issuable upon exercise of the warrant to be granted to Maxim Group LLC or such designees in connection with this offering. See “Underwriting — Representative’s Warrant.”

Anti-Takeover Provisions

Certain provisions of our amended and restated certificate of incorporation to be filed in connection with the closing of this offering and our amended and restated bylaws to be effective upon the closing of this offering could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management. A description of these provisions is set forth below:

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Advance Notice Procedure

Our amended and restated bylaws provide an advance notice procedure for stockholders to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Only persons nominated by, or at the direction of, our board of directors or by a stockholder who has given proper and timely notice to our secretary prior to the meeting, will be eligible for election as a director. In addition, any proposed business other than the nomination of persons for election to our board of directors must constitute a proper matter for stockholder action pursuant to the notice of meeting delivered to us. For notice to be timely, it must be delivered to our secretary at our principal executive offices not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the previous year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than 30 calendar days or delayed by more than 30 calendar days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close if business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day after public disclosure of the date of such meeting is first made. These advance notice provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.

Special Meetings of Stockholders

Our amended and restated bylaws provide that special meetings of stockholders may be called only by our chairman of the board or our president or by our secretary after written request of a majority of our board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock will be                       .

Listing

We intend to apply to list our common stock on the American Stock Exchange under the symbol “     .”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock and a significant public market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

Upon the closing of this offering, we will have            shares of common stock outstanding, assuming the conversion of all outstanding shares of convertible preferred stock and outstanding convertible promissory notes, excluding accrued but unpaid interest, and no exercise of any options or warrants outstanding as of                  , 2007. Of these shares, the shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock are “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration, such as the exemptions under Rules 144, 144(k) or 701 of the Securities Act, as described below. Taking into account the lock-up agreements described below and the provisions of Rules 144 and 144(k), the restricted securities will be available for sale in the public market as follows:

•

shares will be eligible for sale prior to 365 days after the date of this prospectus; and

•

shares will be eligible for sale on or after 365 days from the date of this prospectus.

The lock-up agreements may be extended or shortened in certain circumstances. See sections below entitled “Lock-up Agreements” and “Underwriting” for further information.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of this prospectus, a person, or persons whose shares are aggregated, who owns shares that were purchased from us at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•

1% of our then-outstanding shares of common stock, which will equal approximately            shares immediately after this offering, or

•

the average weekly trading volume of our common stock on the American Stock Exchange during the four calendar weeks preceding the filing of a notice of the sale on Form 144.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Rule 144 also provides that affiliates that sell our common stock that are not restricted securities must still comply with certain other restrictions of that rule on their manner of sale of our shares, other than the holding period requirement. We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us at least two years previously would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements described above.

Our directors, officers, other employees and consultants who acquired or will acquire shares of our common stock upon exercise of options granted under our equity incentive plans prior to this offering are entitled to rely on Rule 701 under the Securities Act, which permits such persons to resell those shares in reliance on Rule 144 beginning 90 days after the effective date of this prospectus but without compliance with certain restrictions of Rule 144.

Registration Rights

Under our amended and restated investor rights agreement, we have granted certain of our stockholders certain registration rights, including Form S-1, Form S-3 and piggyback registration rights. See “Description of Capital Stock Registration Rights.”

Under our exclusive license agreement with NeuroMetrix, we have agreed to enter into a registration rights agreement with NeuroMetrix prior to December 31, 2007 that would give NeuroMetrix piggyback registration rights with respect to the shares of common stock that would be issuable upon any exercise of the warrant held by NeuroMetrix to purchase our common stock.

We have also granted Maxim Group LLC, the representative of the underwriters, and its designees, one demand and unlimited piggyback registration rights with respect to the shares of common stock issuable upon exercise of the warrant to be granted to Maxim Group LLC or such designees on connection with this offering. See “Underwriting — Representative’s Warrant.”

Equity Grants

As of May 1, 2007, options to purchase a total of 4,128,508 shares of common stock were outstanding under our long-tem incentive plans, of which 1,043,555 options were exercisable.            of the shares subject to options will be subject to lock-up agreements. Additional shares of common stock will be available for future equity grants.

Following the closing of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our long-term incentive plan. This registration statement will become effective upon filing. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statement will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the lock-up agreements described below.

Warrants to Purchase Common Stock

Upon completion of this offering, warrants to purchase 2,355,165 shares of our common stock will be outstanding, including 500,000 warrants subject to performance-based vesting. Of these warrants,            will be exercisable within 365 days of the date of this prospectus and            will be exercisable thereafter.

Lock-up Agreements

We have, and our officers, directors and stockholders and option holders who hold an aggregate of approximately           shares of our common stock (on a fully diluted basis) have agreed, subject to limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, register or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock held prior to the offering for a period of 12 months after the date of this prospectus, without the prior written consent of Maxim Group LLC, the representative of the underwriters of this offering.

Maxim Group LLC, in its sole discretion, at any time or from time to time and without notice, may release for sale in the public market all or any portion of the shares restricted by the terms of the lock-up agreements. The lock-up restrictions will not apply to transactions relating to common stock acquired in open market transactions after the closing of this offering provided that no filing by the transferor under Rule 144 of the Securities Act or Section 16 of the Securities Exchange Act, as amended, is required or will be voluntarily made in connection with such transactions. The lock-up restrictions also will not apply to certain transfers not involving a disposition for value, provided that the recipient agrees to be bound by these lock-up restrictions and provided that no filing by the transferor under Rule 144 of the Securities Act or Section 16 of the Exchange Act is required or will be voluntarily made in connection with such transfers.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement, dated                    , 2007, by and between us and Maxim Group LLC, who is acting as the representative of the underwriters of this offering, each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of shares of common stock set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of Shares

Maxim Group LLC
Total

Nature of Underwriting Commitment

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares.

The underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations.

The shares should be ready for delivery on or about            against payment in immediately available funds. The underwriters may reject all or part of any order.

The representative has advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representative may offer some of the shares to other securities dealers at such price less a concession of $         per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $         per share to other dealers. After the shares are released for sale to the public, the representative may change the offering price and other selling terms at various times.

Commissions and Discounts

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

Total
	Per Share	Without Over-Allotment	With Over-Allotment

Public offering price	$	$	$
Underwriting discount	$	$	$
Non-accountable expense allowance(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

——————

(1)

The non-accountable expense allowance of 2% of the gross proceeds of the offering payable to Maxim Group is not payable with respect to the shares of common stock sold upon exercise of the underwriters’ over-allotment option.

(2)

We estimate that the total expenses of the offering payable by us, not including underwriting discounts, commissions, the non-accountable expense allowance and not taking into consideration the underwriters’ over-allotment option, will be approximately $        . These expenses include, but are not limited to, SEC registration fees, NASD filing fees, proposed American Stock Exchange listing fees, accounting fees and expenses, legal fees and expenses, printing and engraving expenses, transfer agent fees and blue sky fees and expenses.

We have agreed to sell the shares of common stock to the underwriters at the initial public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriting agreement also provides that Maxim Group, the representative of the underwriters, will be paid a non-accountable expense allowance equal to 2% of the gross proceeds from the sale of the shares of common stock offered by this prospectus ($50,000 of which has been previously advanced to Maxim), exclusive of any common stock purchased on exercise of the underwriters’ over-allotment option.

Over-allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of           additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $        million and the total proceeds to us will be $         million. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the foregoing table.

Representative’s Warrant

We have also agreed to issue to Maxim Group, for $100, a common stock purchase warrant to purchase a number of shares of our common stock equal to an aggregate of ten (10%) percent of the shares sold in the offering (         shares). The warrant will have an exercise price equal to 120% of the offering price of the shares sold in the offering. The warrants are exercisable commencing six (6) months after the effective date of the registration statement related to this offering, and will be exercisable for five (5) years thereafter. The warrant is not redeemable by us, and allows for “cashless” exercise. The warrant also provides for one demand and for unlimited “piggyback” registration rights with respect to the underlying shares of common stock during the seven year period after the closing of this offering. Pursuant to the rules of the National Association of Securities Dealers, Inc., or the NASD, and in particular Rule 2710, the warrants (and underlying shares) issued to Maxim Group may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered provided, however, the warrant (and underlying shares) may be transferred to officers or directors of Maxim Group and members of the underwriting syndicate and their affiliates as long as the warrants (and underlying shares) remain subject to the lockup.

Pricing of Securities

Prior to this offering, there was no public market for the common stock. The initial public offering price of our common stock was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the common stock included:

•

the information in this prospectus and otherwise available to the underwriters;

•

the history and the prospects for the industry in which we will compete;

•

the ability of our management;

•

the prospects for our future earnings;

•

the present state of our development and our current financial condition;

•

the general condition of the economy and the securities markets at the time of this offering; and

•

the recent market prices of, and the demand for, publicly traded securities of generally comparable companies.

We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.

Lock-Ups

Our executive officers, directors and stockholders holding an aggregate of            shares, or      %, of our outstanding common stock  prior to the effectiveness of this offering have agreed to a twelve (12) month “lock-up” from the date of this prospectus of shares of common stock that they beneficially own, including the issuance of shares of our common stock upon the exercise of currently outstanding options and options which may be issued pursuant to our long-term incentive plan. This means that, for a period of twelve (12) months following the date of this prospectus, such persons may not offer, sell, pledge, register or otherwise dispose of these securities without the prior written consent of Maxim Group. Maxim may also waive the terms of these lock-ups. See “Shares Eligible for Future Sale.”

Maxim Group has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at their discretion. In determining whether to waive the terms of the lock-up agreements, Maxim Group may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

In addition, the underwriting agreement provides that we will not, for a period of twelve (12) months following the date of this prospectus, offer, sell or distribute any of our securities, other than pursuant to our long-term incentive plan or pursuant to the terms of any securities exercisable or convertible into shares of our capital stock that are outstanding as of the date of this prospectus, without the prior written consent of Maxim.

Other Matters

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Maxim Group acted as a finder in connection with our private placement of convertible promissory notes and related warrants to purchase capital stock in April and May 2007. Maxim Group received an aggregate of $230,000 in commissions, fees and expense reimbursements in connection with this private placement.

Stabilization

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•

Stabilizing transactions – The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•

Over-allotments and syndicate covering transactions – The underwriters may sell more shares of our common stock in connection with this offering than the number of shares that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•

Penalty bids – If the representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

•

Passive market making – Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the American Stock Exchange or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

Foreign Regulatory Restrictions on Purchase of Shares

We have not taken any action to permit a public offering of the shares which are the subject of this prospectus outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of ordinary shares and the distribution of the prospectus outside the United States.

Italy. This offering of the shares has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the shares of common stock or distribution of copies of this prospectus or any other document relating to the shares of common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany. The offering of the shares of common stock is not a public offering in the Federal Republic of Germany. The shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz), as amended, and any other applicable German law. No application has been made under German law to publicly market the shares of common stock in or out of the Federal Republic of Germany. The shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The shares will only be available to persons who, by profession, trade or business, buy or sell shares for their own or a third party’s account.

France. The shares offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the shares of common stock offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the shares offered by this prospectus may be effected only in compliance with the above mentioned regulations.

“Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The shares are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the shares offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49 otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997 as amended. This prospectus has not been approved or disapproved by, or registered with, neither the Oslo Stock Exchange nor the Norwegian Registry of Business Enterprises. This

prospectus may not, either directly or indirectly be distributed to other Norwegian potential investors than the addressees without the prior consent of EyeTel.

Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005 as amended from time to time or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by or filed with the Danish Financial Supervisory Authority or any other public authorities in Denmark. The offering of shares of common stock will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

Sweden. Neither this prospectus nor the shares of common stock offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the shares offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Israel. The shares of common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the shares being offered. Any resale, directly or indirectly, to the public of the shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York. Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel to the underwriters in connection with this offering.

EXPERTS

The financial statements as of December 31, 2005 and December 31, 2006 and for each of the two years in the period ended December 31, 2006 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm (which contains an explanatory paragraph relating to EyeTel’s ability to continue as a going concern as described in Note 1 to the financial statements), given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

Upon the closing of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, and the web site of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS EYETEL IMAGING, INC.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
EyeTel Imaging, Inc.

In our opinion, the financial statements listed in the accompanying index appearing on page F-1 present fairly, in all material respects, the financial position of EyeTel Imaging, Inc. at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 4 to the financial statements the Company adopted FASB Staff Position No. 150-5 (“FSP 150-5”), Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Instruments on Shares that are Redeemable, during the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
May 4,, 2007

EYETEL IMAGING, INC.

BALANCE SHEETS
As of December 31, 2006 and 2005

	2006	2005	Proforma Stockholders’ Equity (unaudited) 2006
ASSETS
Cash and cash equivalents	$2,425,447	$98,688	$6,352,423
Restricted cash	65,000	—
Accounts receivable, net of allowance of $140,000 and $51,972 respectively	236,760	150,792
Short term investments	—	3,296,120
Prepaid expenses	46,761	83,559
Other current assets	35,095	82,618
Total current assets	2,809,063	3,711,777
Property and equipment, net	1,744,379	1,762,169
Deposits	498,897	295,452
Other assets	30,085	29,086
Total assets	$5,082,424	$5,798,484

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	234,582	359,398
Accrued liabilities	732,519	537,719
Convertible bridge loan	1,863,695	—	—
Long-term debt, current portion	400,451	—
Deferred revenue	102,934	127,558
Total current liabilities	3,334,181	1,024,675
Deferred rent	31,813	42,473
Long-term debt	3,448,550	—
Preferred stock warrants	995,809	70,699	—
Total liabilities	7,810,352	1,137,847
Series B redeemable, convertible preferred stock, $0.001 par value, authorized 15,000,000 shares, issued 13,704,875, shares at December 31, 2006 and 2005. No shares issued and outstanding pro forma (unaudited)	23,601,172	21,325,723	—

Commitments and contingencies

Stockholders’ equity:
Common stock, $.001 par value, authorized 19,800,000 shares, issued and outstanding 734,362 and 728,217 shares at December 31, 2006 and 2005, respectively. 19,049,693 shares issued and outstanding pro forma (unaudited)	734	728	19,049
Additional paid-in capital	7,588,604	7,579,310	33,461,364
Subscription receivable	(28,111)	(28,111)	(28,111)
Accumulated deficit	(33,890,328)	(24,217,013)	(29,393,751)
Total stockholders’ equity (deficit)	(26,329,101)	(16,665,086)	$4,058,551
Total liabilities, redeemable, convertible preferred stock and stockholders’ equity (deficit)	$5,082,424	$5,798,484

The accompanying notes are an integral part of these consolidated financial statements.

EYETEL IMAGING, INC.

STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2006 and 2005

	2006	2005
Revenues:
Imaging and reading services	$684,096	$392,169
DigiScope rental fees	260,278	145,468
Installation fees	261,750	103,675
Total revenue	1,206,124	641,312

Cost of revenues	1,044,650	556,426
Research and development	506,143	553,226
Sales and marketing	2,070,419	2,812,202
General and administrative	4,513,273	4,601,352
Total expenses	8,134,485	8,523,206

Loss from operations	(6,928,361)	(7,881,894)

Interest income	124,522	94,704
Interest expense	(594,027)	—

Loss before provision of income taxes	(7,397,866)	(7,787,190)

Provision for income taxes	—	—

Net loss	(7,397,866)	(7,787,190)

Accretion of redeemable preferred stock to redemption value	(2,275,449)	(2,717,350)

Net loss applicable to common stockholders	(9,673,315)	(10,504,540)

Net loss per common share, basic and diluted	$(14.19)	$(17.45)
Shares used in calculation of basic and diluted net loss per common share	681,574	601,861

Proforma net loss per common share, basic and diluted (unaudited)	$(0.51)
Shares used in calculation of proforma basic and diluted net loss per common share (unaudited)	18,996,906

The accompanying notes are an integral part of these consolidated financial statements.

EYETEL IMAGING, INC.

STATEMENTS OF REDEEMABLE CONVETIBLE PREFERRED
AND STOCKHOLDERS’ EQUITY (DEFICIT)
For the Years Ended December 31, 2006 and 2005

	Series B Redeemable Preferred Stock		Common Stock		Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount

Balance at December 31, 2004	8,324,674	$11,128,538	615,774	$615	$7,622,011	$—	$(13,712,473)	$(6,089,847)
Issuance of Series B preferred stock, net of issuance costs of $20,165	5,380,201	7,479,835	—	—	—	—	—	—
Issuance of restricted stock	—	—	112,443	113	27,998	(28,111)	—	—
Reclassification of preferred warrants to liability	—	—	—	—	(70,699)	—	—	(70,699)
Accretion of Series B to redemption value	—	2,717,350	—	—	—	—	(2,717,350)	(2,717,350)
Net loss	—	—	—	—	—	—	(7,787,190)	(7,787,190)

Balance at December 31, 2005	13,704,875	21,325,723	728,217	728	7,579,310	(28,111)	(24,217,013)	(16,665,086)
Exercise of stock options	—	—	6,145	6	1,530	—	—	1,536
Share based compensation	—	—	—	—	7,764	—	—	7,764
Accretion of Series B to redemption value	—	2,275,449	—	—	—	—	(2,275,449)	(2,275,449)
Net loss	—	—	—	—	—	—	(7,397,866)	(7,397,866)
Balance at December 31, 2006	13,704,875	$23,601,172	734,362	$734	$7,588,604	$(28,111)	$(33,890,328)	$(26,329,101)

The accompanying notes are an integral part of these consolidated financial statements.

EYETEL IMAGING, INC.

STATEMENTS OF CASHFLOWS
For the Years Ended December 31, 2006 and 2005

	2006	2005
Cash flow from operating activities
Net loss	$(7,397,866)	$(7,787,190)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	406,496	255,072
Share based compensation	7,764	—
Non-cash interest accretion	137,806	—
Provision for doubtful accounts	88,028	135,613
Loss on disposal of fixed assets	184,099	38,223
Changes in operating assets and liabilities:
Accounts receivable	(173,996)	(281,327)
Prepaid expenses	36,798	(44,482)
Other assets	46,524	(948)
Accounts payable	(124,816)	(2,580)
Accrued liabilities	194,800	90,617
Deferred rent	(10,660)	(5,981)
Deferred revenue	(24,624)	94,850
Net cash used in operating activities	(6,629,647)	(7,508,133)

Cash flows from investing activities
Purchase of Property and equipment	(572,805)	(973,420)
Deposits	(203,445)	(295,452)
Purchase of investments	—	(6,200,000)
Maturities of investments	3,296,120	7,445,490
Restricted cash in escrow	(65,000)	—
Net cash provided by (used in) investing activities	2,454,870	(23,382)

Cash flows from financing activities
Proceeds from long-term loan	4,000,000	—
Proceeds from bridge financing	2,500,000	—
Issuance of Series B convertible preferred stock	—	7,479,835
Cash overdraft	—	111,466
Proceeds from exercise of stock options	1,536	—
Net cash provided by financing activities	6,501,536	7,591,301
Net increase in cash and cash equivalents	2,326,759	59,786
Cash and cash equivalents
Beginning of year	98,688	38,902
End of year	$2,425,447	$98,688

Non-cash investing and financing activities
Accretion of redemption value on Series B preferred stock	$2,275,449	$2,717,350

Supplemental cash flow information
Interest paid	$454,166	$—

The accompanying notes are an integral part of these consolidated financial statements.

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

1. Going Concern

These financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

At December 31, 2006 there was substantial doubt that the Company would be able to continue as a going concern. The Company’s ability to continue as a going concern is primarily dependent upon its ability to obtain additional financing, reduce expenses or enter into corporate collaborations.

The Company incurred a significant net loss of approximately $7.4 million and used cash in its operations of approximately $6.6 million during the year ended December 31, 2006. The Company had cash and cash equivalents of $2,425,447 at December 31, 2006 and through May 2007 it obtained an additional bridge loan of $3,926,976. However, the Company believes that this is insufficient to fund operations through December 31, 2007. The current financial condition, among other factors, indicates that there is substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of assets that might be necessary should the Company be unable to continue as a going concern.

The Company’s continuation as a going concern is dependent upon its ability to obtain additional cash to allow for the satisfaction of its obligations on a timely basis. The Company is actively exploring various financing alternatives including equity financing transactions and corporate collaborations. Equity financings could include, but are not limited to, the infusion of cash from its current investors either as additional equity or as a bridge loan which might roll into a subsequent equity round, and the raising of cash from a combination of current and new investors. Corporate collaborations could include partnerships with larger, more financially sound entities for the distribution of the Company’s product to a wider market that it can currently reach by itself or the sale of an interest in its business to such a partner. While the Company is exploring all opportunities to improve its financial condition over the next several months, there is no assurance that these efforts will be successful. If they are not successful, the Company will be forced to reduce significantly the scope of its operations, thereby raising further doubt about its ability to continue to do business.

2. Description of Business

EyeTel Imaging, Inc. (“EyeTel” or the “Company”), a Delaware corporation, was incorporated in January 1996 as EyeTel Corporation and assumed its current name in March 2002. EyeTel is a medical diagnostic company dedicated to improving the standard of healthcare for people with various vision threatening conditions. The Company designs, develops and commercializes proprietary technology and services for detecting three leading causes of preventable blindness: age-related macular degeneration (AMD), glaucoma and diabetic retinopathy, the primary cause of blindness among working age adults. The EyeTel Retinal Imaging System (the “EyeTel System”) is an imaging and diagnostic system that helps detect these diseases at early stages when various treatment options for preserving vision are available. The EyeTel System is based on patented technology developed at the Wilmer Eye Institute at The Johns Hopkins University and commercialized by the Company under an exclusive licensing agreement. It is comprised of the DigiScope®, a medical device which takes high resolution retinal images, and a telemedicine image analysis service provided by the EyeTel Reading Center to identify pathology indicative of eye disease.

3. Summary of Significant Accounting Policies

Unaudited Pro Forma Stockholders’ Equity

If the offering contemplated by this prospectus is consummated, the convertible bridge loan, all of the outstanding shares of Series B redeemable convertible preferred stock and the 2007 Bridge Loan (See Note 20, Subsequent events) will automatically convert into 18,315,331 shares of common stock. In addition, the preferred stock warrants liability at December 31, 2006, of $995,809, the preferred stock warrants liability of $990,520

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

3. Summary of Significant Accounting Policies – (continued)

 associated with the 2007 Bridge Loan (See Note 20, Subsequent events) and the preferred stock warrants liability of $87,915, would be reclassified to additional paid-in capital. Unaudited pro forma stockholders’ equity, as adjusted for the assumed conversion of the convertible bridge loan, the Series B redeemable convertible preferred stock, the 2007 Bridge Loan and the reclassification of the preferred stock warrant liabilities to additional paid-in capital, is set forth on the balance sheet.

Use of Estimates

The preparation of these financial statements requires that the Company make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to doubtful accounts, useful lives of property and equipment, income taxes, the valuation of equity instruments and contingencies, among others. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ significantly from the estimates made by management with respect to these and other items.

Cash, Cash Equivalents and Short-term Investments

The Company considers all highly liquid instruments purchased with a maturity of three months or less, at the date of purchase to be cash equivalents. The majority of the Company’s cash equivalents comprise money market securities.

Investments with original maturities of three to twelve months are considered current assets. A majority of the Company’s short-term investments comprise certificates-of-deposit. The Company’s policy is to protect the value of its investment portfolio and minimize principal risk by earning revenue returns based on current interest rates. The Company’s entire investment portfolio is classified as available-for-sale since these investments may be sold any time to meet the liquidity needs of the Company. Accordingly, they are recorded at fair market value, with unrealized gains and losses, net of taxes, reported as a separate component of stockholders’ equity. There were no unrealized gains or losses associated with short-term investments as of December 31, 2005. The Company did not hold any short-term investments as of December 31, 2006.

Substantially all of the Company’s cash and cash equivalents, and short-term investments are held in custody by major financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. However, these deposits may be redeemed generally upon demand and therefore bear minimal risk.

Restricted Cash

The Company at December 31, 2006 has short-term certificates-of-deposit of $65,000, used as collateral in connection with the use of certain cash management services provided by one of the Company’s banks. The Company did not have restricted cash as of December 31, 2005.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to credit risk include accounts receivable. At December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005, no single customer or third-party payer accounted for more than 10% of accounts receivable or revenue.

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

3. Summary of Significant Accounting Policies – (continued)

Fair Value of Financial Instruments

The Company believes that the carrying amount of its financial instruments, which include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses, and long-term debt, approximate their fair value at December 31, 2006 and 2005.

Revenue Recognition

The Company’s DigiScope product is integrated with software that is essential to the functionality of the equipment. Further, the Company provides unspecified software upgrades and enhancements related to the equipment through contractual agreements. Accordingly, the Company accounts for revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, and all related amendments and interpretations.

The Company’s revenue is derived primarily from three sources: (i) image and reading services revenue, (ii) rental fees revenue, including hardware, software and support and (iii) installation fees revenue.

Imaging and reading services revenues consist of the fees charged to third-party payers for interpretation of the digital retinal images produced by the DigiScope at the healthcare professionals’ sites and transmitted over the internet to the EyeTel Reading Center. Revenue is recognized upon completion of such services.

DigiScope rental fees revenues consist of fixed monthly lease rentals to the Company’s healthcare professionals for the ongoing use of the DigiScope. Revenue is recognized monthly as billed.

Installation fees revenues consist of a one-time fee the Company charges the healthcare professional for the initial installation of the DigiScope and initial training for its use. The fee is payable primarily upon signing of the contract and revenue is recognized ratably over the term of the agreement, generally twelve months. The unrecognized balance of the installation fee is reported as deferred revenue.

Typically, the Company’s sales involved multiple elements, such as installation and rentals that include support. When a sale involves multiple elements, the Company allocates the entire fee from the arrangement to each respective element based on its Vendor Specific Objective Evidence (“VSOE”) of fair value and recognizes revenue when each element’s revenue recognition criteria are met. VSOE of fair value for each element is established based on the price charged when the same element is sold separately. If VSOE of fair value cannot be established for the undelivered element of an agreement and the undelivered element is support, the entire amount of the revenue from the arrangement is deferred and recognized ratably over the period that the support is delivered. The Company has not established VSOE of fair value in accordance with SOP 97-2 at the outset of its arrangements. Accordingly, the Company recognizes installation revenue ratably over the lease period.

The Company recognizes revenue only when persuasive evidence of an arrangement exists, the service has been provided, the fee is fixed or determinable and collectibility is probable. The Company evaluates each of these criteria as follows:

Evidence of an arrangement: Contracts are used to determine the existence of an arrangement

Provision of services: Provision of services is contractual and is based on the completion of specified services for installation fee revenues and the passage of time for rental fee revenues. For image and reading service revenues, provision of services is based on the provision of the report to the healthcare professional.

Fixed or determinable: The Company assesses whether fees are fixed or determinable at the time of the sale. The Company only considers the fee to be fixed or determinable if the fee is not subject to refund or adjustment. If the arrangement fee is not fixed or determinable, revenue is recognized as amounts become due and payable.

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

3. Summary of Significant Accounting Policies – (continued)

Collection is deemed probable: Collection is deemed probable if the Company expects that the customer will be able to pay amounts under the arrangement as payments become due. If the Company determines that collection is not probable, revenue is recognized upon cash collection.

Cost of Revenues

Cost of revenues consists of costs directly related to the generation of revenue, which includes, the fees paid to the Company’s healthcare professionals for each set of retinal images read, the costs of the Company’s reading centers, depreciation and repairs and maintenance of the DigiScopes on lease to customers.

Research and Development Costs

Research and development costs consist of expenses incurred by the Company in the continuing research and development of the DigiScopes and the embedded proprietary software. Such costs primarily include salaries, benefits and other headcount related expenses for personnel performing research and development activities, contractual payments to The Johns Hopkins University for research and development, facilities and overhead costs.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists of amounts due from third-party payers, primarily managed care companies, commercial insurance companies, physician practices and private-pay patients. Estimated provisions for doubtful accounts are recorded to the extent that it is probable that a portion or all of a particular account receivable will not be collected. The Company estimates the provision for doubtful accounts based on various factors including payer type, historical collection patterns, and the age of the receivable. Changes in estimates for particular accounts receivable are recorded in the period in which the change occurs. Account balances are written off against the allowances when management believes it is probable the receivable will not be recovered.

Property and Equipment

Property and equipment are stated at historical cost. DigiScope equipment is leased to healthcare professionals and commences depreciation upon completion of an activated DigiScope at the healthcare professionals’ sites. DigiScope sub-assemblies, which are component parts of the DigiScope equipment, are not depreciated until they become part of the activated DigiScope. Depreciation is computed on a straight-line basis over the estimated useful life of the assets as follows:

DigiScope equipment on lease to customers	5 years
Motor vehicles	5 years
Furniture, Fixtures and other equipment	3 – 10 years

Upon disposal the cost of the asset and the related accumulated depreciation are removed from the books and any resulting gain or loss is reflected in the statements of operations. Repairs and maintenance are expensed as incurred and were $114,795 and $84,911 for the years ended December 31, 2006 and 2005, respectively.

Impairment of Long Lived Assets

The Company, in accordance with provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets (“SFAS 144”), periodically evaluates the recoverability of its property and equipment, held for use, when circumstances indicate that an event of impairment may have occurred and the carrying value of assets may not be recoverable. The recoverability of the assets is determined, by comparing the carrying value of the assets to the future undiscounted cash flows expected to result from use of these assets. If the assets are considered to be impaired, then impairment is recorded as the difference

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

3. Summary of Significant Accounting Policies – (continued)

between the book value and the fair value of the underlying asset. The Company did not recognize impairment charges in any of the periods presented.

Accounting for Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share Based Payment” (“SFAS 123R”), which requires companies to recognize expense associated with share-based compensation arrangements, including employee stock options, using a fair-value method. FAS 123R eliminates the alternative to use the intrinsic value method of accounting for share-based payments under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123R is effective for the Company’s fiscal year beginning January 1, 2006.

The Company adopted SFAS 123R using the prospective transition method. Under this method only new awards or awards modified, repurchased or cancelled on or after January 1, 2006, are accounted for under the provisions of SFAS 123R. Awards which were granted prior to January 1, 2006 and which continue to vest after January 1, 2006 are continued to be accounted using the intrinsic value method under APB 25.

The Company uses the Black-Scholes option pricing model for determining the fair value of its stock options and recognizes the compensation expense using the straight-line attribution method. Prior to the adoption of SFAS 123R, the Company accounted for stock options granted to employees in accordance with APB 25 and provided the disclosures required under SFAS 148 only in the notes to its financial statements. Accordingly, compensation expense was recorded for options issued to employees to the extent that the fair market value of the Company’s common stock exceeded the exercise price of the option at the date granted and all other criteria for fixed accounting were met.

The following table illustrates the effect on net loss, if the Company had applied the fair value recognition provisions to share-based employee compensation as of December 31:

2005
Net loss available to common stockholders, as reported	$(10,504,540)
Add: employee stock based compensation expense reported in net loss	—
Less: stock based compensation expense determined under fair value method	16,296
Pro forma net loss available to common stockholders	$(10,520,836)

Basic and diluted net loss per share
As reported	$(17.45)
Pro forma	$(17.48)

Income Taxes

The Company accounts for income taxes under an asset and liability approach. Under this approach, deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense or benefit is the result of changes between deferred tax assets and liabilities. A valuation allowance is established when, based on an evaluation of objective verifiable evidence, there is a likelihood that some portion or all of the deferred tax assets will not be realized.

Other Comprehensive Income (loss)

Comprehensive income (loss) consists of other comprehensive income (loss) and net loss. Other comprehensive income (loss) consists of gains and losses that are not recorded in the statements of operations, but are instead recorded directly to stockholders’ equity (deficit). To date, there have been no differences between net loss and comprehensive loss.

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

3. Summary of Significant Accounting Policies – (continued)

Segment Reporting

The Company operates in one industry segment. All of the Company’s efforts are devoted to the design, development and lease of a proprietary retinal-imaging device and reading of retinal images produced by the product that are managed and reported in one segment.

FASB Statement No. 131, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer. The Company’s Chief Executive Officer reviews financial information presented for purposes of allocating resources and evaluating financial performance. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results and plans for products or components below this level. Accordingly, the Company reports as a single operating segment. The Company derives all of its revenues from activities within the United States of America.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

Recent Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value in generally accepted accounting principles (“GAAP”) and expands disclosures related to the use of fair value measures in financial statements. SFAS 157 does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in GAAP. The standard emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The provisions of SFAS 157 are generally required to be applied on a prospective basis. The Company will adopt SFAS 157 in the first quarter of 2008. The Company does not believe adoption of this standard will have a material effect on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115.” (“SFAS 159”) SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not believe adoption of SFAS 159 will have a material impact on its financial position, results of operations or cash flows.

4. Change in Accounting Principle

On June 29, 2005, the FASB issued Staff Position 150-5, Issuer’s Accounting under FASB Statement No.150, for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable (“FSP 150-5”). FSP
150-5 requires the Company to classify its outstanding preferred stock warrants as liabilities on its balance sheet and record adjustments to the value of its preferred stock warrants in its statements of operations to reflect their fair value at each reporting period. The Company previously accounted for such warrants as additional paid-in capital.

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

4. Change in Accounting Principle – (continued)

The Company adopted FSP 150-5 as of July 1, 2005. This adoption resulted in no effect to the Company’s financial position, cash flow or results of operation other than the reclassification of the preferred stock warrants from additional paid-in-capital to a liability.

5. Net Loss Per Common Share

The Company applies the provisions of EITF Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement 128” (“EITF No. 03-6”), which established standards regarding the computation of earnings per share by companies with participating securities or multiple classes of common stock. The Company’s Series B redeemable convertible preferred stock are participating securities due to their participation rights as described in Note 12, Series B redeemable convertible preferred stock.

EITF 03-6 requires net loss attributable to common stockholders for the period to be allocated to common stock and participating securities to the extent that the securities are required to share in the losses. The Company’s Series B convertible preferred stock does not have a contractual obligation to share in losses of the Company. As a result, basic net loss per share is calculated by dividing net loss by the weighted average shares of common stock outstanding during the period that are not subject to vesting provisions.

	2006	2005
Net loss available to common stockholders	$(9,673,315)	$(10,504,540)
Basic and diluted weighted-average common shares outstanding, net of weighted average common shares subject to repurchase	681,574	601,861
Basic and diluted net loss per common share	$(14.19)	$(17.45)
Basic and diluted weighted-average shares used above	681,574
Pro forma adjustment to reflect assumed conversion of redeemable convertible preferred stock convertible bridge loan and 2007 bridge loan (unaudited)	18,315,332
Shares used in computing pro forma net loss per common shares (unaudited)	18,996,906
Proforma net loss per common share basic and diluted (unaudited)	$(0.51)

The following weighted average outstanding options, common stock subject to purchase, redeemable convertible preferred stock, convertible bridge loan and warrants were excluded from the computation of basic and diluted net loss per common share for the periods presented because including them would have been anti-dilutive:

	2006	2005
Redeemable convertible preferred stock	13,704,875	10,922,083
Common stock subject to purchase	48,192	72,799
Convertible Bridge Loan	1,793,401	—
Options to purchase common stock	1,840,373	1,351,543
Common stock warrants	102,589	102,589
Preferred stock warrants	279,700	68,148

Pro forma basic and diluted net loss per common share have been computed to give effect to the conversion of the Company’s convertible preferred stock, the convertible Bridge Loan and the 2007 Bridge Loan (See Note 20, Subsequent events) (using the if-converted method) into common stock.

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

6. Property and Equipment

Property and equipment consist of the following at December 31,

	2006	2005
DigiScope equipment on lease to customers	$1,663,417	$1,391,610
Furniture, fixtures and other equipment	359,830	320,537
Motor vehicles	17,665	24,665
	2,040,912	1,736,812
Less: accumulated depreciation	(605,734)	(428,875)
	1,435,178	1,307,937
DigiScope sub-assemblies	309,201	454,232
	$1,744,379	$1,762,169

At December 31, 2006 and 2005, accumulated depreciation includes $395,013 and $323,949, respectively, for assets on lease to customers.

Depreciation expense was $406,496 and $255,072 for the years ended December 31, 2006 and 2005, respectively.

7. Accrued Liabilities

Accrued liabilities consisted of the following at December 31:

	2006	2005
Bonuses and commissions	$336,774	$306,217
Professional services	242,317	137,422
Research and development	37,500	—
Non-income taxes	35,939	66,502
Other miscellaneous accruals	79,989	27,578
	$732,519	$537,719

8. Convertible Bridge Loan

On December 28, 2006, the Company obtained a convertible bridge loan in the amount of $2,500,000 from two of its major Series B convertible preferred stock (“Series B”) investors. The loan bears interest at 10% per annum and is payable upon the earlier of conversion of the convertible loan or at their maturity date. Unless earlier converted into equity securities, the convertible loan is due and payable twelve months after issuance. This loan is subordinate to the current outstanding debt of the Company. Interest expense on the convertible loan for the year ended December 31, 2006 is $2,055.

The convertible loan together with accrued interest is convertible into the Company’s Series B, (i) automatically, upon the closing of the Company’s next round of preferred stock financing with cash proceeds of at least $5 million, or upon an initial public offering of shares of the Company’s common stock; or (ii) at the option of the loan-holders at, (a) maturity, if not converted earlier, or (b) at the time of sale of the Company, at a conversion price of $1.394 per share.

In connection with the convertible bridge loan, the Company issued warrants to the loan-holders, which were valued at $636,305 using the Black-Scholes Model (See Note 11, Preferred stock warrants). This amount is being accreted as additional debt discount over the twelve-month period of the loan.

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

9. Long-Term Debt

Long-term debt consists of the following at December 31:

	2006	2005
Long-term debt	$4,000,000	$—
Less: fair value of Series B Preferred warrant issued in relation with the loan	(288,805)	—
	3,711,195	—
Add: Accretion of the debt discount	67,593
Add: Accretion of the additional fee payment	70,213
	3,849,001	—
Less: current portion	(400,451)
Long-term portion of the long-term debt	$3,448,550	$—

On February 8, 2006, the Company obtained a $4 million, long-term debt (the “Loan”), which is collateralized by a first lien on all of the Company’s assets excluding its intellectual property. The loan is repayable in full on December 1, 2009. The terms of the Loan require monthly interest-only payments through December 31, 2006, at a rate of prime plus 5.00%. In relation to the Loan, the Company issued the lender a warrant to purchase 229,555 shares of its Series B, at a price of $1.394 per share, which was valued at $288,805 using the Black-Scholes Model (See Note 9, Preferred stock warrants) and is being accreted as additional debt discount. $67,593 was accreted during 2006 and charged to interest expense. The terms of the Loan also require the Company to make an additional payment of $300,000 at maturity. This additional fee is being accreted over the term of the Loan as interest expense. During 2006 $70,213 was accreted.

On December 28, 2006, the Company agreed in principal to amend the terms of its Loan. Under the amended loan agreement, which was closed on January 29, 2007, (i) the principal payments were deferred until October 1, 2007 at which time the Loan will be repayable in twenty-seven equal monthly payments of principal and interest, through December 1, 2009; (ii) interest during the period January 1, 2007 to September 30, 2007 was fixed at the prime rate in effect at that date, and thereafter at prime plus 2.00%; (iii) the additional payment at maturity was increased by $160,000 to $460,000; (iv) the collateral was enhanced to include the Company’s general intangibles, including all intellectual property; and (v) grant of an additional warrant to purchase 71,736 shares of its Series B at a price of $1.394 per share. The debt has been classified to reflect these amended terms.

The following is the maturity of the obligations under the amended long-term loan agreement:

For the year ended December 31,

2007	$400,451
2008	1,708,007
2009	2,351,542
2010 and thereafter	—
$4,460,000

Interest expense including accretion, for the years ended December 31, 2006 and 2005 was $594,027 and $0, respectively.

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

10. Income Taxes

A reconciliation of tax expense computed at the statutory federal tax rate on loss from operations before income taxes to the actual income tax expense for the years ended December 31 is as follows:

	2006	2005

Federal income tax	(34.0)%	(34.0)%
State income tax, net of federal income tax effect	(1.2)	(4.0)
Permanent differences and other	0.4	0.2
Valuation allowance	34.8	37.8
Effective income tax rate	0.0%	0.0%

The components of the Company’s deferred tax assets and liabilities at December 31, were:

	2006	2005
Deferred tax assets:
Net operating loss carryforwards	$7,504,590	$5,026,530
Depreciation and amortization	11,799	—
Original issue discount	28,232	—
Accrued expenses and reserves	100,182	81,182
Total deferred tax assets	7,644,803	5,107,712
Deferred tax liabilities:
Depreciation and amortization	—	7,241
Prepaid expenses	9,179	17,418
Total deferred tax liabilities	9,179	24,659
Valuation allowance	7,635,624	5,083,053
Net deferred tax assets	$—	$—

At December 31, 2006, the Company had federal net operating loss carryforwards (“NOLs”) available for use of approximately $20.3 million which begin to expire in 2025. The Company also has state net operating losses in various jurisdictions that begin to expire in 2009. As required by SFAS 109, Accounting for Income Taxes, the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of NOLs. Management has determined that it is more likely than not that the Company will not realize the benefits of its federal and state net deferred tax assets before they expire and, as a result, a valuation allowance of 100%, or $7,635,624 and $5,083,053, has been established at December 31, 2006 and 2005, respectively.

The Company has established contingency reserves related to income taxes in accordance with SFAS 5, Accounting for Contingencies. These reserves predominantly relate to various state matters and are included in current liabilities on the balance sheet.

The limitation imposed by Section 382 places an annual limitation on the amount of NOLs, certain built-in items of deduction or loss and tax credit carryovers that can be utilized. In addition, certain states follow Section 382 limitation and impose limitations of utilization of the state NOLs. The Company has estimated that the Section 382 limitation from the January 2004 ownership change eliminated its ability to utilize federal and certain state NOLs generated prior to the date. As a result, the Company has not included in the deferred tax assets any federal NOLs generated prior to January 2004, or for the state NOLs that follow Section 382 or for items that are expected to generate recognized built-in losses or deductions subsequent to the ownership change. Future changes in our ownership could further affect the limitation in future years.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. FIN 48 defines the threshold for recognizing tax return positions in the financial statements as “more

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

10. Income Taxes – (continued)

likely than not” that the position is sustainable, based on its technical merits. FIN 48 also provides guidance on the measurement, classification and disclosure of tax return positions in the financial statements. FIN 48 is effective for the first fiscal year beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to the beginning balance of retained earnings in the period of adoption. The Company believes that FIN 48 will not have a material effect on its financial position, results of operations or cash flows.

11. Preferred Stock Warrants

Convertible Bridge Loan Warrants

In December 2006, in connection with the issuance of the convertible bridge loan (See Note 8, Convertible bridge loan), the Company issued the lenders warrants to purchase shares of the class and series of the Company’s equity securities which are sold in its next qualified financing occurring prior to December 28, 2007, or in the event that the Company does not complete a qualified financing prior to December 28, 2007, shares of its Series B. The exercise price of such warrants will be equal to the per share price of the equity securities sold in such qualified financing or if there is no qualified financing, $1.394 per share. Each lender was issued a warrant exercisable for the value of shares equal to 30% of the amount of the bridge loan. Therefore, in the event a qualified financing does not occur prior to December 28, 2007, 538,020 shares of Series B will be issuable pursuant to these warrants. The warrants expire December 28, 2012.

The fair value of the warrant was estimated at $1.18 per share or $636,305 in the aggregate, and was recorded as a liability (See Note 8, Convertible bridge loan) and will be adjusted to fair value at each reporting period with any increase or decrease in fair value reported as other expense. The warrants were valued using the Black-Scholes model with the following inputs:

Exercise price	$1.394
Stock price	$1.394
Contractual term	6 years
Volatility	111%
Dividend yield	0%
Risk free rate	4.74%

Long-Term Debt Warrants

In February 2006, in connection with the long-term debt (See Note 9, Long-term debt), the Company issued the lender a warrant to purchase 229,555 shares of its Series B, at an exercise price of $1.394 per share. The warrant expires February 8, 2014 or two years after the effective date of a public offering of the Company’s common stock. In January 2007, in connection with the restructuring of the loan agreement, the warrant was amended to include a share price protection such that, in the event a future round of preferred stock equity financing in which all the Series B are converted into the Company’s common stock results in net aggregate proceeds to the Company equal to or in excess of $5 million closes at a price below $1.394, the purchase price for the warrants issued to the lender will be reduced to the lowest per share price paid by an investor in that round and with commensurate terms.

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

11. Preferred Stock Warrants – (continued)

The estimated fair value of the warrant was computed to be $1.26 per share or $288,805 in the aggregate, and was recorded as a liability (See Note 9, Long-term debt) and will be adjusted to fair value at each reporting period with any increase or decrease in fair value reported as other expense. The warrants were valued using the Black-Scholes model with the following inputs:

Exercise price	$1.394
Stock price	$1.394
Contractual term	8 years
Volatility	111%
Dividend yield	0%
Risk free rate	4.58%

In January 2007, in connection with and in consideration for restructuring of the long-term debt (See Note 9, Long-term debt), the Company granted the lender an additional warrant to purchase 71,736 shares of Series B at a price of $1.394 per share. The warrant will expire January 29, 2014 or two years after the effective date of a public offering of the Company’s common stock.

Preferred Stockholders’ Warrants

In January 2004, in connection with the initial issuance of the Series B, certain lenders who converted their debt into Series B were granted purchase warrants for 68,148 shares of Series B at an adjusted reverse stock-split price of $1.394 per share. The warrants expire on various dates between March 13 and December 23, 2008.

The estimated fair value of the warrant was computed to be $1.04 per share or $70,699 in the aggregate. The warrants have been classified as liabilities and will be adjusted to fair value at each reporting period with any increase or decrease in fair value reported as other expense. The warrants were valued using the Black-Scholes model with the following inputs:

Exercise price	$1.394
Stock price	$1.394
Contractual term	4 years
Volatility	100%
Dividend yield	0%
Risk free rate	2.40%

12. Series B Redeemable Convertible Preferred Stock

Authorized Shares

On June 26, 2005, the Company’s board of directors approved a 1-for-10 reverse stock split of the Company’s common stock and Series B convertible preferred stock. The reverse stock split became effective on June 27, 2005 upon the filing by the Company of an amended and restated certificate of incorporation with the Delaware Secretary of State. All share information in the financial statements and notes has been adjusted for this reverse split. The Company also amended its authorized capital stock to consist of 30,900,000 shares including 13,800,000 shares of preferred stock, $.001 par value per share, all of which were designated as Series B.

In January 2006, the Company increased its authorized capital stock to 34,800,000 shares, including 15,000,000 shares of preferred stock, $.001 par value per share, all of which were designated as Series B. As of December 31, 2006, the Company had 13,704,875 shares of Series B issued and outstanding.

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

12. Series B Redeemable Convertible Preferred Stock – (continued)

Issuances

During 2004 in a series of closings, the Company sold a total of 8,324,674 shares (post 1-for-10 reverse stock split) of Series B at a price of $1.394 per share, payable either in cash or by the surrender of debt instruments or other evidence of indebtedness. Gross proceeds to the Company totaled $11,604,626, of which $422,489 represented the conversion of debt into stock. Holders of the converted debt were granted warrants to acquire 68,148 shares of Series B at $1.394 per share (See Note 11, Preferred stock warrants).

In 2005, the Company sold an additional 5,380,201 shares of Series B at a price of $1.394 per share, resulting in gross proceeds to the Company of $7,500,000.

The preferred stock is characterized by:

Dividends

Holders of Series B are not entitled to receive dividends except that they will be afforded the same rights in respect of dividends to which any other series or class of preferred stock may be entitled. Holders of Series B are also entitled to receive dividends in the event the Company declares a dividend on its common stock, such dividends to be payable on the number of shares of common stock into which the Series B are then convertible.

Voting Rights

Holders of Series B are generally entitled to vote together with the holders of the Company’s common stock as a single class on all matters and are entitled to the number of votes equal to the number of shares of common stock into which each share of Series B is convertible. The Company is not permitted, without the prior approval of the holders of Series B, to take certain actions, including but not limited to, altering the rights or preferences of the Series B holders, changing the number of directors on its board of directors, or entering into a transaction which would result in the sale of more than 25% of its assets.

Holders of Series B voting as a separate class are entitled to elect three directors to the Company’s board of directors. In addition, voting along with the common stockholders, Series B holders elect the other directors of the Company.

Conversion

Each share of Series B is convertible, at the option of the holder, into a number of fully paid non-assessable shares of common stock, as is determined by dividing the Series B purchase price (as adjusted) by the conversion price. Initially, the conversion price is set to be equal to the Series B purchase price. The conversion price of the Series B is subject to future adjustments, including but not limited to the issuance of additional shares of common stock or options at a price that is deemed to be less than the conversion price then in effect.

As per the amended certificate of incorporation in January 2007, unless waived by each holder of Series B that owns, with its affiliates, more than 15% of the then outstanding Series B (“Major Holders”), all outstanding shares of Series B will be automatically converted into common stock upon the closing of a public offering in which the gross proceeds to the Company are $15 million or more, and common stock is listed on the New York Stock Exchange, the Nasdaq National Market, or American Stock Exchange. In addition, all outstanding shares of Series B will be automatically converted into common stock if holders of a majority of the Series B, which must include all Major Holders, so elect.

Redemption

Commencing January 14, 2009, upon 90 days’ notice the holders of a majority of Series B, at their option, can require the Company to redeem the Series B at a price per share equal to $1.394 per share plus an amount equal to

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

12. Series B Redeemable Convertible Preferred Stock – (continued)

the dividend payments that would be payable on the Series B assuming the accrual of cumulative cash dividends at an annual rate of 10% compounded annually from January 14, 2004, the Series B original issue date. $2,717,350 and $2,275,449 were accreted to Series B’s redemption value for the years ended December 31, 2005 and December 31, 2006.

Liquidation Preference

In the event of a liquidation, dissolution or winding-up of the Company, the holders of Series B are entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment to the holders of common stock, an amount per share equal to the sum of the Series B purchase price and all accrued but unpaid dividends thereon. Thereafter, holders of Series B share ratably with the holders of the Company’s common stock in any excess assets.

13. Shareholders’ Equity

Authorized Shares

In June 2005, the Company’s board of directors approved a 1-for-10 reverse stock split of the Company’s common stock. The Company also amended its authorized capital stock to consist of 30,900,000 shares of which 17,100,000 shares were designated common stock, $.001 par value per share.

In January 2006, the Company increased its authorized capital stock to 34,800,000 shares, of which 19,800,000 shares were designated common stock, $.001 par value per share.

As of December 31, 2006, the Company had 734,362 shares of common stock issued and outstanding.

Common stock is characterized by:

Voting Rights

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders.

Dividends

Common stockholders are not entitled to receive dividends unless declared by the Company’s board of directors.

Relative Rights and Liquidation

The rights of the holders of the Company’s common stock are subordinate to the rights of the holders of Series B. In the event of a liquidation, dissolution or winding-up of the Company, common stockholders are entitled to share ratably with the holders of Series B in any assets remaining after payment in full of all amounts due the holders of Series B.

Common Stock Subject to Purchase

In December 2004, the Company granted 112,443 of restricted shares to one of its executives, for a subscription receivable of $28,111. These shares have a right of purchase by the Company at the original issuance price of $0.25 per share. The restriction lapses ratably over a four-year period commencing January 15, 2004. As of December 31, 2006, 70,277 shares had vested and the Company’s right of purchase had lapsed. In March 2007, the Company entered into an agreement with the holder to purchase the remaining 42,166 unvested shares at $0.25 per share.

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

14. Common Stock Warrants

Neurometrix Warrants

In October 2006, in connection with an agreement with Neurometrix, Inc. (“Neurometrix”) (See Note 16, Significant agreements), the Company agreed to issue warrants to purchase up to 500,000 shares of the Company’s common stock at an exercise price of $0.16 per share, subject to adjustment for stock splits. The warrants are subject to an annual vesting schedule based on achievement by Neurometrix of annual performance milestones as outlined in the agreement. This contract is effective January 1, 2007 and continues through December 31, 2011. Any warrants issued under this contract expire October 24, 2016.

The Johns Hopkins University Warrants

In April 2004, the Company granted a warrant to The Johns Hopkins University (“JHU”) for 102,589 shares of its common stock at a price of $1.394 per share (post 1-for-10 reverse stock split), issued in connection with the execution of an amendment to a license agreement with JHU. The warrants expire April 30, 2009.

15. Share-Based Compensation

In July 2002, the Company’s board of directors adopted the 2002 Equity Incentive Plan (the “2002 Stock Plan”). The 2002 Stock Plan provides for the granting of incentive and non-statutory stock options, stock bonuses and restricted stock to employees, directors and consultants of the Company. As of December 31, 2006, 56,000 shares of common stock were authorized for issuance under the 2002 Stock Plan. The options granted under the 2002 Plan vested immediately upon date of grant.

In March 2004, the Company’s board of directors adopted the 2004 Equity Incentive Plan (the “2004 Stock Plan”). The 2004 Stock Plan provides for the granting of incentive and non-statutory stock options, stock bonuses and rights to acquire restricted stock to employees, directors and consultants of the Company. As of December 31, 2006, 3,000,000 shares of common stock were authorized for issuance under the 2004 Stock Plan. The options granted under the 2004 Plan generally vest ratably over a four-year period and expire ten years from the date of grant. Under the 2004 Stock Plan, all stock awards become fully vested and exercisable at the time of a Change in Control (as defined in the plan). In March 2007, an additional 1,600,000 shares of common stock were authorized for issuance under the 2004 Stock Plan.

According to the 2002 and 2004 Plans, the exercise price of stock options issued may not be less than the fair market value of the Company’s common stock on the date of grant in the case of incentive stock options, and not less than 85% of the fair market value of the common stock on the date of grant in the case of both non-statutory stock options and restricted stock, as determined by the Company’s board of directors. Fair market value estimates are based upon several factors including, progress and milestones attained in the Company’s business, subsequent rounds of financing and in 2006 contemporaneous valuations from an unrelated valuation expert.

Date of Issuance	Number of Options	Exercise Price	Fair Value Estimate Per Share	Intrinsic Value Per Share

1/25/2006	345,100	$0.25	$0.25	$—
2/22/2006	17,000	0.25	0.25	—
6/27/2006	24,500	0.16	0.16	—
7/25/2006	15,000	0.16	0.16	—
9/26/2006	127,500	0.16	0.16	—
10/24/2006	200,000	0.16	0.16	—
12/22/2006	5,000	0.16	0.16	—

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

15. Share-Based Compensation – (continued)

A summary of the activity under the Company’s 2002 and 2004 Stock Plans, for the years ended December 31, 2005 and 2006 is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2004	1,807,370	$0.27
Granted at fair value	439,786	0.25
Exercised	—	—
Forfeited/Cancelled	(335,219)	0.25
Outstanding at December 31, 2005	1,911,937	0.27
Granted at fair value	734,100	0.20
Exercised	(6,145)	0.25
Forfeited/Cancelled	(1,581,318)	0.25
Outstanding, at December 31, 2006	1,058,574	$0.24

Related information for options outstanding and exercisable as of December 31, 2006 under the stock plans is as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Options Outstanding	Weighted- Average Remaining Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted- Average Exercise Price
$0.10	3,796	5.2	$0.10	3,796	$0.10
$0.16	357,000	9.4	0.16	—	0.16
$0.25	668,278	7.7	0.25	361,447	0.25
$1.40	29,500	6.9	1.40	29,500	1.40
	1,058,574	8.3	$0.24	394,743	$0.33

The total intrinsic value of options exercised in 2006 was $0. The total intrinsic value of options outstanding and options exercisable at December 31, 2006 was $2,171. The weighted average remaining contractual life of options exercisable at December 31, 2006 was 7.47 years.

The Company estimated the fair value of its stock options using the Black-Scholes option pricing model, applying the weighted-average assumptions in the table below:

2006
Risk-free interest rate	4.37% – 5.11%
Expected dividend yield	0
Expected option term	6.25 years
Volatility	111%
Weighted average fair value of options granted	$0.13

The risk-free interest rate assumption is based on the United States Treasury’s zero-coupon bonds with an average term of 6.25 years, corresponding to the expected option term, on the date the option was granted. The expected dividend yield is zero because the Company does not currently pay dividends nor expect to do so during the expected option term. The expected option term of 6.25 years has been determined using the simplified method as allowed by Staff Accounting Bulletin No.107, Share-based Payment. The volatility assumption is based on a review of comparable public medical device companies and expected future stock price volatility. The Company divided its employees into two classes for the purposes of determining an appropriate pre-vesting forfeiture rate, which is based on the historical and projected average turnover rate for each class.

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

15. Share-Based Compensation – (continued)

The Company recorded stock-based compensation expense of $7,764 for the year ended December 31, 2006, which was classified into sales and marketing expense: $2,278 and general and administrative expense: $4,857.

The income tax benefit recognized in the statements of operations for the deductible portion of share-based compensation is $0 for the year ended December 31, 2006.

A summary of the status of the Company’s non-vested shares as of December 31, 2006 is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2005	1,298,466	$0.04
Granted	734,100	0.13
Vested	(366,663)	0.03
Forfeited/Cancelled	(974,822)	0.07
Non-vested at December 31, 2006	691,081	$0.09

The total fair value of options that vested during 2006 was $12,469.

As of December 31, 2006, there was $41,570 of unrecognized compensation related to non-vested employee stock options, which is expected to be recognized over a weighted average period of 3.6 years.

A summary of the stock options vested and expected to vest as of December 31, 2006 is presented below:

Number of Shares(1)	Weighted- Average Exercise Price	Weighted- Average Contractual Remaining Life (Years)	Aggregate Intrinsic Value(2)

$1,015,827	$0.25	8.27	$120,221

——————

(1)

The expected-to-vest options are the result of applying the pre-vesting forfeiture rate to the total outstanding options.

(2)

The aggregate intrinsic value represents the total pre-tax intrinsic value (the aggregate difference between the closing stock price of the Company’s common stock on December 31, 2006, and the exercise price for in-the-money options) that would have been received by the option holders if all the in-the-money had been exercised on December 31, 2006.

16. Significant Agreements

In October 2006, the Company entered into a long-term agreement with Neurometrix. Under this agreement Neurometrix was granted an exclusive US license to market, brand and sell the DigiScope to physician practices, clinics, surgery centers and hospitals, exclusive of ophthalmology and optometry practices, which begins January 1, 2007. Neurometrix will also be responsible for sales and customer service for the DigiScope to these customers. In addition, under this agreement Neurometrix will assume responsibility for billing and collecting of the Company’s customers, both those obtained under this agreement and any of the Company’s legacy physician practices, clinics, surgery centers and hospitals, exclusive of ophthalmology and optometry customers.

See Note 14, Common stock warrants for a description of the warrants, issuable in connection with this agreement.

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

17. 401(k) Plan

The Company has a qualified defined-contribution 401(k) plan (the “Plan”) for all its employees who meet certain eligibility requirements. Employee contributions are permitted up to the maximum allowed under the Internal Revenue Code. The Plan permits the Company to make discretionary contributions to match employee contributions. For the years ended December 31, 2006 and 2005, the Company made no matching employer contributions to the Plan.

18. Commitments and Contingencies

Legal Matters

From time to time, third parties assert claims against the Company arising from the normal course of business activities. There are no claims as of December 31, 2006 that, in the opinion of management, might have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Purchase Commitments

The Company sources certain components of the DigiSscope from vendors in China, and thus routinely enters into purchase commitments with such vendors. Generally, such purchase commitments involve making advance payments, payments upon shipment, and a final payment after receipt of goods.

At December 31, 2006 and 2005, the Company had outstanding purchase commitments of $641,991 and $560,753, respectively, of which $498,897 and $295,452, respectively were paid in advance. These prepayments are for DigiScope sub-assemblies and are reported as deposits.

Lease Commitments

As of December 31, 2006, future minimum lease payments under non-cancelable operating leases, primarily for the lease for the Company’s head office facility, are as follows:

2007	$185,241
2008	170,038
2009	141,345
2010 and thereafter	—
Total minimum lease payments	$496,624

Total recorded rent expense was $196,667 and $218,012 for the years ended December 31, 2006 and 2005, respectively. The Company records rent expense for its facility on a straight line basis over the term of the lease. Accordingly, the Company has recorded deferred rent expense at December 31, 2006 and 2005 of $42,473 and $48,454, respectively.

19. Related Party Transactions

Bain Capital Venture and its affiliates and Radius Venture Partners (the “Major Investors”) are significant investors in the Company, owning between them approximately 85% of the Company’s Series B at December 31, 2006. In December 2006, the Major Investors lent the Company $2,500,000 in unsecured convertible promissory notes (See Note 8, Convertible bridge loan) and in connection with the financing were issued preferred stock warrants (See Note 11, Preferred stock warrants). At December 31, 2006, the amount due the Major Investors was $2,502,055, including $2,055 in accrued interest.

EYETEL IMAGING, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

20. Subsequent Events

In January 2007, the Company offered all other Series B investors who were accredited investors the opportunity to participate in the Bridge Financing on the same terms as those granted the two major investors. Through May 2007, the Company obtained additional bridge loans in the amount of $3,807,684 from both new and existing lenders and $119,292 from certain Series B stockholders. The terms of this loan are the same as those of the December 2006 convertible bridge loan (See Note 8, Convertible bridge loan).

In March 2007, the Company’s board of directors approved an amendment to increase the Company’s authorized capital stock to consist of 60,000,000 shares with 35,000,000 shares designated as common stock, $.001 par value per share, and 25,000,000 shares designated as Series B convertible preferred stock, $.001 par value per share. The board approved amendments to the Company’s certificate of incorporation to provide for mandatory conversion, of Series B upon an initial public offering.

In March 2007, the Company’s board of directors approved grants of 3,106,184 options of its common stock under the 2004 Stock Plan at an exercise price of $0.34 per share.

Until                        , 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

		$ Shares Common Stock

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

TABLE OF CONTENTS
	Page

Prospectus Summary	1	PROSPECTUS
The Offering	6
Summary Financial Data	7
Risk Factors	9
Special Note Regarding Forward-Looking Statements	25
Use of Proceeds	27
Dividend Policy	28
Dilution	29
Capitalization	31	Maxim Group LLC
Management’s Discussion and Analysis of Financial Condition and Results of Operations	32
Business	42
Management	56
Security Ownership of Certain Beneficial Owners and Management	65
Certain Relationships and Related Party Transactions	67
Description of Capital Stock	69
Shares Eligible for Future Sale	72
Underwriting	74
Legal Matters	79
Experts	79	, 2007
Where You Can Find Additional Information	79
Index to Financial Statements	F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, our amended and restated certificate of incorporation (which will take effect in connection with the closing of this offering) eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•

from any breach of the director’s duty of loyalty to us or our stockholders;

•

from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•

under Section 174 of the Delaware General Corporation Law; and

•

from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we expect to enter into new or amended indemnification agreements with each of our directors and executive officers prior to completion of the offering.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee and the NASD Filing Fee.

SEC Registration Fee	$883
American Stock Exchange Listing Fee	*
NASD Filing Fee	*
Printing and Engraving Fees	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Blue Sky Fees and Expenses	5,000
Transfer Agent and Registrar Fees	*
Miscellaneous	*
Total	*

——————

*

To be completed by amendment

Item 26. Recent Sales of Unregistered Securities.

Issuances of Capital Stock, Convertible Notes and Warrants

During the last three years, we have issued and sold the following securities without registration under the Securities Act of 1933, as amended:

(1) On January 14, March 12, June 11, July 6, November 22, November 23 and November 29, 2004, we issued and sold an aggregate of 8,324,674 shares of our Series B Convertible Preferred Stock, par value $.001 per share (“Series B Preferred Stock”) to 63 institutional and other investors for an aggregate consideration of $11,604,626, of which $422,489 was paid in the form of forgiveness of indebtedness. These sales were made in reliance on Section 4 securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in these transactions. All recipients either received adequate information about us or had access to such information.

(2) In December 2004, we issued warrants to purchase an aggregate of 68,149 shares of our Series B Preferred Stock (or under certain circumstances our common stock) for an initial exercise price of $1.394 per share to five investors pursuant to certain bridge loan agreements dated March 13, 2003 and June 27, 2003, in exchange for certain warrants to purchase shares of our Series A Convertible Preferred Stock held by the investors. These warrants will expire on March 13, 2008. These issuances were made in reliance on Section 4(2) of the Securities Act. The five investors represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the warrant certificates and other instruments issued in these transactions. The investors also represented that they were accredited investors, as defined under applicable federal and state securities laws.

(3) On April 30, 2004, we issued warrants to purchase 102,589 shares of our common stock for an initial exercise price of $1.394 per share to The Johns Hopkins University pursuant to the Amendment to License Agreement between us and The Johns Hopkins University dated as of April 30, 2004. This warrant will terminate on April 30, 2009, or if not exercised prior to the closing of an initial public offering. This issuance was made in reliance on Section 4(2) of the Securities Act. The Johns Hopkins University represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the warrant certificates and other instruments issued in these transactions.

(4) On June 27 and August 25, 2005, we issued and sold an aggregate of 5,380,201 shares of our Series B Preferred Stock to 26 institutional and other investors for an aggregate consideration of $7,500,000. These sales were made in reliance on Section 4(2) of the Securities Act. The recipients of securities in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in these transactions. All recipients either received adequate information about us or had access to such information.

(5) On February 4, 2005, we issued and sold 112,443 shares of our restricted common stock, par value $0.001 per share to Donald Foscato for an aggregate consideration of $28,110.91. The shares were paid for with a secured full recourse promissory note. These sales were made in reliance on Rule 701 of the Securities Act. The recipient of securities in this transaction represented his intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in these transactions. The recipient either received adequate information about us or had access to such information.

(6) On February 8, 2006 and January 29, 2007, we issued warrants to purchase an aggregate of 301,291 shares of our Series B Preferred Stock (or under certain circumstances, shares of a subsequent series of preferred stock) for an initial exercise price of $1.394 per share to Lighthouse Capital Partners V, L.P. as partial consideration for Lighthouse Capital Partners making certain secured loans to us in the aggregate amount of $4,000,000. These issuances were made in reliance on Section 4(2) of the Securities Act. Lighthouse Capital Partners represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the warrant certificates and other instruments issued in these transactions. Lighthouse Capital Partners received adequate information about us or had access to such information.

(7) On October 24, 2006, we issued warrants to purchase 500,000 shares of our common stock for an initial exercise price of $.16 per share to NeuroMetrix, Inc. as partial consideration for an exclusive marketing arrangement. This issuance was made in reliance on Section 4(2) of the Securities Act. This issuance was made in reliance on Section 4(2) of the Securities Act. NeuroMetrix represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in these transactions. NeuroMetrix received adequate information about us or had access to such information.

(8) On December 28, 2006 and in April and May 2007, we issued and sold promissory notes (“Notes”) in an aggregate principal amount equal to $6,426,976 to certain institutional and other investors. The final closing of these transactions occurred on May 2, 2007. The notes are convertible under certain circumstances into shares of a subsequent series of our preferred stock at a conversion price equal to the lowest price paid per share in the subsequent series (or under certain circumstances, shares of Series B Preferred Stock at a conversion price equal to $1.394 per share). These sales were made in reliance on Section 4(2) of the Securities Act. The recipients of securities in this transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in these transactions. All recipients either received adequate information about us or had access to such information.

(9) In connection with the issuance and sale of the Notes, on December 28, 2006 and in April and May, 2007, we issued and sold warrants to purchase the number of shares of our Series B Preferred Stock (or under certain circumstances, shares of a subsequent series of preferred stock) that can be purchased at $1.394 per share (or, in the case of a subsequent series of preferred stock, a price equal to the price paid by investors for the subsequent series) with aggregate proceeds equal to 30% of the outstanding principal amount of such purchasers’ Notes. These sales were made in reliance on Section 4(2) of the Securities Act. The recipients of securities in this transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in these transactions. All recipients either received adequate information about us or had access to such information.

Certain Grants and Exercises of Stock Options

During the three years ended December 31, 2006, we granted options to purchase 3,043,792 shares of our common stock pursuant to our 2002 and 2004 Equity Incentive Plans without registration pursuant to Rule 701 under the Securities Act. During the three months ended March 31, 2007, we granted options to purchase 3,106,184 shares of our common stock pursuant to our 2004 Equity Incentive Plan. We were not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, at the time these grants were made. No options were exercise in 2004 or 2005, 6,145 options were exercised in 2006 and 34,750 options were exercised in the first quarter 2007.

Item 27. Exhibits.

1.1*	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation effective June 27, 2005
3.1(a)	Amendment to Amended and Restated Certificate of Incorporation effective January 23, 2006
3.1(b)	Amendment to Amended and Restated Certificate of Incorporation effective April 19, 2007
3.1(c)	Certificate of Correction for Amended and Restated Certificate of Incorporation effective April 20, 2007
3.1(d)	Amendment to Amended and Restated Certificate of Incorporation effective May 2, 2007
3.2*	Form of Amended and Restated Certificate of Incorporation that will become effective upon completion of the offering
3.3	Amended and Restated Bylaws of the Registrant
3.4*	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of the initial public offering
4.1	Preferred Stock Purchase Warrant, dated as of February 8, 2006, issued by the Registrant to Lighthouse Capital Partners V, L.P., as amended on January 29, 2007

4.2	Preferred Stock Purchase Warrant, dated as of January 29, 2007 issued by the Registrant to Lighthouse Capital Partners V, L.P.
4.3

Form of Preferred Stock Purchase Warrant, dated as of January 14, 2004, issued by the Registrant to each of the following:  MVP America, L.P., Steve Cumbie, Peter Lunt, Maryland Department of Business and Economic Development and Eli Lilly and Company

4.4

Note and Warrant Purchase Agreement, dated as of December 28, 2006 between the Registrant to each of the following:  Bain Capital Venture Fund 2001, L.P., BCIP Associates III, LLC, BCIP Associates III-B, LLC, Brookside Capital Partners Fund, L.P., Radius Venture Partners II, L.P. and RGIP, LLC

4.4(a)

Amendment to Note and Warrant Purchase Agreement, dated as of May 2, 2007 between the Registrant to each of the following:  Bain Capital Venture Fund 2001, L.P., BCIP Associates III, LLC, BCIP Associates III-B, LLC, Brookside Capital Partners Fund, L.P., Radius Venture Partners II, L.P. and RGIP, LLC

4.4(b)

Form of Preferred Stock Purchase Warrant, dated as of December 28, 2006 issued by the Registrant to each of the following:  Bain Capital Venture Fund 2001, L.P., BCIP Associates III, LLC, BCIP Associates III-B, LLC, Brookside Capital Partners Fund, L.P., Radius Venture Partners II, L.P. and RGIP, LLC

4.4(c)

Form of Promissory Note, dated as of December 28, 2006 issued by the Registrant to each of the following:  Bain Capital Venture Fund 2001, L.P., BCIP Associates III, LLC, BCIP Associates III-B, LLC, Brookside Capital Partners Fund, L.P., Radius Venture Partners II, L.P. and RGIP, LLC

4.5†	Warrant to Purchase Common Stock, dated as of October 24, 2006, issued by the Registrant to NeuroMetrix, Inc.
4.6	Warrant to Purchase Common Stock, dated as of April 30, 2004, issued by the Registrant to The Johns Hopkins University
4.7*	Form of Underwriter’s warrant certificate
5.1*	Opinion of Fulbright & Jaworski L.L.P.
10.1	License Agreement, dated as of January 14, 1997, between The Johns Hopkins University and the Registrant
10.1(a)	Amendment to License Agreement, dated as of October 21, 1997, between The Johns Hopkins University and the Registrant
10.1(b)	Amendment to License Agreement, dated as of June 2, 1999, between The Johns Hopkins University and the Registrant
10.1(c)	Amendment to License Agreement, dated as of May 5, 2004, between The Johns Hopkins University and the Registrant
10.1(d)	Amendment to License Agreement, dated as of May 2, 2007, between The Johns Hopkins University and the Registrant
10.2	EyeTel Reading Center Agreement, dated as of July 27, 2001, between The Johns Hopkins University (on behalf of the Wilmer Eye Institute) and the Registrant
10.2(a)	Amendment to EyeTel Reading Center Agreement, dated as of April 29, 2004, between The Johns Hopkins University (on behalf of the Wilmer Eye Institute) and the Registrant
10.3	Loan and Security Agreement, dated as of February 8, 2006, between Lighthouse Capital Partners V, L.P. and the Registrant
10.3(a)	Amendment to Loan and Security Agreement, dated as of July 13, 2006, between Lighthouse Capital Partners V, L.P. and the Registrant
10.3(b)	Amendment to Loan and Security Agreement, dated as of December 27, 2006, between Lighthouse Capital Partners V, L.P. and the Registrant
10.3(c)	Amendment to Loan and Security Agreement, dated as of January 29, 2007, between Lighthouse Capital Partners V, L.P. and the Registrant
10.3(d)	Amendment to Loan and Security Agreement, dated as of April 25, 2007, between Lighthouse Capital Partners V, L.P. and the Registrant

10.4†	Amended and Restated Exclusive License Agreement, dated as of April 30, 2007, between NeuroMetrix, Inc. and the Registrant
10.5	Amended and Restated Investor Rights Agreement, dated as of January 14, 2004, among the Registrant and certain of its stockholders named therein
10.5(a)	Amendment to Amended and Restated Investor Rights Agreement, dated as of February 8, 2006 among the Registrant and certain of its stockholders named therein
10.5(b)	Amendment to Amended and Restated Investor Rights Agreement, dated as of May 1, 2007 among the Registrant and certain of its stockholders named therein
10.6*	2007 Equity Incentive Plan of the Registrant
10.7*	Form of 2007 Equity Incentive Plan Stock Option Agreement
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Fulbright & Jaworski L.L.P. (See Exhibit 5.1)
24	Power of Attorney (included on signature page)

——————

*

To be filed by amendment.

†

Confidential treatment requested as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.

Item 28. Undertakings

The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and each post-effective amendment that contains a form of prospectus will be treated as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time will be treated as the initial bona fide offering of those securities.

The undersigned Registrant may elect to request acceleration of the effective date of the registration statement under Rule 461 under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbia, Maryland on May 4, 2007.

EYETEL IMAGING, INC.

By:	/s/ John C. Garbarino
John C. Garbarino President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of EyeTel Imaging, Inc., hereby severally constitute and appoint John C. Garbarino and Keith G. Frey, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ John C. Garbarino	President, Chief Executive Officer and Director	May 4, 2007
John C. Garbarino	(Principal Executive Officer)

/s/ Keith G. Frey	Chief Financial Officer	May 4, 2007
Keith G. Frey	(Principal Financial Officer and Accounting Officer)

/s/ James J. Nahirny	Director	May 4, 2007
James J. Nahirny

/s/ Jeffrey R. Crisan	Director	May 4, 2007
Jeffrey R. Crisan

/s/ Daniel C. Lubin	Director	May 4, 2007
Daniel C. Lubin

/s/ Arthur H. Spiegel, III	Director	May 4, 2007
Arthur H. Spiegel, III

EXHIBIT INDEX

1.1*	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation effective June 27, 2005
3.1(a)	Amendment to Amended and Restated Certificate of Incorporation effective January 23, 2006
3.1(b)	Amendment to Amended and Restated Certificate of Incorporation effective April 19, 2007
3.1(c)	Certificate of Correction for Amended and Restated Certificate of Incorporation effective April 20, 2007
3.1(d)	Amendment to Amended and Restated Certificate of Incorporation effective May 2, 2007
3.2*	Form of Amended and Restated Certificate of Incorporation that will become effective upon completion of the offering
3.3	Amended and Restated Bylaws of the Registrant
3.4*	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of the initial public offering
4.1	Preferred Stock Purchase Warrant, dated as of February 8, 2006, issued by the Registrant to Lighthouse Capital Partners V, L.P., as amended on January 29, 2007
4.2	Preferred Stock Purchase Warrant, dated as of January 29, 2007 issued by the Registrant to Lighthouse Capital Partners V, L.P.
4.3

Form of Preferred Stock Purchase Warrant, dated as of January 14, 2004, issued by the Registrant to each of the following:  MVP America, L.P., Steve Cumbie, Peter Lunt, Maryland Department of Business and Economic Development and Eli Lilly and Company

4.4

Note and Warrant Purchase Agreement, dated as of December 28, 2006 between the Registrant to each of the following:  Bain Capital Venture Fund 2001, L.P., BCIP Associates III, LLC, BCIP Associates III-B, LLC, Brookside Capital Partners Fund, L.P., Radius Venture Partners II, L.P. and RGIP, LLC

4.4(a)

Amendment to Note and Warrant Purchase Agreement, dated as of May 2, 2007 between the Registrant to each of the following: Bain Capital Venture Fund 2001, L.P., BCIP Associates III, LLC, BCIP Associates III-B, LLC, Brookside Capital Partners Fund, L.P., Radius Venture Partners II, L.P. and RGIP, LLC

4.4(b)

Form of Preferred Stock Purchase Warrant, dated as of December 28, 2006 issued by the Registrant to each of the following: Bain Capital Venture Fund 2001, L.P., BCIP Associates III, LLC, BCIP Associates III-B, LLC, Brookside Capital Partners Fund, L.P., Radius Venture Partners II, L.P. and RGIP, LLC

4.4(c)

Form of Promissory Note, dated as of December 28, 2006 issued by the Registrant to each of the following: Bain Capital Venture Fund 2001, L.P., BCIP Associates III, LLC, BCIP Associates III-B, LLC, Brookside Capital Partners Fund, L.P., Radius Venture Partners II, L.P. and RGIP, LLC

4.5†	Warrant to Purchase Common Stock, dated as of October 24, 2006, issued by the Registrant to NeuroMetrix, Inc.
4.6	Warrant to Purchase Common Stock, dated as of April 30, 2004, issued by the Registrant to The Johns Hopkins University
4.7*	Form of Underwriter’s warrant certificate
5.1*	Opinion of Fulbright & Jaworski L.L.P.
10.1	License Agreement, dated as of January 14, 1997, between The Johns Hopkins University and the Registrant
10.1(a)	Amendment to License Agreement, dated as of October 21, 1997, between The Johns Hopkins University and the Registrant
10.1(b)	Amendment to License Agreement, dated as of June 2, 1999, between The Johns Hopkins University and the Registrant
10.1(c)	Amendment to License Agreement, dated as of May 5, 2004, between The Johns Hopkins University and the Registrant
10.1(d)	Amendment to License Agreement, dated as of May 2, 2007, between The Johns Hopkins University and the Registrant

10.2	EyeTel Reading Center Agreement, dated as of July 27, 2001, between The Johns Hopkins University (on behalf of the Wilmer Eye Institute) and the Registrant
10.2(a)	Amendment to EyeTel Reading Center Agreement, dated as of April 29, 2004, between The Johns Hopkins University (on behalf of the Wilmer Eye Institute) and the Registrant
10.3	Loan and Security Agreement, dated as of February 8, 2006, between Lighthouse Capital Partners V, L.P. and the Registrant
10.3(a)	Amendment to Loan and Security Agreement, dated as of July 13, 2006, between Lighthouse Capital Partners V, L.P. and the Registrant
10.3(b)	Amendment to Loan and Security Agreement, dated as of December 27, 2006, between Lighthouse Capital Partners V, L.P. and the Registrant
10.3(c)	Amendment to Loan and Security Agreement, dated as of January 29, 2007, between Lighthouse Capital Partners V, L.P. and the Registrant
10.3(d)	Amendment to Loan and Security Agreement, dated as of April 25, 2007, between Lighthouse Capital Partners V, L.P. and the Registrant
10.4†	Amended and Restated Exclusive License Agreement, dated as of April 30, 2007, between NeuroMetrix, Inc. and the Registrant
10.5	Amended and Restated Investor Rights Agreement, dated as of January 14, 2004, among the Registrant and certain of its stockholders named therein
10.5(a)	Amendment to Amended and Restated Investor Rights Agreement, dated as of February 8, 2006 among the Registrant and certain of its stockholders named therein
10.5(b)	Amendment to Amended and Restated Investor Rights Agreement, dated as of May 1, 2007 among the Registrant and certain of its stockholders named therein
10.6*	2007 Equity Incentive Plan of the Registrant
10.7*	Form of 2007 Equity Incentive Plan Stock Option Agreement
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Fulbright & Jaworski L.L.P. (See Exhibit 5.1)
24	Power of Attorney (included on signature page)

——————

*

To be filed by amendment.

†

Confidential treatment requested as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.